As filed with the Securities and Exchange Commission on June 1, 1995
                                            Registration No. 33-58499





                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                     TO
                                  FORM S-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            MidSouth Bancorp, Inc.
            (Exact name of registrant as specified in its charter)


          Louisiana                           6711                     72-1020809
       (State or other            (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of incorporation     Classification Code Number)         Identification Number)
      or organization)


                            102 Versailles Boulevard
                                Versailles Centre
                           Lafayette, Louisiana  70501
                                 (318) 237-8343
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

            Copy to:                       C. R. CLOUTIER                         Copy to:
      ANTHONY J. CORRERO, III              P. O. Box 3745                        ALAN JACOBS
 Correro, Fishman & Casteix, L.L.P.   Lafayette, Louisiana  70502           McGlinchey Stafford Lang
           47th Floor                      (318) 237-8343           A Professional Limited Liability Company
     201 St. Charles Avenue          (Name, address, including zip           2777 Stemmons Freeway
New Orleans, Louisiana  70170-4700     code, and telephone number                Suite 925
                                     including area code, of agent           Dallas, Texas 75207
                                            for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon the date of the shareholders' meeting of Sugarland Bancshares, Inc. described in this registration statement.





      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.




      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                MIDSOUTH BANCORP, INC.
                                CROSS REFERENCE SHEET



          Item of Form S-4                         Location in Prospectus

                        A.  Information About the Transaction

          1.        Forepart of Registration Statement      Cover Page
                    and Outside Front Cover Page of
                    Prospectus

          2.        Inside Front and Outside Back Cover     Inside Cover; Table of Contents
                    Pages of Prospectus

          3.        Risk Factors, Ratio of Earnings to                 *
                    Fixed Charges and Other Information

          4.        Terms of Transaction                    Summary; The Plan

          5.        Pro Forma Financial Information         MidSouth Bancorp, Inc. Pro Forma
                                                            Condensed Combined Financial Statements
                                                            (Unaudited)

          6.        Material Contacts with the Company                 *
                    Being Acquired

          7.        Additional Information Required for                *
                    Reoffering by Persons and Parties
                    Deemed to be Underwriters

          8.        Interests of Named Experts and                     *
                    Counsel

          9.        Disclosure of Commission Position                  *
                    on Indemnification for Securities Act
                    Liability

                        B.  Information About the Registrant

          10.       Information with Respect to S-3                    *
                    Registrants

          11.       Incorporation of Certain Information               *
                    by Reference

          12.       Information with Respect to S-2 or      Information About MidSouth
                    S-3 Registrants

          13.       Incorporation of Certain Information    Information About MidSouth
                    by Reference

          14.       Information with Respect to Registrants            *
                    other than S-2 or S-3 Registrants

                        C.  Information About the Company Being Acquired

          15.       Information with Respect to S-3                    *
                    Companies

          16.       Information with Respect to S-2 or                 *
                    S-3 Companies

          17.       Information with Respect to             Information about Sugarland
                    Companies other than S-2 or S-3
                    Companies

                        D.  Voting and Management Information

          18.       Information if Proxies, Consents or
                    Authorizations are to be Solicited

                    (1)       Date, Time and Place          Introductory Statement-General
                              Information

                    (2)       Revocability of Proxy         Introductory Statement-Solicitation, Voting
                                                            and Revocation of Proxies

                    (3)       Dissenters' Rights of         Dissenters' Rights
                              Appraisal

                    (4)       Persons Making Solicitation   Introductory Statement-General

                    (5)       Interests of Certain Persons  Summary - Interests of Certain Persons in the
                              in Matters to be Acted Upon;  Mergers; The Plan - Interests of Certain
                              Voting Securities and         Persons in the Mergers; The Plan - Employee
                              Principal Holders Thereof     Benefits; Information About Sugarland -
                                                            Security Ownership of Principal Shareholders
                                                            and Management;  Security Ownership of
                                                            Management and Certain Beneficial Owners
                                                            of MidSouth

                    (6)       Vote Required for Approval    Introductory Statement-Shares Entitled to
                                                            Vote; Quorum; Vote Required

                    (7)       Directors and Executive       Information About Sugarland;
                              Officers; Executive           Information About MidSouth;
                              Compensation; Certain         Election of Directors of MidSouth;
                              Relationships and Related     Security  Ownership of Management
                              Transactions                  and Certain Beneficial Owners of MidSouth;
                                                            Executive Compensation and Certain
                                                            Transactions


          19.       Information if Proxies, Consents or                *
                    Authorizations are not to be Solicited
                    or in an Exchange Offer


          ____________________

          *  Not applicable or answer is in the negative.

                                    SUGARLAND BANCSHARES, INC.
                                       1527 W. Main Street
                                   Jeanerette, Louisiana  70544

                                          June  , 1995

          Dear Shareholder:

                    You  are  cordially invited to attend a Special Meeting
          of Shareholders of Sugarland Bancshares, Inc. ("Sugarland") to be
          held  on  July 19, 1995  at ___________  ___.m.,  local  time  at
          Sugarland's   main  office,  1527  W.  Main  Street,  Jeanerette,
          Louisiana.

                    At the  meeting, you will be asked to consider and vote
          upon a proposal to  approve  an  Agreement and Plan of Merger and related merger agreement (collectively,  the  "Plan") pursuant to which, among other things, Sugarland State Bank (the "Bank"), the banking  subsidiary  of Sugarland, will be merged  into  MidSouth
          National Bank ("MidSouth  Bank"),  the wholly-owned subsidiary of
          MidSouth Bancorp, Inc. ("MidSouth"),  and  Sugarland  will  merge into  MidSouth  (the "Holding Company Merger").  The terms of the
          Plan provide that,  on  the effective date of the Holding Company
          Merger, each outstanding  share of common stock of Sugarland will be converted into one share  of  MidSouth preferred stock as more fully  described  in  the  attached  Joint  Proxy  Statement  and
          Prospectus.   You are urged carefully to  read  the  Joint  Proxy
          Statement and Prospectus  in  its  entirety  for  a more complete description of the terms of the Plan and the proposed Mergers.

                    The Plan has been approved by your Board  of Directors.
          The Board believes, based on its own analysis and the  opinion of
          Sugarland's financial advisor (all of which are described  in the accompanying  Joint  Proxy  Statement  and  Prospectus), that the
          proposed  mergers  are  in  the  best  interest  of   Sugarland's
          shareholders.   After consummation of the proposed mergers,  you,
          as a new shareholder  of MidSouth, will own convertible preferred stock in MidSouth, which is intended to be publicly traded on the
          American  Stock Exchange  Emerging  Company  Marketplace.   As  a
          result of the  mergers,  the combined entities, through MidSouth, will be better able to offer a broad range of banking services to its  customers  and  to compete  more  effectively  with  holding companies  and  other  financial  institutions  in  the  changing economic and legal environment facing all financial institutions.

                    The Board of Directors recommends that you vote FOR the Plan and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.

                                           Very truly yours,




                                           D. J. Tranchina
                                           President


                                  SUGARLAND BANCSHARES, INC.
                                    1527 W. Main Street
                                 Jeanerette, Louisiana  70544

                          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON JULY 19, 1995


          Jeanerette, Louisiana
          June   , 1995

                    A   Special   Meeting   of  Shareholders  of  Sugarland
          Bancshares, Inc. ("Sugarland") will  be  held on July 19, 1995 at
              .m.  local  time  at Sugarland's main office,  1527  W.  Main
          Street,  Jeanerette,  Louisiana,   to  vote  upon  the  following
          matters:

          1.A  proposal to approve an Agreement  and  Plan  of  Merger  and related  merger  agreement (collectively, the "Plan") pursuant to
          which,  among  other  things:   (a)  Sugarland  State  Bank,  the
          subsidiary of Sugarland,  will  be  merged into MidSouth National
          Bank,  the  wholly-owned  subsidiary of  MidSouth  Bancorp,  Inc.
          ("MidSouth"), (b) Sugarland  will be merged into MidSouth and (c)
          on the effective date of the merger  of  MidSouth  and Sugarland, each  outstanding  share  of  common stock of Sugarland  will  be
          converted  into  one  share  of  MidSouth   Series  A  Cumulative
          Convertible Preferred Stock as determined in  accordance with the terms of the Plan.

          2.Such  other  matters  as may properly come before  the  Special
          Meeting and any adjournment thereof.

                    Only shareholders of record at the close of business on June 7, 1995 are entitled to notice of and to vote at the Special
          Meeting.

                    Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger of MidSouth and Sugarland is effected upon approval by less than eighty percent (80%) of the total voting power of Sugarland.

                    Your  vote  is important regardless of  the  number  of
          shares you own.  Whether  or  not  you plan to attend the special meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped  envelope.  Your proxy may be revoked  by appropriate notice to Sugarland's  Secretary,  or  by execution  and delivery of a later-dated proxy, at any time prior
          to the voting  thereof.   If  you attend the Special Meeting, you
          may withdraw your proxy and vote in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        __________________________________
                                        Ronald R. Hebert, Sr., Secretary



                                  MIDSOUTH BANCORP, INC.
                                102 Versailles Boulevard
                                    Versailles Centre
                               Lafayette, Louisiana  70501

                                      June   , 1995

          Dear Shareholder:

                    You  are  invited  to  attend  the  annual  meeting  of
          shareholders of MidSouth Bancorp, Inc. ("MidSouth") to be held on
          July 19, 1995 at 2:00 p.m., local time at MidSouth's main office,
          102   Versailles   Boulevard,   Versailles   Centre,   Lafayette,
          Louisiana.

                    At  the  meeting,  you  will  be  asked  (i)  to  elect
          directors  of MidSouth and (ii) to approve the issuance of up  to
          187,286 shares  of  MidSouth  Series  A  Cumulative,  Convertible
          Preferred  Stock  (the  "Preferred Stock") in connection with  an
          Agreement  and  Plan  of  Merger  and  related  merger  agreement
          (collectively, the "Plan") pursuant to which, among other things,
          Sugarland  State Bank, the subsidiary  of  Sugarland  Bancshares,
          Inc.  ("Sugarland"),  will  merge  into  MidSouth  National  Bank
          ("MidSouth  Bank"),  the wholly-owned subsidiary of MidSouth, and
          Sugarland  will  merge  into   MidSouth   the  ("Holding  Company
          Merger").  The terms of the Plan provide that,  on  the effective date  of  the Holding Company Merger, each outstanding  share  of common stock  of  Sugarland  will  be converted into one share of
          Preferred Stock as more fully described  in  the  attached  Joint
          Proxy  Statement and Prospectus.  You are urged carefully to read the Joint  Proxy  Statement  and Prospectus in its entirety for a more  complete description of the  terms  of  the  Plan  and  the proposed mergers.

                    The Plan has been approved unanimously by your Board of
          Directors.   The  Board believes that the proposed mergers are in
          the best interest of MidSouth's shareholders.  As a result of the proposed mergers, through MidSouth Bank, MidSouth will be able to
          compete  more  effectively   with  holding  companies  and  other
          financial  institutions  in  the   changing  economic  and  legal
          environment facing all financial institutions.

                    The Board of Directors recommends that you vote FOR the issuance of the Preferred Stock and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.

                                              Very truly yours,



                                              C.R. Cloutier
                                              President



                                MIDSOUTH BANCORP, INC.
                              102 Versailles Boulevard
                                 Versailles Centre
                             Lafayette, Louisiana  70501


                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD  ON JULY 19, 1995


          Lafayette, Louisiana
          June   , 1995

                    The annual meeting of shareholders of MidSouth Bancorp,
          Inc.  ("MidSouth")  will  be  held  on July 19, 1995 at 2:00 p.m.
          local time at MidSouth's main office,  102  Versailles Boulevard,
          Versailles  Centre,  Lafayette,  Louisiana,  to  vote   upon  the
          following matters:

          1.The election of directors of MidSouth.

          2.The  issuance  of  up  to  187,286 shares of MidSouth Series  A
          Cumulative, Convertible Preferred  Stock  (the "Preferred Stock")
          in connection with an Agreement and Plan of  Merger  and  related merger  agreement  (collectively,  the "Plan") pursuant to which, among other things:  (a) Sugarland State  Bank, the subsidiary of
          Sugarland  Bancshares,  Inc.  ("Sugarland"),  will   merge   into
          MidSouth  National Bank, the wholly-owned subsidiary of MidSouth,
          (b) Sugarland  will  merge into MidSouth and (c) on the effective date of the merger of  MidSouth  and  Sugarland, each outstanding share of common stock of Sugarland will  be  converted  into  one share  of  Preferred  Stock  as determined in accordance with the terms of the Plan.

          3.Such other matters as may properly come before the meeting or any adjournments thereof.

                    Only shareholders of record at the close of business on June 7, 1995 are entitled to notice of and to vote at the annual meeting.

                    Your  vote  is  important regardless of the  number  of
          shares you own.  Whether or  not  you  plan  to attend the annual meeting, please mark, date and sign the enclosed proxy and return
          it promptly in the enclosed stamped envelope.   Your proxy may be
          revoked by appropriate notice to MidSouth's Secretary at any time prior to the voting thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   Karen L. Hail, Secretary


                                   PROSPECTUS
                               MIDSOUTH BANCORP, INC.
                   Series A Cumulative Convertible Preferred Stock


                               JOINT PROXY STATEMENT
                               MidSouth Bancorp, Inc.
             Annual Meeting of Shareholders to be held July 19, 1995

                             Sugarland Bancshares, Inc.
             Special Meeting of Shareholders to be held July 19, 1995

                    MidSouth   Bancorp,   Inc.  ("MidSouth")  has  filed  a
          Registration Statement pursuant to  the  Securities  Act  of 1933
          (the   "Securities   Act")  covering  up  to  187,286  shares  of
          Cumulative, Convertible  Preferred  Stock,  Series A, of MidSouth
          (the "Preferred Stock") which may be issued in  connection with a proposed merger of Sugarland Bancshares, Inc. ("Sugarland")  into
          MidSouth.  This document constitutes the Joint Proxy Statement of
          MidSouth  and  Sugarland  in  connection  with  the  transactions described herein and a Prospectus of MidSouth with respect to the shares of MidSouth Preferred Stock to be issued if the  merger is consummated.


          THESE  SECURITIES  HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE
          SECURITIES AND EXCHANGE COMMISSION  NOR HAS THE COMMISSION PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS  JOINT  PROXY STATEMENT AND
          PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY  IS  A  CRIMINAL
          OFFENSE.

          THE  MIDSOUTH PREFERRED  STOCK  DESCRIBED  IN  THIS  JOINT  PROXY
          STATEMENT  AND  PROSPECTUS  IS  NOT  A SAVINGS ACCOUNT OR DEPOSIT
          ACCOUNT  AND  IS  NOT  THE  OBLIGATION  OF ANY  BANK  OR  SAVINGS
          ASSOCIATION.   AN  INVESTMENT  IN  THE  PREFERRED  STOCK  IS  NOT
          FEDERALLY INSURED.


                    No person has been authorized to  give  any information
          or to make any representations other than those contained in this
          Joint Proxy Statement and Prospectus, and, if given or made, such information or representations must not be relied upon  as having
          been  authorized  by  MidSouth  or  Sugarland.   This Joint Proxy
          Statement  and  Prospectus  shall  not  constitute  an  offer  by
          MidSouth  to sell or the solicitation of an offer by MidSouth  to buy, nor shall  there  be  any  sale of the securities offered by this Joint Proxy Statement and Prospectus  in any state in which, or  to  any  person  to  whom,  it  would  be unlawful  prior  to registration or qualification under the laws  of  such  state for
          MidSouth  to  make  such  an offer or solicitation.  Neither  the delivery of this Joint Proxy  Statement  and  Prospectus  nor any sale  made  hereunder shall, under any circumstances, create  any implication that  there  has  been  no  change  in the affairs of
          MidSouth or Sugarland since the date hereof.


                    This Joint Proxy Statement and Prospectus is dated June
            , 1995. This Joint Proxy Statement and Prospectus was mailed to shareholders of Sugarland on approximately ______________, 1995, and to shareholders of MidSouth on approximately June __, 1995.


                                AVAILABLE INFORMATION

                    MidSouth  is  subject to the informational requirements
          of  the  Securities  Exchange  Act  of  1934  and  in  accordance therewith is required  to file reports and other information with the Securities and Exchange  Commission (the "Commission").  Such
          reports,  together with proxy statements  and  other  information filed by MidSouth,  can be inspected at and copies thereof may be
          obtained  at  prescribed   rates   from,   the  public  reference
          facilities maintained by the Commission at Room  1024,  450 Fifth
          Street,  N.W.,  Washington, D.C. 20549, and from the Commission's
          Regional Offices  at  7 World Trade Center, 13th Floor, New York,
          New York 10048 and Northwestern  Atrium  Center, 500 West Madison
          Street, Suite 1400, Chicago, Illinois 60661.

                    MidSouth has filed with the Commission  a  Registration
          Statement  on  Form  S-4  ("Registration  Statement")  under  the
          Securities  Act  with  respect to the Preferred Stock offered  by
          this Joint Proxy Statement  and  Prospectus.   This  Joint  Proxy
          Statement   and   Prospectus   summarizes  all  of  the  material
          information set forth in the Registration  Statement.  Statements contained in this Joint Proxy Statement and  Prospectus as to the contents  of  any  documents  are  necessarily summaries  of  the documents, and reference is made to  the  copy  of the applicable
          document   filed   with   the  Commission  for  a  more  complete
          understanding.  For further information with respect to MidSouth, reference is made to the Registration  Statement,  including  the exhibits thereto.

                    As  more  fully  set  forth under the heading captioned
          "Documents  Incorporated  by Reference"  and  "Information  about
          MidSouth" elsewhere herein,  certain  information with respect to
          MidSouth has been incorporated by reference into this Joint Proxy
          Statement and Prospectus.  In addition, the Agreement and Plan of
          Merger and related merger agreement described in this Joint Proxy
          Statement  and  Prospectus  have  been  incorporated   herein  by
          reference.  MidSouth hereby undertakes to provide without  charge to  each person to whom a copy of this Joint Proxy Statement  and
          Prospectus  has  been delivered, upon the written or oral request of such person, a  copy  of  any  or  all  of  the information or documents which have been incorporated by reference herein, other than exhibits to such documents.  Requests for such copies should be directed to C.R. Cloutier, President, MidSouth  Bancorp, Inc.,
          102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana
          70501,  telephone  (318)  237-8343.   In  order to ensure  timely
          delivery of the documents, any request should be made by July 12,
          1995.

                           DOCUMENTS INCORPORATED BY REFERENCE

                    The  following  documents  are  incorporated  herein by
          reference:   MidSouth's  Annual  Report  on  Form  10-KSB for the
          fiscal year ended December 31, 1994, as amended by Form  10-KSB/A filed on March 23, 1995; MidSouth's Quarterly Report on Form  10-
          QSB  for the quarter ended March 31, 1995; the following sections of MidSouth's  Annual Report to Shareholders, delivered with this
          Joint Proxy Statement  and  Prospectus: page 30, "Market Prices";
          inside back cover, "Stock Trading Information" and information on dividends; page 1, "Financial Statements"; pages 30-31, "Selected
          Quarterly Financial Data"; pages  2-11,  "Management's Discussion and  Analysis;  and MidSouth's Quarterly Report  to  Shareholders
          "Financial Statements and Management's Discussion and Analysis."


                                 TABLE OF CONTENTS



          SUMMARY                                                       Page

                    The Companies.....................................     i
                    The Banks.........................................     i
                    The Meetings......................................     i
                    Purpose of the Meetings; Vote Required............    ii
                    Reasons for the Plan; Recommendation of
                      the Companies' Boards of Directors..............   iii
                    Opinion of Chaffe & Associates, Inc...............    iv
                    Conversion of Sugarland Common Stock..............    iv
                    Description of MidSouth Preferred Stock...........    iv
                    Exchange of Certificates..........................    vi
                    Conditions to Consummation of the Mergers.........   vii
                    Waiver, Amendment and Termination.................   vii
                    Interests of Certain Persons in the Mergers.......  viii
                    Voting and Other Agreements of Sugarland's
                      Directors, Executive Officers and Five-
                      Percent Shareholders............................    ix
                    Employee Benefits.................................    ix
                    Certain Federal Income Tax Consequences...........     x
                    Accounting Treatment..............................     x
                    Dissenters' Rights................................     x
                    Selected Financial Data of Sugarland..............    xi
                    Selected Financial Data of MidSouth...............   xii
                    Comparative Per Share Data (Unaudited)............  xiii
                    Market Prices and Dividends.......................   xiv

          INTRODUCTORY STATEMENT......................................     1
                    General...........................................     1
                    Purpose of the Meetings...........................     1
                    Shares Entitled to Vote; Quorum; Vote Required....     1
                    Solicitation, Voting and Revocation of Proxies....     3

          THE PLAN....................................................     4
                    General...........................................     4
                    Background of and Reasons for the Plan............     4
                    Opinion of Chaffe & Associates, Inc...............     6
                    Conversion of Sugarland Common Stock..............    11
                    Effective Date....................................    12
                    Exchange of Certificates..........................    12
                    Regulatory Approvals and Other Conditions
                      of the Mergers..................................    13
                    Conduct of Business Prior to the Effective
                      Date............................................    14
                    Waiver, Amendment and Termination.................    15
                    Interests of Certain Persons in the Mergers.......    16
                    Voting and Other Agreements of Sugarland's
                      Directors, Executive Officers and Five-
                      Percent Shareholders............................    17
                    Employee Benefits.................................    18
                    Expenses..........................................    18
                    Status Under Federal Securities Laws; Certain
                      Restrictions on Resales.........................    19
                    Accounting Treatment..............................    19

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................    19

          DISSENTERS' RIGHTS..........................................    22

          INFORMATION ABOUT SUGARLAND.................................    24
                    Description of the Business.......................    24
                    Competition.......................................    25
                    Property..........................................    25
                    Employees.........................................    26
                    Market Prices and Dividends.......................    26
                    Legal Proceedings.................................    26
                    Security Ownership of Principal
                      Shareholders and Management.....................    27

          SUGARLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............    29

          INFORMATION ABOUT MIDSOUTH..................................    44

          COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    44
                    Preferred Stock...................................    45
                    Directors.........................................    45
                    Business Combinations.............................    46
                    Special Meetings of Shareholders..................    46
                    Bylaws............................................    46
                    Vote Required for Shareholder Action..............    47
                    Limitation of Personal Liability and
                      Indemnification of Directors and
                      Officers........................................    47

          RIGHTS AND PREFERENCES OF MIDSOUTH PREFERRED STOCK..........    48
                    Dividend Rights...................................    48
                    Redemption Rights.................................    50
                    Conversion Rights.................................    50
                    Voting Rights.....................................    51
                    Liquidation Rights................................    52
                    Preemptive Rights.................................    52

          PRO FORMA FINANCIAL STATEMENTS..............................    52

          ELECTION OF DIRECTORS OF MIDSOUTH...........................    60

          SECURITY OWNERSHIP OF MANAGEMENT AND
          CERTAIN BENEFICIAL OWNERS OF MIDSOUTH.......................    63
                    Security Ownership of Management..................    63
                    Security Ownership of Certain Beneficial
                      Owners..........................................    65

          EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS.............    65
                    Summary Compensation Table........................    65
                    Option Exercises and Holdings.....................    66

                    Employment and Severance Contracts................    67
                    Certain Transactions..............................    67

          RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS............    67

          SHAREHOLDER PROPOSALS.......................................    67

          LEGAL MATTERS...............................................    67

          EXPERTS.....................................................    68

          OTHER MATTERS...............................................    68

          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
          OF SUGARLAND................................................    F-1

          SUGARLAND BANCSHARES, INC. CONSOLIDATED FINANCIAL
          STATEMENTS..................................................    F-2

          Appendix A - Fairness Opinion of Chaffe &
            Associates, Inc

          Appendix B - Form of Provisions of Articles of Incorporation of MidSouth Relating to the Preferred Stock


                                         SUMMARY

                    The  following summarizes the more detailed information
          appearing  elsewhere   herein   and  in  the  appendices  hereto.
          Shareholders  are  urged  to read carefully  all  such  material, together  with  the  accompanying  documents  and  the  documents incorporated herein by reference.

          The Companies

                    MidSouth  Bancorp,   Inc.,   a   Louisiana  corporation
          ("MidSouth") is a one bank holding company that  owns  all of the outstanding  stock  of  MidSouth National Bank ("MidSouth Bank").
          At March 31, 1995, MidSouth  had  total  consolidated  assets  of
          approximately   $107.7   million   and  shareholders'  equity  of
          approximately  $6.2  million.   MidSouth's   principal  executive
          offices  are  at  102  Versailles  Boulevard, Versailles  Centre,
          Lafayette, Louisiana  70501, and its  telephone  number  is (318)
          237-8343.  See "Information About MidSouth."

                    Sugarland  Bancshares,  Inc.,  a  Louisiana corporation
          ("Sugarland"), is a one bank holding company that owns all of the outstanding stock of Sugarland State Bank (the "Bank").  At March
          31,   1995,   Sugarland   had   total   consolidated  assets   of
          approximately   $17.8   million  and  shareholders'   equity   of
          approximately  $2.2  million.   Sugarland's  principal  executive
          offices are at 1527 W. Main Street, Jeanerette, Louisiana  70544,
          and its telephone number  is  (318)  276-6307.   See "Information
          About Sugarland."

                    MidSouth and Sugarland are collectively referred to herein as the "Companies."

          The Banks

                    MidSouth  Bank  is   a  full  service  commercial  bank
          offering consumer and commercial  banking  services in Lafayette,
          Iberia, Jefferson Davis and St. Martin Parishes.   At  March  31,
          1995,  MidSouth  Bank  had  total  assets of approximately $107.7
          million and total deposits of approximately  $98.7  million.   In
          addition  to  its  main banking facility in Lafayette, Louisiana,
          MidSouth Bank operates  full  service  branches in Breaux Bridge,
          Opelousa, Cecilia and Jennings, Louisiana, and also operates four
          ATM machines, three in Lafayette and one in Breaux Bridge.

                    The Bank, a Louisiana state chartered bank, is a full service commercial bank offering consumer and commercial banking services in Iberia Parish. At March 31, 1995, the Bank had total assets of approximately $17.8 million and total deposits of approximately $15.5 million. In addition to its main banking facility in Jeanerette, Louisiana, the Bank operates a full service branch in New Iberia, Louisiana.

                    MidSouth Bank and the Bank are collectively referred to herein as the "Banks."

          The Meetings

                    The  annual meeting of the shareholders of MidSouth and
          a special meeting  of  the shareholders of Sugarland will be held on  July  19, 1995, at the  time  and  place  set  forth  in  the accompanying Notice of Annual Meeting of Shareholders of MidSouth
          (the  "Annual   Meeting")   and  Notice  of  Special  Meeting  of
          Shareholders of Sugarland (the  "Special  Meeting")  (the  Annual
          Meeting  and  the  Special  Meeting  are collectively referred to herein as the "Meetings").  Only record  holders  of  the  common stock  (the "MidSouth Common Stock") of MidSouth at the close  of business on June 7, 1995 are entitled to notice of and to vote at the Annual Meeting.  Only record holders of the common stock (the
          "Sugarland  Common  Stock") of Sugarland at the close of business on June 7, 1995 are entitled  to  notice  of  and  to vote at the
          Special  Meeting.   On  the  respective record dates, there  were
          717,753 shares of MidSouth Common  Stock  outstanding and 187,286 shares of Sugarland Common Stock outstanding,  each  of  which is entitled  to one vote on each matter properly to come before  the
          Meeting of the respective Company.

          Purpose of the Meetings; Vote Required

                    The purpose of the Special Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger and related merger agreement (collectively, the "Plan"), pursuant to which the Bank will be merged into MidSouth Bank (the "Bank Merger"), and Sugarland will be merged into MidSouth (the "Holding Company
          Merger" which, together with the Bank Merger, are collectively called the "Mergers"), and on the effective date of the Holding
          Company Merger, each outstanding share of Sugarland Common Stock will be converted into one share of Cumulative Convertible
          Preferred Stock, Series A, of MidSouth (the "Preferred Stock"), in accordance with the terms of the Plan. As a result of the Mergers the business and properties of the Bank will become the business and properties of MidSouth Bank, the business and properties of Sugarland will become the business and properties of MidSouth, and shareholders of Sugarland will receive the consideration described below under "Conversion of Sugarland
          Common  Stock."  See  "Introductory  Statement  -  Purpose of the
          Meetings."

                    The  purpose  of the Annual Meeting is to vote  upon  a
          proposal to approve the issuance  up  to  187,286  shares  of the
          Preferred  Stock  of  MidSouth  to  be  issued to shareholders of
          Sugarland  in  exchange  for  their  Sugarland  Common  Stock  in
          connection  with  the  Mergers.   Shareholders  of  MidSouth,  in
          addition to voting on the Plan, will  also  elect directors.  See
          "Introductory Statement - Purpose of the Meetings."

                    The Plan must be approved by the shareholders of Sugarland by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting.
          Directors, executive officers and certain principal shareholders of Sugarland beneficially owning an aggregate of 89,956 shares, or approximately 48.03% of the outstanding Sugarland Common
          Stock, have executed agreements pursuant to which, among other things, they agreed, subject to certain conditions described under "Voting and Other Agreements of Sugarland's Directors,
          Executive Officers and Five-Percent Shareholders" to vote in favor of approval of the Plan and, accordingly, management of Sugarland believes that Sugarland will obtain the vote required for approval of the Plan.

                    Approval of the Plan by the shareholders of MidSouth is
          not required under either the Louisiana  Business Corporation Law
          (the  "LBCL")  or  the  Articles  of Incorporation  of  MidSouth.
          However, under the rules of the American  Stock Exchange Emerging
          Company Market (the "AMEX") on which the MidSouth Common Stock is listed,  shareholders  of MidSouth are required  to  approve  the issuance of the Preferred Stock to be exchanged for the Sugarland
          Common Stock in connection  with  the  Mergers.   The proposal to
          issue  the  Preferred  Stock  must be approved by the affirmative vote of a majority of the votes  cast at the Annual Meeting.  The directors and executive officers of  MidSouth having voting power with respect to an aggregate of 271,143  shares, or approximately
          37.8%  of  the outstanding MidSouth Common Stock,  have  informed
          MidSouth that  they  intend  to  vote  their  shares  in favor of issuance of the Preferred Stock, and, accordingly, management  of
          MidSouth believes that MidSouth will obtain the vote required for approval of the issuance of the Preferred Stock.

                    See  "Introductory Statement - Shares Entitled to Vote;
          Quorum; Vote Required."

          Reasons for the Plan; Recommendation of the Companies' Boards of Directors

                    The Board  of  Directors  of  Sugarland  believes  that
          approval of the Plan is in the best interest of Sugarland and its shareholders  and recommends that its shareholders vote "FOR" the
          approval of the  Plan.   The  Board  of  Directors  of  Sugarland
          believes  that  the  terms  of  the Plan will provide significant
          value  to  all  Sugarland  shareholders   and   enable   them  to
          participate in opportunities for growth that Sugarland's Board of
          Directors  believes  the  Mergers make possible.  In recommending the  Plan  to  Sugarland's  shareholders,  Sugarland's  Board  of
          Directors considered, among other factors, the financial terms of
          the  Plan;  the  likelihood  and  potential  adverse   impact  of
          increased  competition  for  Sugarland  in  its  market  area  if
          Sugarland  remains  independent;  the  ability  of  the  combined
          Companies and Banks to  compete  in the relevant banking markets;
          the  market  price  of  MidSouth  Common   Stock;  the  business,
          financial  condition,  results  of  operation  and  prospects  of
          MidSouth, MidSouth Bank, Sugarland and the Bank; the dividends to which Sugarland's shareholders would be entitled  under the terms of  the Preferred Stock; and the federal income tax  consequences of the  Plan  to Sugarland's shareholders, to the extent MidSouth
          Preferred Stock is received in the Holding Company Merger.

                    The  Board  of  Directors  of  MidSouth  believes  that
          approval of the  issuance  of  the Preferred Stock is in the best
          interest of MidSouth and its shareholders.   In  addition  to the
          financial  terms,  among  the  factors considered by the Board in recommending the issuance of the  Preferred  Stock  were  (i) the
          increased   competitive  advantages  available  to  MidSouth  and
          MidSouth Bank  through  the combined capital of the Banks and the economies of scale created  as  a result of the Mergers, and (ii)
          the increased market share and additional  markets  available  to
          MidSouth and MidSouth Bank as a result of the Mergers.

                    The  financial and other terms of the Plan were arrived
          at through arm's  length  negotiations between representatives of the Companies.  Determination of the consideration to be received by  Sugarland's  shareholders  was  based  upon  various  factors considered by the  Boards of Directors of MidSouth and Sugarland,
          including  primarily   the   comparative   financial   condition,
          historical  results  of  operations,  current business and future prospects of the Companies and the Banks, and the desirability of combining the financial and managerial  resources of the Banks to pursue  available  consumer and commercial  banking  business  in
          Lafayette, Jefferson Davis, Iberia and St. Martin parishes.

                    The Boards of Directors of the Companies have approved the Plan. The Board of Directors of Sugarland recommends that its shareholders vote FOR approval of the Plan, and the Board of Directors of MidSouth recommends that its shareholders vote FOR the issuance of the Preferred Stock. See "The Plan - Background of and Reasons for the Plan."

          Opinion of Chaffe & Associates, Inc.

                    Chaffe  & Associates, Inc. ("Chaffe") was engaged as an
          independent financial  expert  to  render  an  opinion  as to the fairness to Sugarland and its shareholders from a financial point of  view  of  the  consideration  to  be  received by Sugarland's shareholders pursuant to the provisions of  the Plan.  Chaffe was selected because of its experience, reputation  and  expertise in the financial services industry.  A copy of the opinion delivered by Chaffe dated December 30, 1994 is attached as Appendix  A  and should  be  read in its entirety.  The opinion concludes that, as of December 30, l994, and based on and subject to the assumptions made, the factors  considered,  the  review  undertaken  and  the limitations  stated,  the  proposed Exchange Ratio (as defined in the opinion) is fair to Sugarland  and  its  shareholders  from a
          financial  point  of  view.   The  opinion  does not constitute a
          recommendation to any shareholder on how to vote  at  the Special
          Meeting.   See "The Plan - Opinion of Chaffe & Associates,  Inc."
          for  further  information  regarding,  among  other  things,  the
          selection   of   Chaffe   and  its  compensation  arrangement  in
          connection with the Plan.

          Conversion of Sugarland Common Stock

                    Under the terms of  the  Plan,  on the date the Holding
          Company  Merger  becomes  effective (the "Effective  Date"),  and assuming no Sugarland shareholders  perfect  dissenters'  rights,
          each   outstanding  share  of  Sugarland  Common  Stock  will  be converted  into  one share of MidSouth Preferred Stock.  Pursuant to resolutions adopted  by the Board of Directors of MidSouth and
          Sugarland, the deadline for  consummating  the  Mergers  has been extended  until  July  31,  1995,  and  if  the  Mergers  are not consummated by that date, the Companies may terminate the Plan or waive their right to do so and consummate the Mergers at a  later
          date.   However,  the  Companies  intend  for  the  Mergers to be
          effected as soon as possible after the Annual Meeting and Special
          Meeting.  See "The Plan - Conversion of Sugarland Common  Stock."
          In  lieu  of  the  issuance  of any fractional share of Preferred
          Stock  to  which  a  holder  of Sugarland  Common  Stock  may  be entitled, each shareholder of  Sugarland,  upon  surrender of the certificate  or  certificates  which  immediately  prior  to  the
          Effective  Date represented Sugarland Common Stock held  by  such shareholder,  will be entitled to receive a cash payment (without interest) equal  to  such  fractional share multiplied by $14.25.
          See "The Plan-Conversion of Sugarland Common Stock."

          Description of MidSouth Preferred Stock

                    Dividend Rights.   Cash dividends on shares of MidSouth
          Preferred Stock are cumulative  from the date of issuance of such shares and are payable when, as and  if  declared by the MidSouth
          Board  of  Directors,  at an annual rate in 1995  of  8.28%,  and thereafter at an annual  rate  fixed  on December 31 of each year for  the  ensuing  calendar  year, and equal  to  the  yield  for
          Government Bonds and Notes maturing  in December of the following year, as published in the Treasury Bonds, Notes and Bills Section of the last issue of the Wall Street Journal published each year, plus 1% per annum; provided that the annual dividend rate will in no  case  be  greater  than 10% nor less than  6%;  and  provided further that the annual  dividend  rate will be fixed at 10% from and after the tenth anniversary of the  date  of  issuance of the
          Preferred  Stock.   If more than one yield is shown for  December
          maturities, the average  will  be  applied,  and  if  no yield is quoted  for  December maturities, the yield for the next  earlier available month will be applied.

                    Dividends payable on the Preferred Stock will be paid on the first day of January, April, July and October of each year, provided that the initial dividend will be payable on the first day of January, April, July or October that is at least 91 days from the date of original issuance of the Preferred Stock and will be in an amount, at the applicable dividend rate, based on the number of days between the date of original issuance and the dividend payment date minus 90 days. Accordingly, assuming an Effective Date of July 20, 1995, the first dividend payment date would be January 1, 1996 for the 74 day period from October
          19 through December 31.

                    The aggregate amount of the initial dividend payable to holders of Preferred Stock will be reduced by the amount by which certain expenses of Sugarland related to the Plan exceed $110,000
          (the "Subtracted Amount").  In any case in  which  the Subtracted
          Amount is greater than the initial dividend, such excess will be deducted from the amount otherwise payable on the next succeeding dividend payment date.

                    As  of  the  date  hereof,  it  is  estimated  that the
          Subtracted  Amount  will  be  $25,000.  Accordingly, assuming  an initial dividend payment date of January 1, 1996, the dividend of
          $45,423.42 that would otherwise  be  payable on that date will be reduced by $25,000.  To the extent the  Subtracted Amount exceeds
          $25,000  it  would  further  reduce  or  eliminate  the  dividend otherwise payable on January 1, 1996, and  could  also  reduce or
          eliminate  the dividend otherwise payable on April 1, 1996.   See
          "Rights and  Preferences  of  MidSouth Preferred Stock - Dividend
          Rights"  for  information  concerning   timing   and  amounts  of
          dividends  payable  under  certain  assumptions  related  to  the
          Subtracted Amount.

                    Dividends  are  payable  only  out  of  funds   legally
          available   therefor,   as  defined  in  MidSouth's  Articles  of
          Incorporation.   Under  the  LBCL,   MidSouth  may  pay dividends
          only  out  of  "surplus," as defined in the LBCL.  At  March  31,
          1995   MidSouth  had  "surplus"   of  approximately   $6,100,000.
          Statutory surplus does not represent actual funds, which MidSouth
          expects  to  obtain  from  dividends   from  MidSouth  Bank,  and
          funds "legally available therefor"  is defined to mean only funds
          that  may  be   obtained  from   MidSouth   Bank.  The payment of
          dividends by a national  bank is restricted by various provisions
          of  the  national banking  laws   and regulations thereunder, but
          under the most restrictive of these provisions, at March 31, 1995
          MidSouth  Bank  could  pay  up  to  $1,400,000  in  dividends  to
          MidSouth without regulatory approval.  There can be no assurance, however, that in future periods, the Bank will be able to provide funds  for  the payment of dividends or that MidSouth  will  have statutory surplus sufficient to permit the payment  of  dividends by it.

                    No dividends may be paid on MidSouth Common Stock until all accrued quarterly dividends on the Preferred Stock have been paid. Under MidSouth's Articles of Incorporation, MidSouth may not, without approval of the MidSouth Preferred Stock, issue other shares of Preferred Stock ranking in priority to or on a parity with the Preferred Stock.

                    If any quarterly dividend is not paid when due, the unpaid amount will bear interest at a rate of 10% per annum until paid. If MidSouth is in arrears for two consecutive quarterly dividends, holders of Preferred Stock will have the right to elect two directors of MidSouth.

                    See  "Rights  and  Preferences  of  MidSouth  Preferred
          Stock-Dividend Rights."

                    Redemption.   On  or after the fifth anniversary of the
          date of issuance of the Preferred  Stock,  MidSouth  may,  at its option,  redeem the whole, or from time to time, any part of  the
          Preferred  Stock  at a redemption price per share payable in cash in an amount equal to the sum of (i) $14.25, (ii) all accrued and unpaid dividends on  the  Preferred  Stock  to the date fixed for redemption, whether or not earned or declared  and (iii) interest accrued  to  the  date  of redemption on all accrued  and  unpaid
          dividends  on the Preferred  Stock,  if  any.   See  "Rights  and
          Preferences of MidSouth Preferred Stock-Redemption Rights."

                    Conversion.   At their option, holders of the shares of
          MidSouth Preferred Stock  may  convert  such stock into shares of
          MidSouth Common Stock at a conversion rate of one share of common stock  for each share of Preferred Stock converted  at  any  time prior to  redemption of the Preferred Stock.  The conversion rate is subject  to  adjustment  from  time  to time in the event of a dividend or distribution to the holders of MidSouth Common Stock, in  shares  of MidSouth Common Stock, a stock  split  or  reverse stock split of  the  MidSouth Common Stock, a reclassification of the  MidSouth  Common  Stock,  or  certain  business  combination
          transactions  involving  MidSouth,  as   provided  in  MidSouth's
          Articles  of  Incorporation.   See  "Rights  and  Preferences  of
          MidSouth Preferred Stock-Conversion Rights."

                    Voting Rights.  Except as otherwise  required by law or
          in  MidSouth's  Articles  of Incorporation, holders  of  MidSouth
          Preferred Stock are not entitled  to  any  vote  on  any  matter, including  but  not  limited  to  any  merger,  consolidation  or transfer of assets, or statutory share exchange, and to notice of any meeting of shareholders of MidSouth.  If at any time MidSouth falls  in  arrears  in  the payment of dividends on the Preferred
          Stock for two consecutive  quarterly dividend periods, the number of directors constituting the full Board of Directors of MidSouth shall be automatically increased  by  two, and the holders of the
          Preferred Stock, voting separately as a  single  class,  will  be entitled  to  elect  two  directors  of  MidSouth to fill the two created  directorships,  at  a  special meeting  called  for  the purpose, and thereafter at each shareholders meeting held for the purpose  of electing directors of  MidSouth,  so  long  as  there continues  to be any arrearage in the payment of dividends on the
          Preferred Stock  for  any  past  quarterly  dividend period or of
          interest  on  such  accumulated and unpaid dividends.   When  all
          accumulated and unpaid  dividends  on the Preferred Stock for all past quarterly dividend periods, and  the  interest thereon, have been  paid  in full, the right of the holders  of  the  Preferred
          Stock to elect  directors will cease, the number of the directors of MidSouth shall  automatically  be reduced by two, and the term of office of all directors elected  by  the  shareholders  of the
          Preferred Stock will immediately terminate.  Holders of Preferred
          Stock  must  approve  any  issuance  by MidSouth of any Preferred
          Stock ranking senior to or on a parity  with  the Preferred Stock as to dividends or rights upon liquidation.

                    See  "Rights  and  Preferences  of  MidSouth  Preferred
          Stock-Voting Rights."

                    Liquidation Preference. The liquidation preference of the Preferred Stock will be $14.25 per share, plus an amount equal to accrued and unpaid dividends and accrued interest thereon. See "Rights and Preferences of MidSouth Preferred Stock
          - Liquidation Rights."

          Exchange of Certificates

                    Upon  consummation   of   the   Mergers,  a  letter  of
          transmittal,  together  with  instructions for  the  exchange  of certificates representing shares  of  Sugarland  Common Stock for certificates  representing  shares  of MidSouth Preferred  Stock, will be mailed to each person who was  a shareholder of record of
          Sugarland on the Effective Date.  Shareholders  are requested not to send in their Sugarland Common Stock certificates  until  they have  received  a  letter  of  transmittal  and  further  written instructions.

                    Sugarland   shareholders   who   cannot   locate  their
          certificates are urged to contact promptly Ronald R. Hebert, Sr.,
          Sugarland  Bancshares,  Inc.,  1527  W.  Main Street, Jeanerette,
          Louisiana  70544,  telephone  number  (318)  276-6307.    A   new
          certificate  will  be  issued  to replace the lost certificate(s)
          only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be  located  and  an  agreement to indemnify  Sugarland and MidSouth, as its successor, against  any claim that may  be  made  against  Sugarland  or MidSouth, as its successor,  by  the owner of the certificate(s) alleged  to  have been lost or destroyed.  Sugarland or MidSouth, as its successor, may also require the shareholder to post a bond in such sum as is sufficient to support  the  shareholder's  agreement to indemnify
          Sugarland   and   MidSouth.    See   "The  Plan  -  Exchange   of
          Certificates."

          Conditions to Consummation of the Mergers

                    In addition to approval by the shareholders of MidSouth
          and Sugarland, consummation of the Mergers  is  conditioned  upon
          (i)  the  accuracy  on the date of closing of the representations and warranties and the compliance with covenants made in the Plan by each party, and the  absence of any material adverse change in the  financial condition,  results  of  operations,  business  or prospects  of  the  other  party's  consolidated  group; (ii) the receipt  of required regulatory approvals; (iii) the  receipt  of assurances  from  the  Board  of Governors of the Federal Reserve
          System ("FRB") or delegated authority  satisfactory  to MidSouth, that  the  Preferred  Stock will be treated as Tier 1 Capital  of
          MidSouth for the purpose  of  capital  adequacy guidelines of the
          FRB and (iv) certain other conditions.  The Plan further provides that if MidSouth does not receive assurance from the FRB that the
          Preferred Stock will be treated as Tier 1 Capital due to any term or  provision of the Preferred Stock, MidSouth  shall  propose  a revision  of  such form or provision so as to cause the Preferred
          Stock to be treated  as  Tier 1 Capital, and Sugarland shall have
          15 days from the receipt of such proposal to accept it and permit
          this condition to be met.   As  of  the  date  of the Joint Proxy
          Statement and Prospectus, MidSouth had received  such assurances.
          The  Companies  intend  to  consummate  the  Mergers as  soon  as practicable after all of the conditions to the  Mergers have been met  or waived.  See "The Plan - Regulatory Approvals  and  Other
          Conditions of the Mergers."

                    On  January  25,  1995,  MidSouth  filed an application
          seeking prior approval of the Bank Merger from  the Office of the
          Comptroller  of  the  Currency  (the  "OCC") and by letter  dated
          January 30, 1995 requested a waiver of  approval  of  the Holding
          Company Merger from the FRB.  MidSouth received the approval from the  OCC  on March 22, 1995 and the waiver from the FRB on  March
          17,  1995;  however,   there  is  no  assurance  that  the  other
          conditions to consummation of the Mergers will be satisfied.  See
          "The Plan - Regulatory Approvals  and  Other  Conditions  of  the
          Mergers."

          Waiver, Amendment and Termination

                    The Plan provides that each of the parties thereto may waive any of the conditions to its obligation to consummate the Mergers other than approval by shareholders, the receipt of all necessary regulatory approvals and the satisfaction of all requirements prescribed by law for consummation of the Mergers.
          Neither MidSouth nor Sugarland intend to waive a condition if such waiver would have a material adverse effect on its own shareholders.

                    The Plan may be amended at any time before or after its approval by Sugarland's shareholders by the mutual agreement of the Boards of Directors of the parties to the Plan; provided that, under the LBCL, any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Sugarland Common Stock will be converted, or alter any term or condition of the Plan in a manner that would adversely affect any Sugarland shareholder. Any such amendment after the Plan has been approved by Sugarland's shareholders will require
          Sugarland to obtain additional shareholder approval, and to hold another meeting of its shareholders and solicit additional proxies. While MidSouth is entitled to amend the Plan in any respect without approval of its shareholders other than to increase the amount of shares of Preferred Stock issuable thereunder, it does not intend to enter into any material amendment.

                    The Plan may be terminated  at  any  time  prior to the
          Effective  Date  by  (i)  the  mutual  consent  of the Boards  of
          Directors of MidSouth and Sugarland; (ii) the Board  of Directors
          of either MidSouth or Sugarland in the event of a material breach by the other or its subsidiary of any representation, warranty or covenant in the Plan which cannot be cured by the earlier  of ten days  after written notice of such breach or July 31, 1995; (iii)
          the Board of Directors of either MidSouth or Sugarland if by July
          31, 1995, all the conditions to closing required by the Plan have not been  met  or  waived,  cannot be met or the Mergers have not occurred; (iv) the Board of Directors of MidSouth if, at the time of the closing, the number of shares of Sugarland Common Stock as
          to  which  holders  thereof  are   legally   entitled  to  assert
          dissenters' rights exceeds five percent of the  total  number  of shares of Sugarland Common Stock outstanding on the Closing Date;
          (v)  the  Board  of Directors of MidSouth if Sugarland's Board of
          Directors (A) withdraws,  modifies  or changes its recommendation to  its  shareholders  of  the Plan or resolves  to  do  so,  (B)
          recommends   to   its  shareholders   (i)   any   other   merger,
          consolidation, share  exchange,  business  combination  or  other similar  transaction,  (ii)  any  sale,  lease, transfer or other disposition  of  all  or  substantially  all  of  the  assets  of
          Sugarland or the Bank or (iii) any acquisition  by  any person or group  of the beneficial ownership of thirty-three and  one-third percent  or more of any class of Sugarland's capital stock or (C)
          makes any  announcement of an intention or agreement to do any of
          the  foregoing.    See   "The   Plan   -  Waiver,  Amendment  and
          Termination."

          Interests of Certain Persons in the Mergers

                    MidSouth and MidSouth Bank have agreed that, subject to
          certain conditions, they will indemnify each person who served as an officer or director of Sugarland or the  Bank at any time from
          December  31,  1992, and who has executed an agreement  described under "Voting and  Other  Agreements  of  Sugarland's  Directors,
          Executive  Officers  and  Five-Percent  Shareholders,"  from  and against  all  damages,  liabilities,  judgments  and  claims  and related  expenses  based  upon  or  arising  out of such person's service in such capacity to the same extent as he would have been indemnified  under  the  applicable Articles of Incorporation  or
          Bylaws of Sugarland or the  Bank, as appropriate, as they were in
          effect  on  December  28,  1994.    The   aggregate   amount   of
          indemnification  payments  required  to  be  made by MidSouth and
          MidSouth Bank to such persons is $1.2 million  and  any claim for such  indemnification must be submitted in writing to  the  Chief
          Executive Officer of MidSouth prior to December 28, 1999.

                    The   Plan   also   provides   for  indemnification  of
          Sugarland's  and the Bank's officers, directors  and  controlling persons from and against any claims arising out of or based on an untrue statement  or  omission  of a material fact required to be stated in the Registration Statement  of  which  this Joint Proxy
          Statement and Prospectus forms a part.  This indemnification does not apply to statements made in reliance on information furnished to MidSouth by Sugarland.

                    MidSouth and MidSouth Bank have agreed to continue the employment of D. J. Tranchina, the President and a director of Sugarland and the Bank, for not less than three years at an annual salary of $66,000, the same salary at which he is currently employed by Sugarland. MidSouth and MidSouth Bank have also agreed to continue the employment for not less than two years of Irving Boudreaux, Executive Vice-President of the Bank,
          Gwen Granger, Senior Vice-President  and Cashier of the Bank, and
          Susan Davis, Assistant Vice-President of the Bank, at their current salaries of $45,600, $38,400 and $27,000 respectively.
          None of the foregoing persons will be directors or executive officers of MidSouth or MidSouth Bank.

          Voting and Other Agreements of Sugarland's
          Directors, Executive Officers and Five-Percent Shareholders.

                    As a condition to the consummation of the Mergers, each
          director  and executive officer of Sugarland and each shareholder who beneficially  owns  5%  or  more of the outstanding shares of
          Sugarland  Common  Stock  has executed  an  individual  agreement pursuant to which such shareholder  has  agreed  (i) to vote as a shareholder  in favor of the Plan and against any other  proposal relating to the  sale  or  disposition  of  the Bank or Sugarland unless MidSouth or MidSouth Bank is in breach  or default, in any material respect, with regard to any covenant, representation, or warranty as to it contained in the Plan to an extent  that  would permit  Sugarland  to  terminate  the  Plan pursuant to the terms thereof;  (ii)  not to transfer any shares  of  Sugarland  Common
          Stock,  except under  certain  conditions  and  with  respect  to transfers  by operation of law; (iii) prior to the Effective Date or until termination  of  the  Plan,  and  except  to  the extent required to discharge properly his fiduciary duties as a director of  Sugarland, not to solicit, encourage, initiate or participate in any  negotiations or discussions concerning the acquisition of all  or  a  substantial  portion  of  the  assets  of,  or  of  a substantial  equity interest in, or any business combination with
          Sugarland or the  Bank  without  the  prior approval of the Chief
          Executive  Officer  of MidSouth or his designee,  and  to  notify
          MidSouth immediately  if  any  such  proposal  or  inquiries  are received  by him; (iv) to release MidSouth and MidSouth Bank from any indemnification  obligations  that either of them may have to indemnify him in his capacity as an officer, director or employee of Sugarland or the Bank except as set forth in the Plan; (v) not to assume a significant proprietary  position  with or serve as a director,  officer  or  employee of, or advisor to,  a  financial institution that competes  in  Iberia and Lafayette Parishes with the business of Bank as continued  by  MidSouth Bank for a period of two years following the Effective Date;  and (vi) not to trade in MidSouth Common Stock until the Effective  Time of the Holding
          Company Merger or until the Plan has been terminated.   See  "The
          Plan  -  Voting  and  Other  Agreements of Sugarland's Directors,
          Executive Officers and Five-Percent Shareholders."

          Employee Benefits

                    Pursuant to the Plan,  MidSouth  has  agreed that, from
          and  after  the Effective Date, MidSouth and MidSouth  Bank  will offer to all  persons who were employees of Sugarland or the Bank immediately prior  to the Effective Date and who become employees of MidSouth or MidSouth  Bank  following  the  Mergers,  the same employee benefits as are offered by MidSouth or MidSouth Bank, as the case may be, to its employees, except that there will  not be a  waiting  period  for  coverage  under any of its plans, and no employee of Sugarland or the Bank who  is  an  active employee on the Effective Date will be denied benefits under such plans for a
          pre-existing  condition.   Full  credit will be given  for  prior
          service  by  such  employees  with  Sugarland  or  the  Bank  for eligibility  and vesting purposes under  all  of  MidSouth's  and
          MidSouth Bank's benefit plans and policies.  All benefits accrued through the Effective  Date  under the benefit plans of Sugarland or the Bank will be paid by MidSouth or MidSouth Bank as the case may be to the extent such benefits  are not otherwise provided to such employees through the benefit plans  of MidSouth or MidSouth
          Bank,  as the case may be.  MidSouth and MidSouth  Bank  are  not obligated  to  continue  any  employee  benefit  or  ERISA  plans maintained  by Sugarland or the Bank prior to the Effective Date.
          See "The Plan - Employee Benefits."

          Certain Federal Income Tax Consequences

                    The  Companies have received an opinion from Deloitte &
          Touche LLP to the  effect  that,  among other things, each of the
          Mergers   will  qualify  as  a  tax-free   reorganization   under
          applicable  law, and that each Sugarland shareholder who receives
          MidSouth Preferred  Stock  pursuant to the Holding Company Merger will  not  recognize gain or loss  except  with  respect  to  the receipt of cash  (i)  in  lieu  of  fractional shares of MidSouth
          Common  Stock, or (ii) pursuant to the  exercise  of  dissenters'
          rights.   It  is  recommended  that each shareholder of Sugarland
          consult his tax advisor concerning the applicable state and local
          income  tax consequences of the Mergers  to  him.   See  "Certain
          Federal Income Tax Consequences."

          Accounting Treatment

                    It  is  anticipated  that the Mergers will be accounted
          for as a "purchase," as that term  is  used pursuant to generally accepted  accounting  principles  for  accounting  and  financial reporting purposes.  Under the purchase method of accounting, the assets and liabilities of Sugarland as of the Effective Date will be recorded at their estimated respective  fair  values and added to  those  of MidSouth.  Financial statements of MidSouth  issued after the Effective Date will reflect such values and will not be
          restated  retroactively   to  reflect  the  historical  financial
          position or results of operations of Sugarland.

          Dissenters' Rights

                    Under certain conditions,  and  by  complying  with the
          specific  procedures  required  by  statute and described herein, shareholders of Sugarland will have the right to dissent from the
          Holding Company Merger, in which event,  if  the  Holding Company
          Merger is consummated, they will be entitled to receive  in  cash the  fair  value  of  their shares of Sugarland Common Stock. See
          "Dissenters' Rights."   Shareholders  of  MidSouth  will not have
          dissenters' rights.


          Selected Financial Data of Sugarland

                    The following selected financial data of Sugarland with
          respect  to each year in the five-year period ended December  31,
          1994, has  been  derived  from Sugarland's consolidated financial statements and should be read  in  conjunction  with  Sugarland's
          consolidated   financial   statements,   the  notes  thereto  and
          "Sugarland  Management's  Discussion  and Analysis  of  Financial
          Condition and Results of Operations" appearing  elsewhere in this
          Joint Proxy Statement and Prospectus.




                                     (In thousands of dollars, except per share data)
                                                  Years Ended December 31,


                                 1994           1993         1992         1991         1990

Average Balance Sheet Data:

Total assets                  $  17,188     $  18,037     $  17,125    $  15,967    $  15,117

Earning assets                   14,715        15,625        14,563       13,544       12,862

Loans (net of unearned           8,296          8,221         8,102        8,008        6,872
discount)

Deposits                        15,005         15,900        15,093       14,053       13,293

Shareholders' equity             2,120          2,056         1,932        1,840        1,746

Income Statement Data:

Total interest income        $   1,219      $   1,268     $   1,295    $   1,381    $   1,357

Net interest income                853            860           793          716          638

Provision for possible              --             --            --           --           --
loan losses

Net income                         162            188           137          121          114

Per Share Data:

Net income                   $    0.87      $    1.01     $    0.73    $    0.64    $    0.61

Cash dividends                      --            .20           .18          .15          .15

Book value (period end)          11.25          11.30         10.51        10.00         9.51

Selected Ratios:

Net income as a period of         0.94%          1.04%         0.80%        0.76%        0.75%
average total assets

Net income as a percent of        7.64%          9.14%         7.09%        6.58%        6.53%
average equity

Average equity as a percent      12.33%         11.40%        11.28%       11.52%       11.55%
of average assets


          Selected Financial Data of MidSouth

               The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1994, has been derived from MidSouth's consolidated financial statements and should be read in conjunction with the documents incorporated by reference in this Joint Proxy Statement and Prospectus.



                                     (In thousands of dollars, except per share data)
                                                  Years Ended December 31,


                             1994           1993         1992         1991         1990

Average Balance Sheet
Data:

Total assets               $  101,547    $  86,482    $  82,296    $  82,296    $  82,456

Earning assets                 93,047       78,750       75,432       74,859       74,148

Loans and leases               55,601       45,124       39,951       41,956       44,984

Securities                     33,716       28,655       32,112       27,128       25,069

Deposits                       94,164       80,466       77,667       78,610       77,659

Long-term debt <FN1>            1,196          786          954          983        1,039

Shareholders' equity            5,443        4,267        2,887        1,973        2,790

Income Statement Data:

Total interest income      $    7,388    $   6,371    $   6,683    $   7,698    $   8,300

Net interest income             5,412        4,567        4,272        3,958        4,001

Provision for loan losses         210          306          365          518        2,318

Other income (exclusive         1,422        1,161        1,046        1,000        1,012
of securities transactions)

Operating expense               4,882        4,653        4,106        4,103        4,301

Net income                      1,142        1,245          905          441       (1,685)

Per Share Data:

Earnings per share<FN2>    $     1.61    $    1.93    $    1.46    $    0.81    $   (3.23)

Cash dividends                    N/A          N/A          N/A          N/A          N/A

Book value                       7.53         8.15         5.73         4.21         3.16
(period ended)

High stock price<FN3>           12.50         9.52          N/A          N/A          N/A

Low stock price<FN3>             8.75         8.81          N/A          N/A          N/A

Key ratios:

Net income as a percent          1.12%        1.13%        1.10%         .54%       (2.03%)
of average total assets<FN4>


                                     (In thousands of dollars, except per share data)
                                                  Years Ended December 31,


                                1994           1993         1992         1991         1990

Net income as a percent         20.98%       22.88%       31.33%       22.35%      (60.44%)
of average equity<FN4>

Net interest margin              5.81%        5.80%        5.66%        5.30%        5.43%


Allowance for loan losses        1.45%        1.66%        2.09%        2.14%        3.11%
to loans and leases

Leverage ratio                   6.45%        5.94%        5.06%        3.84%        2.78%

Dividend payout ratio             N/A          N/A          N/A          N/A          N/A

____________________

          Notes:
        <FN1>   Actual  figures  have  been  provided  for  long-term  debt obligations which include an ESOP borrowing and, in 1994, FHLB borrowings.
        <FN2>   Earnings  per  share have been  adjusted  for  a  5%  stock dividend paid by the Company on February 18, 1994.
        <FN3>  No market price information is available for the years 1992,
          1991 and 1990.
        <FN4>  Exclusive of income taxes, extraordinary item and cumulative effect of accounting change for the year ended December 31, 1993.



          Comparative Per Share Data (Unaudited)

               The following table presents certain information for MidSouth and Sugarland on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the proposed Holding
          Company Merger based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Holding Company Merger had been in effect on the date or for the periods indicated below, or the results that may be obtained in the future.


Comparative Per Share Data (unaudited)


December 31, 1994                      Historical            Pro Forma           Sugarland
                               MidSouth         Sugarland    Combined         Equivalent<FN1>
Primary earnings per
  common share diluted          $1.61             $0.87        $1.48               $1.48

Fully diluted earnings
  per common share                NA                NA          1.42                1.42

Dividends declared per
  common share                      -                -             -                   -

Book value per common share     $7.53            $11.25        $8.92<FN2>           8.92<FN2>



March 31, 1994                         Historical            Pro Forma           Sugarland
                               MidSouth         Sugarland    Combined         Equivalent<FN1>

Primary earnings per
  common share                  $0.42             $0.26        $0.40               $0.40

Fully diluted earnings
  per common share                NA                NA         $0.38                $0.38

Dividends declared per
  common share                      -                -             -                   -

Book value per common share     $8.62            $11.90        $9.79<FN2>          $9.79<FN2>


         ________________________

        <FN1>Pro forma equivalent amounts are calculated by multiplying the combined pro forma amount by l.0, the number of shares of MidSouth Preferred Stock that each holder of Sugarland Common Stock will receive for each share of his Sugarland Common Stock upon consummation of the Mergers and assuming that each share of Preferred Stock has been converted into MidSouth Common Stock.

        <FN2>Based on common shares outstanding and assuming  conversion of
          MidSouth Preferred Stock into MidSouth Common Stock.




          Market Prices and Dividends

               The Plan provides that MidSouth will use its best efforts to cause the Preferred Stock be listed for trading on the American Stock Exchange Emerging Companies Market ("AMEX"), and MidSouth has been advised by the staff of Amex that the Preferred Stock will be so listed. Any such listing will not be effective until the Preferred Stock is issued, and there can be no assurance as to what the initial price of the Preferred Stock will be if and when listed. The listing of the Preferred Stock does not assure that there will be an active trading market in the Preferred Stock and, given that the number of initial holders of Preferred Stock will be relatively small, and the fact that MidSouth's Common Stock is thinly traded relative to the Common Stock of other large bank holding companies, it is likely that there will be limited and sporadic trading in the Preferred Stock.

               The holders of shares of the Preferred Stock have the right to convert all or any part of the Preferred Stock into shares of MidSouth Common Stock at the conversion rate of one share of MidSouth Common Stock for each share of Preferred Stock converted, subject to adjustment from time to time in the event of a dividend or distribution paid to the holders of MidSouth Common Stock in shares of MidSouth Common Stock, a stock split or reverse stock split of MidSouth Common Stock, a reclassification of the MidSouth Common Stock, or certain business combination transactions involving MidSouth, as provided in MidSouth's Articles of Incorporation. On December 27, 1994, the day preceding the date that the Companies entered into the Plan, the closing sales price for a share of MidSouth Common Stock, as quoted on the AMEX, was $11.25. On June __, 1995, the closing sales price for a share of MidSouth Common Stock was _________. No assurance can be given as to the market price of MidSouth Common Stock on the Effective Date.

               Sugarland Common Stock is not actively traded, and there is no established trading market for the stock. There are no bid or asked prices available for Sugarland Common Stock.

               MidSouth has not paid cash dividends  on its common stock in the past two years. MidSouth intends, however, to consider paying dividends on its common stock beginning in the latter part of 1995 or early part of 1996. Sugarland paid a dividend of $.20 per share on its common stock during 1993 but has not paid a dividend since that time. The Plan does not permit Sugarland to pay any further dividends without the prior consent of MidSouth.

               See   "Information  About  Sugarland  -  Market  Prices  and
          Dividends."

                              INTRODUCTORY STATEMENT

          General

               This Joint Proxy Statement and Prospectus is furnished to the shareholders of Sugarland Bancshares, Inc. ("Sugarland") and MidSouth Bancorp, Inc. ("MidSouth") in connection with the solicitation of proxies on behalf of the respective Boards of Directors of Sugarland and MidSouth for use at a special meeting of the shareholders of Sugarland (the "Special Meeting") and the annual meeting of the shareholders of MidSouth (the "Annual Meeting," which collectively with the Special Meeting are referred to herein as the "Meetings") to be held on the dates and at the times and places specified in the accompanying Notice of Special Meeting of Shareholders of Sugarland and Notice of Annual Meeting of Shareholders of MidSouth, or any adjournments thereof. No proxy given by any shareholder who voted against the proposals described herein, however, will be voted in favor of any proposal to adjourn the Meetings. Sugarland and MidSouth (collectively, the "Companies") have each supplied all information included herein with respect to it and its subsidiary.

          Purpose of the Meetings

               The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between MidSouth and Sugarland and a related Agreement of Merger between MidSouth National Bank ("MidSouth Bank") and the Bank (the "Bank Merger Agreement," which collectively with the Agreement and Plan of Merger, is referred to as the "Plan"). Pursuant to the Plan, the Bank will be merged into MidSouth Bank (the "Bank Merger") and Sugarland will be merged into MidSouth (the "Holding Company Merger," which, collectively with the Bank Merger, are referred to as the "Mergers") with the result that the business and properties of Sugarland will become the business and properties of MidSouth and, except for shares of Sugarland's common stock to which dissenters' rights have been perfected, each outstanding share of Sugarland common stock ("Sugarland
          Common Stock") will be converted into one share of Series A Cumulative Convertible Preferred Stock of MidSouth (the "Preferred Stock") as described under the caption "The Plan - Conversion of Sugarland Common Stock."

               The purpose of the Annual Meeting is, among other things, to elect directors of MidSouth and to consider and vote upon a proposal to approve the issuance of up to 187,286 shares of Preferred Stock of MidSouth to be issued to shareholders of
          Sugarland  in  exchange  for  their  Sugarland  Common  Stock  in
          connection  with the Mergers.   See  "Election  of  Directors  of
          MidSouth."

          Shares Entitled to Vote; Quorum; Vote Required

               Only holders of record of MidSouth's common stock ("MidSouth Common Stock") at the close of business on June 7, 1995 are entitled to notice of and to vote at the Annual Meeting. On that date there were 717,753 shares of MidSouth Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Annual Meeting. Only holders of record of Sugarland Common Stock at the close of business on June 7, 1995 are entitled to notice of and to vote at the Special Meeting. On that date there were 187,286 shares of Sugarland Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Special Meeting.

               With respect to any matter properly brought before the Meetings, the presence at the Meetings, in person or by proxy, of the holders of a majority of the outstanding shares of the respective Companies' common stock is necessary to constitute a quorum.

               The Plan must be approved by the shareholders of Sugarland by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting. An abstention will have the effect of a vote against the Plan. However, unless the Plan is approved by the holders of at least 80% of the Sugarland Common Stock, dissenters' rights will apply and an abstention will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. See "Dissenters' Rights." If brokers who do not receive instructions from beneficial owners as to granting or withholding of proxies may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on a proposal, including the proposal to approve the Plan, shares not voted on such proposal will be counted as not present with respect to the proposal.

               Under the Louisiana Business Corporation Law (the "LBCL") and the Articles of Incorporation of MidSouth, the shareholders of MidSouth are not required to approve the Mergers. However, under the rules of the American Stock Exchange Emerging Company Market (the "AMEX") on which MidSouth Common Stock is listed, shareholder approval is required for the issuance of the
          Preferred Stock. The issuance of the Preferred Stock must be approved by the affirmative vote a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted in the determination of the total number of votes cast.

               Directors, executive officers and certain principal shareholders of Sugarland beneficially owning an aggregate of 89,956 shares, or approximately 48.03% of the outstanding Sugarland Common Stock, have executed agreements pursuant to which they have agreed, among other things, to vote in favor of the Plan. See "Voting and Other Agreements with Sugarland's Directors, Executive Officers and Five-Percent Shareholders." Accordingly, management of Sugarland believes that Sugarland will obtain the vote required for approval of the Plan. The directors and executive officers of MidSouth having voting power with respect to an aggregate of 271,143 shares, or approximately 37.8% of the outstanding MidSouth Common Stock, have informed MidSouth that they intend to approve the issuance of the Preferred Stock, and, accordingly, management of MidSouth believes that MidSouth will obtain the vote required for approval of the issuance of the Preferred Stock.

          Solicitation, Voting and Revocation of Proxies

               In addition to soliciting proxies by mail, directors, officers and employees of the Companies, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Companies' stock, and the Companies will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost to Sugarland of soliciting proxies is being paid for by Sugarland, and the cost to MidSouth of soliciting proxies is being paid for by MidSouth.

               The proxies that accompany this Joint Proxy Statement and Prospectus permit each holder of record of the Companies' common stock on the applicable record date to vote on all matters that properly come before the Special Meeting or Annual Meeting. When a shareholder of Sugarland specifies his choice on the proxy with respect to the proposal to approve the Plan, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares represented by an executed proxy will be voted in favor of the proposal to approve the Plan. If a shareholder of Sugarland does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan, he will not be able to exercise dissenters' rights with respect to the Holding Company Merger unless he attends the Special Meeting in person and votes against the Plan, and gives written notice of his dissent from the Plan at or prior to the Special Meeting. See "Dissenters' Rights." A shareholder of Sugarland may revoke his proxy by (i) giving written notice of revocation to Ronald R. Hebert, Sr., Secretary, Sugarland Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544; or (ii) executing and delivering to Sugarland at any time before its exercise a later dated proxy or
          (iii) attending the Special Meeting and voting in person.

               Where a shareholder of MidSouth specifies his choice on the proxy with respect to the approval of the issuance of the Preferred Stock, the shares represented by proxy will be voted in accordance with such specification. If no such specification is made, the shares represented by an executed proxy will be voted in favor of the issuance of the Preferred Stock and in favor of the election of the Directors of MidSouth named in the proxy. An abstention or broker non-vote will not be counted in the determination of the total number of votes cast. A shareholder of MidSouth may revoke his proxy by (i) giving written notice of revocation to Karen L. Hail, Secretary, MidSouth Bancorp, Inc., 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana 70501; or (ii) executing and delivering to MidSouth at any time before its exercise a later dated proxy or (iii) attending the Annual Meeting and voting in person.

               No matters are expected to be considered at the Special Meeting other than the proposal to approve the Plan, and no matters are expected to be considered at the Annual Meeting other than the proposal to approve the issuance of the Preferred Stock and the election of directors of MidSouth. If any other matters should properly come before either of the meetings, it is intended that proxies in the form accompanying this Joint Proxy Statement and Prospectus will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies, except that no proxy given by any shareholder who voted against the Plan or the issuance of the Preferred Stock will be voted in favor of a proposal to adjourn the Meetings.

                                       THE PLAN
          General

               The transactions contemplated by the Plan are to be effected in accordance with the terms and conditions set forth in the Plan, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan. For information concerning obtaining a copy of the Plan, see "Available Information."

               The ultimate result of the transactions contemplated by the Plan will be that the business and properties of the Bank will become the business and properties of MidSouth Bank, the business and properties of Sugarland will become the business and properties of MidSouth, and the shareholders of Sugarland will become shareholders of Preferred Stock of MidSouth. The steps taken to achieve this result involve the following transactions:
          (i) the Bank will be merged into MidSouth Bank and the separate existence of the Bank will cease; (ii) Sugarland will be merged into MidSouth and the separate existence of Sugarland will cease; and (iii) shareholders of Sugarland will receive the consideration  described  below  under  the  heading  "The Plan -
           Conversion of Sugarland Common Stock."

          Background of and Reasons for the Plan

               Background. In 1987, C.R. Cloutier, President of MidSouth and MidSouth Bank, and D.J. Tranchina, President of Sugarland and the Bank, first discussed generally the possibility of a business combination between the Companies and the Banks. After preliminary discussions, the Companies and the Banks each determined not to pursue a business combination at that time. In September 1993, Messrs. Cloutier and Tranchina again discussed in general terms the possibility of a business combination between the Companies and the Banks and expressed interest in exploring fully such a transaction.

               On April 13, 1994, Will G. Charbonnet, Sr., Chairman of the Board of MidSouth and MidSouth Bank, and Mr. Cloutier presented to Sugarland's Board of Directors a written proposal to merge the Companies and the Banks. Representatives of the Companies and the Banks continued to discuss the terms of a business combination. On May 26, 1994, Sugarland retained Chaffe & Associates, Inc. ("Chaffe") as its financial advisor in connection with a possible business combination with MidSouth, and on August 19, 1994, the Companies agreed to a confidentiality agreement and exchanged certain confidential information concerning their respective companies as a means of exploring further a business combination between the Companies.

               Over the next several months, the Companies exchanged drafts of a proposed merger agreement and engaged in detailed negotiations concerning the terms of the proposed Mergers. On December 8, 1994, the Boards of Directors of Sugarland and the Bank held a special joint meeting to consider the proposed Mergers. At the meeting, Sugarland's Board of Directors, management and legal and financial advisors reviewed the background of, and rationale for, the proposed Mergers, the terms of the Plan, the potential risks and benefits of the Mergers and the financial and evaluation analyses of the transaction. Chaffe delivered its opinion to Sugarland's Board of Directors, subsequently confirmed in writing, that the exchange ratio in the proposed merger of Sugarland and MidSouth was fair to Sugarland's shareholders, from a financial point of view, as of such date. On December 14, 1994, MidSouth's Board of Directors met and approved the proposed Mergers and the Plan.

               Reasons for the Plan. The Board of Directors of Sugarland believes that approval of the Plan is in the best interest of Sugarland and its shareholders. In reaching its decision to recommend the Plan, Sugarland's Board of Directors consulted with its financial and other advisors, as well as with Sugarland's management, and considered the following material factors:

               (a)  The   business,   financial   condition,   results   of
                    operations and prospects of each of MidSouth and Sugarland;

               (b) The market for the Bank's services and the likelihood that the Bank would continue to face competitive pressures in its market area from banks and other financial institutions with greater financial resources capable of offering a broad array of financial services and operating on a narrower profit margin than the Bank;

               (c) The amount and type of consideration to be received by Sugarland's shareholders pursuant to the Plan;

               (d)  The market price of MidSouth Common Stock;

               (e) The dividends to which Sugarland's shareholders would be entitled under the terms of the Preferred Stock;

               (f) Each of the Mergers is expected to qualify as a tax-free reorganization so that neither Sugarland nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see "Certain Federal Income Tax Consequences"); and

               (g) The opinion received from Chaffe that the proposed Exchange Ratio (as defined in such opinion) is fair to Sugarland and its shareholders from a financial point of view (see "Opinion of Chaffe & Associates, Inc.").

               Sugarland's Board did not assign any specific or relative weight to the foregoing factors in its consideration of the Plan. Sugarland's Board of Directors believes that the Plan provides significant value to all Sugarland shareholders and will enable them to participate in opportunities for growth that Sugarland's Board of Directors believes the Mergers make possible.

               The Board of Directors of MidSouth believes that the Mergers are in the best interests of MidSouth and its shareholders. In addition to the financial terms, among the factors considered by the Board in approving the Plan were (i) the increased competitive advantages available to MidSouth Bank through the combined capital of the Banks and the economies of scale created as a result of the Mergers and (ii) the increased market share and additional markets available to MidSouth as a result of the Mergers.

               The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies. Determination of the consideration to be received by Sugarland's shareholders in exchange for their stock was based upon various factors considered by the Boards of the Companies, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies and the Banks, the market price and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of MidSouth Bank and the Bank to pursue available consumer and commercial banking business in Lafayette, Jefferson, Iberia and St. Martin Parishes and surrounding areas.

               The Board of Directors of Sugarland approved the Plan and recommends that its shareholders vote FOR approval of the Plan. The Board of Directors of MidSouth unanimously approved the Plan and recommends that its shareholders approve the issuance of the Preferred Stock.

          Opinion of Chaffe & Associates, Inc.

               General.Pursuant to an engagement letter dated as of May 26,
          1994 (the "Engagement Letter"), Sugarland retained Chaffe to act as its financial advisor in connection with its evaluation of a possible business combination with MidSouth, including providing certain analyses of the financial terms of the Mergers. Chaffe is a recognized investment banking firm and is experienced in the securities industry, in investment analysis and appraisal and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalizations and valuations for estate, corporate and other purposes. It regularly is retained to perform similar services for other banks and bank holding companies. Sugarland selected Chaffe as its financial advisor on the basis of its experience and expertise in transactions similar to the Mergers and its reputation in the banking and investment communities.

               In connection with its engagement as Sugarland's financial advisor with respect to the Mergers, Chaffe was instructed to evaluate the fairness to Sugarland shareholders, from a financial point of view, of the Exchange Ratio (as defined in Chaffe's opinion) in the Mergers. Sugarland did not place any limitations on the scope or manner of Chaffe's investigations and review, and instructed Chaffe to conduct such investigations as it deemed appropriate for purposes of its evaluation. Chaffe was also engaged to provide a valuation of Sugarland Common Stock and to advise Sugarland in its negotiations with MidSouth concerning the consideration to be received by Sugarland's shareholders pursuant to the Plan. Such consideration was determined by Sugarland and MidSouth in their negotiation of the terms of the Plan.

               At July 13 and August 10, 1994 meetings of Sugarland's Board of Directors, Chaffe made presentations and presented reports to the Board concerning the proposed Mergers. On December 30, 1994, Chaffe delivered its written opinion that, based upon and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated in such opinion and such other matters as Chaffe considered relevant, the Exchange Ratio in the Holding Company Merger was fair to Sugarland and its shareholders from a financial point of view, as of the date of such written opinion. The full text of Chaffe's written opinion to the Sugarland Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by Chaffe, is attached hereto as Appendix A and is incorporated herein by reference. The opinion should be read carefully and in its entirety in connection with this Joint Proxy Statement and Prospectus. The following summary of Chaffe's opinion is qualified in its entirety by reference to the full text of the opinion. Chaffe's opinion does not constitute a recommendation to any shareholder of Sugarland as to how such shareholder should vote at the Special Meeting.

               In connection with rendering its December 30, 1994 opinion, Chaffe reviewed materials relating to the Mergers and the financial and operating condition of the Companies, including, among other information: (i) the Plan; (ii) Sugarland's audited financial statements and other data for recent years and interim periods through September 30, 1994; (iii) the Bank's 1994 budget;
          (iv) MidSouth's audited financial statements and other data for recent years and interim periods through September 30, 1994; and
          (v) statistical and financial information for Sugarland and MidSouth and for comparable companies derived from various statistical services, as well as certain publicly available information and analyses relating to them. In addition, Chaffe reviewed certain historical market information for Sugarland Common Stock, for which no independent trading market exists, and certain historical market prices and trading volumes of MidSouth Common Stock on the AMEX. In reporting such information to Sugarland's Board of Directors, Chaffe noted that although there is an independent market for MidSouth Common Stock and there is expected to be an independent market for the Preferred Stock, such stocks are or will be, respectively, thinly traded.

               Set forth below is a brief summary of selected analyses performed by Chaffe in connection with its opinion and the reports presented by Chaffe to the Sugarland Board of Directors on July 13, 1994 and August 10, 1994 in connection therewith. The summary set forth below describes the material evaluation methodologies performed by, and material factors considered by, Chaffe. Chaffe's opinion was based on economic, market and other conditions existing as of the date of its opinion, and Chaffe expressed no opinion on the tax consequences of the Plan or the effect of any tax consequences on the value received by the holders of Sugarland Common Stock in the Mergers.

               Analysis of the Companies. Chaffe analyzed the historical performance of Sugarland and MidSouth, and considered the current financial condition, results of operations and prospects of each. Chaffe analyzed information and data provided by the management of each of Sugarland and MidSouth concerning such company's respective loans, other real estate owned, securities portfolio, fixed assets and operations. With respect to all information reviewed by it relating to the Companies, Chaffe relied, without independent verification, upon the accuracy and completeness of such information. Chaffe did not perform an independent review of the assets or liabilities of Sugarland or MidSouth, and relied solely on the Companies for information as to the condition of each company's loan portfolio, the adequacy of its loan loss reserve and the value of other real estate owned.

               In reviewing Sugarland, Chaffe observed that the Bank's improved earnings in 1993 were primarily the result of a decreased cost of funds and a low effective tax rate due to the availability of a net operating loss carry forward. This lower funding cost and tax benefit was a key factor in Sugarland's 1993 profitability. Chaffe noted that Sugarland's 1994 budget projected earnings to be 26.6% less than 1993 earnings, primarily as a result of a shrinking net interest margin. The tax benefit available to Sugarland as a result of the net operating loss carry forward was projected to be unavailable in 1994, making it likely that Sugarland will return to statutory tax rates. Sugarland is experiencing increased competition in its marketplace from new entrants paying higher yields on deposits. Chaffe also noted Sugarland's concentration of agricultural loans and observed that prospects for the local agricultural industry were uncertain as a result of the North American Free Trade Agreement.

               Analysis of the Mergers. In connection with rendering its opinion and preparing its presentations to the Sugarland Board of Directors, Chaffe performed a variety of financial analyses. Chaffe compared certain financial and stock market data for peer groups of bank holding companies whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally; considered a number of valuation methodologies, including, among others, those that incorporate book value, deposit base premium and capitalization of earnings; and
          performed such other studies and analyses as Chaffe deemed relevant for purposes of its opinion. Chaffe also analyzed the terms of the MidSouth Preferred Stock.

               Analysis of Selected Merger Transactions. In connection with its July 13, 1994 meeting with Sugarland's Board of Directors, Chaffe analyzed premiums paid in acquisitions of selected banks and bank holding companies whose asset size, leverage ratio and return on average assets were comparable to Sugarland's (the "U.S. Peer Group"). Transactions considered in this analysis were those throughout the United States between March 31, 1993 and June 24, 1994, in which the seller's total assets were between $10 million and $50 million, leverage ratio was between 9.0% and 15.0%, and return on average assets was between 0.75% and 1.50%. Chaffe also analyzed premiums paid in acquisitions of selected banks and bank holding companies located in 16 states in the southern United States (the "Southern Peer Group"). Finally, Chaffe analyzed premiums paid in substantially all acquisitions of Louisiana banks from March 31, 1993 through July 12, 1994 (the "Louisiana Acquisitions"). For each bank acquired or to be acquired in such transactions, Chaffe compared the prices to be received by the shareholders of each institution being acquired as a multiple of its tangible equity, its earnings per share for the four quarters prior to such a transaction, its premium over tangible equity to core deposits, and its total assets.

               The figures for the U.S. Peer Group, Southern Peer Group and
          Louisiana Acquisitions produced: (i) median percentages of premium (purchase price in excess of tangible equity) to core deposits of 5.44%, 5.72% and 10.73%, respectively; (ii) median ratios of purchase price to tangible equity of 1.44x, 1.45x and 1.86x, respectively; (iii) median ratios of purchase price to earnings per share for the four quarters prior to transaction of 15.52x, 16.59x and 13.05x, respectively, and (iv) median percentages of purchase price to assets of 14.88%, 15.32% and 17.32%, respectively. In comparison, assuming the consideration to be paid in the Mergers for each share of Sugarland Common Stock equals that number of shares of MidSouth Preferred Stock with a stated value of $14.25, Chaffe determined that the consideration to be received by the holders of Sugarland Common Stock in the Mergers represented a percentage of premium to core deposits of 3.46%, a ratio of price to tangible equity of 1.20x, a ratio of price to Sugarland's earnings for the twelve months ended March 31, 1994 of 14.12x, a ratio of price to Sugarland's 1994 budgeted earnings of 18.93x, and a percentage of price to assets of 14.34%. Prior to rendering its opinion, Chaffe updated the above-referenced analysis through November 25, 1994. With respect to each of the above-referenced groups of transactions and the proposed Merger, Chaffe compared the prices to be received by the peer groups in the manner described above, and such analysis yielded results substantially similar to those stated above. Chaffe noted that Sugarland's 1994 budgeted earnings were generally in line with Sugarland's actual performance through March 31, 1994 and slightly below actual performance through November 25, 1994. Chaffe noted that the consideration to be paid in the Mergers represented a very high multiple of price to Sugarland's 1994 budgeted earnings. Chaffe believed Sugarland's 1994 budgeted earnings more fairly represented Sugarland's future core earnings capacity than its earnings for the twelve months ended March 31, 1994.

               Conclusions based on the foregoing analysis are not mathematical; rather, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which Sugarland is being compared.

               Discounted Earnings Analysis. In connection with its July 13, 1994 meeting with Sugarland's Board of Directors, Chaffe calculated, using discounted earnings analysis, the present value of the stream of after-tax cash flows that Sugarland could produce in the future. Chaffe estimated the earnings stream through 2000 and a terminal value after 2000 based upon information provided by Sugarland management, and then discounted such values, using an estimated required rate of return for Sugarland of 12.0%. Chaffe determined that the stated value of the MidSouth Preferred Stock to be received by the holders of Sugarland Common Stock was substantially in excess of the value indicated for Sugarland Common Stock by this type of analysis. Additional earnings analyses were performed at the time of the December 30, 1994 opinion, applying similar methodology and discount rates to the above-described earnings analysis and yielding substantially similar results.

               Dilution Analysis. Sugarland earned $0.18 per share for the three months ended March 31, 1994. MidSouth earned $0.32 per share for the three months ended March 31, 1994. If the Mergers had been consummated at January 1, 1994 and all the Preferred Stock been converted into MidSouth Common Stock immediately after the consummation of the Mergers, each former Sugarland share would have earned approximately $0.29 per share on a pro forma basis for the three months ended March 31, 1994, giving effect to the immediate conversion of the Preferred Stock, the applicable exchange ratio and amortization of goodwill. This represented an increase of 60% over Sugarland's earnings per share for the three months ended March 31, 1994. The expected impact of the Mergers on Sugarland's earnings per share under the foregoing analysis was similar for the three months ended March 31, 1994 and the nine months ended September 30, 1994.

               Sugarland's book value per share was $11.47 at March 31, 1994. The stated value per share of the MidSouth Preferred Stock is $14.25. This represented an increase of 24% over the book value per share of Sugarland Common Stock at March 31, 1994. If the Mergers had been consummated at March 31, 1994 and all the Preferred Stock been converted into MidSouth Common Stock immediately after the consummation of the Mergers, each former Sugarland share would have a book value of $8.81 on a pro forma basis, giving effect to the immediate conversion of the Preferred Stock and the applicable exchange ratio. This represented a decrease of 23% from the book value per share of Sugarland Common Stock at March 31, 1994. The expected impact of the Mergers on the book value of Sugarland Common Stock under the foregoing analysis was similar at March 31, 1994 and September 30, 1994.


               Analysis of MidSouth Preferred Stock. In connection with its August 10, 1994 meeting with Sugarland's Board of Directors, Chaffe examined the proposed terms of the MidSouth Preferred Stock. By using discounted cash flow and option valuation models, Chaffe considered the appropriate market rate for the Preferred Stock, certain information concerning MidSouth Common Stock and proposed conversion provisions for the MidSouth Preferred Stock. Chaffe considered the value of the Preferred Stock based upon assumptions that the Preferred Stock would be redeemed after five years and that the Preferred Stock would not be redeemed. In addition, Chaffe considered the value of the Preferred Stock by taking into account the fact that the Preferred Stock is convertible into MidSouth Common Stock and by excluding any valuation of the convertibility of the Preferred Stock. Under all circumstances, Chaffe determined that the value of the Preferred Stock was within an appropriate range of fair value for the Sugarland Common Stock.

               Sugarland declared cash dividends of $.20 per share of Sugarland Common Stock in 1993. At the time of Chaffe's August 10, 1994 meeting with Sugarland's Board of Directors, under the proposed terms of the Preferred Stock, each share of Preferred Stock would have yielded dividends at a rate of 6.58% per annum. This yield equated to a dividend per each Sugarland share of $.94, which represented a 370% increase over Sugarland's 1993 Common Stock dividend. In this analysis, Chaffe considered MidSouth's ability to pay dividends on the Preferred Stock, and the fact that there were restrictions in a MidSouth debt instrument on the payment by MidSouth of any dividends, but was advised by MidSouth that such restrictions had been waived in writing by the holder of such instrument.

               The foregoing summary does not purport to be a complete description of the analyses performed by Chaffe. The preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Chaffe believes that the summary set forth above and Chaffe's analyses must be considered as a whole and that selecting only a portion of its analyses, without considering all of its analyses, creates an incomplete view of the process underlying Chaffe's opinion.

               The analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. Furthermore, Chaffe may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Chaffe's view of the actual value of Sugarland, MidSouth or the combined Companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

               To date, Sugarland  has  paid  Chaffe $28,581.74 in fees and out-of-pocket expenses for the financial advisory services referred to above, including its services in rendering the opinion. For other services requested of Chaffe by Sugarland,
          Sugarland has agreed to pay Chaffe on an hourly basis. Sugarland's Management estimates that the total fees and costs to be paid to Chaffe in connection with the Mergers will be approximately $30,000, including all amounts previously paid.
          According to Chaffe, these amounts are insignificant when compared to Chaffe's total gross revenues. The fees received by Chaffe in connection with its services to Sugarland are not dependent upon consummation of the Mergers or any similar transaction, or shareholder or regulatory approval of the Plan.

               Prior to its retention in May 1994 as Sugarland's financial advisor, Chaffe had provided no services to Sugarland. Chaffe has not provided any services to MidSouth. Neither Chaffe nor any of its officers or employees has any interest in Sugarland Common Stock, MidSouth Common Stock or MidSouth Preferred Stock.

               Pursuant to the Engagement Letter, Sugarland has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, the officers, directors, shareholders, employees, attorneys, agents and representatives of Chaffe and its subsidiaries and affiliates, and their respective heirs, legatees, legal representatives, successors and assigns from and against any and all damage, loss, cost, expense, obligation, claim or liability, including reasonable attorneys fees and expenses arising directly or indirectly from, or in any way related to, the opinion or any other services performed by Chaffe pursuant to the Engagement Letter, provided that Chaffe and its officers, directors, employees, agents and representatives have not been grossly negligent or guilty of reckless or willful misconduct in connection with the opinion or such other services.

          Conversion of Sugarland Common Stock

               In consideration of the Mergers, each share of Sugarland Common Stock outstanding on the date the Holding Company Merger becomes effective (the "Effective Date") will be converted into one share of MidSouth Preferred Stock having the rights and preferences described below under the heading "Rights and Preferences of MidSouth Preferred Stock." Pursuant to resolutions adopted by the Board of Directors of MidSouth and Sugarland, the deadline for consummating the Mergers has been extended until July 31, 1995, and if the Mergers are not consummated by that date, the Companies may terminate the Plan or waive their right to do so and consummate the Mergers at a later date. However, the Companies intend for the Mergers to be effected as soon as possible after the Annual Meeting and the Special Meeting.

               Shareholders who perfect dissenters' rights will not receive MidSouth Preferred Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law (the "LBCL"). See "Dissenters' Rights."

               In lieu of the issuance of any fractional share of MidSouth Preferred Stock to which a holder of Sugarland Common Stock may be entitled, each shareholder of Sugarland, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Sugarland Common Stock held by such shareholder, will be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by $14.25, the stated value of a share of Preferred Stock.

               For information regarding restrictions on the transfer of the Preferred Stock by certain Sugarland shareholders, see "Status under Federal Securities Laws; Certain Restrictions on Resales."

          Effective Date

               The Bank Merger Agreement has been filed with the Office of the United States Comptroller of the Currency (the "OCC"), and will be filed for recordation with the Louisiana Commissioner of Financial Institutions (the "Commissioner"), and the Bank Merger will be effective at the time and date specified in a certificate or other written record issued by the OCC, or in the Certificate of Merger issued by the Commissioner, whichever date is later. A Certificate of Merger with respect to the Holding Company Merger will be filed for recordation with the Louisiana Secretary of State as soon as practicable after shareholder approval is obtained and all other conditions to the consummation of the Mergers have been satisfied or waived, and the Holding Company Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. It is intended that the Bank Merger will be consummated immediately after consummation of the Holding Company Merger. The Companies are not able to predict the Effective Date of the Bank Merger or the Holding Company Merger, and no assurance can be given that the transactions contemplated by the Plan will be effected at any time. See "The Plan - Regulatory Approvals and Other Conditions of the Mergers."

          Exchange of Certificates

               On the Effective Date, each Sugarland shareholder will cease to have any rights as a shareholder of Sugarland, and his sole rights will pertain to the shares of MidSouth Preferred Stock into which his shares of Sugarland Common Stock have been converted pursuant to the Holding Company Merger, except for any such shareholder who exercises statutory dissenters' rights and except for the right to receive cash for any fractional share. See "Dissenters' Rights."

               Upon the consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Sugarland Common Stock for certificates representing shares of MidSouth Preferred Stock will be mailed to each person who was a shareholder of record of Sugarland on the Effective Date of the Mergers. Shareholders are requested not to send in their Sugarland Common Stock certificates until they have received a letter of transmittal and further written instructions.

               After the Effective Date and until surrendered, certificates representing Sugarland Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of MidSouth Preferred Stock, to represent the number of whole shares of MidSouth Preferred Stock into which such shares of Sugarland Common Stock have been converted. MidSouth, at its option, may decline to pay former shareholders of Sugarland who become holders of MidSouth Preferred Stock pursuant to the Holding Company Merger any dividends or other distributions that may have become payable to holders of record of MidSouth Preferred Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Sugarland Common Stock. Any dividends not paid after one year from the date that such dividends were eligible to be paid will revert in ownership to MidSouth, and MidSouth will have no further obligation to pay such dividends.

               Sugarland shareholders who cannot locate their certificates are urged to contact promptly Ronald A. Hebert, Sr., Sugarland Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544, telephone number (318) 276-6307. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Sugarland or MidSouth, as its successor, against any claim that may be made against them by the owner of the certificate(s) alleged to have been lost or destroyed. Either of the Companies may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify them.

          Regulatory Approvals and Other Conditions of the Mergers

               In addition to shareholder approvals, consummation of the Mergers will require the approval of the OCC, and approval or waiver of prior approval from the FRB. On January 25, 1995, MidSouth filed an application seeking the prior approval of the Bank Merger from the OCC and, by letter dated January 30, 1995, requested a waiver of prior approval from the FRB. MidSouth received OCC approval of the Mergers on March 22, 1995, and confirmation of waiver of prior approval from the FRB on March 17, 1995.

               The obligations of the parties to the Plan are also subject to other conditions set forth in the Plan, including, among others: (i) that no action or proceeding has been brought before a court or governmental body to restrain or prohibit the Mergers;
          (ii) that prior to the Effective Date there has not been a material adverse change in the financial condition, results of operations, business or prospects of the other party or its subsidiary; (iii) the receipt of customary legal opinions; (iv) that on the date of closing, the representations and warranties made in the Plan by each party are true and correct in all material respects; and (v) the receipt by MidSouth and Sugarland of an opinion from Deloitte & Touche LLP to the effect that the Mergers will constitute a reorganization within the meaning of
          Section 368(c) of the Internal Revenue Code and that the shareholders of Sugarland will not recognize gain or loss with respect to the shares of Preferred Stock received in the Holding Company Merger. The obligations of MidSouth and MidSouth Bank to consummate the Mergers are also conditioned upon, among other things, that MidSouth has received satisfactory assurance from the FRB or delegated authority that the Preferred Stock will be treated as Tier 1 Capital for the purpose of the capital adequacy guidelines of the FRB; and confirmation from the directors, executive officers and certain principal shareholders of Sugarland as to representations and covenants previously made by them as described under "The Plan - Voting and Other Agreements of Sugarland's Directors, Executive Officers and Five-Percent Shareholders."

               The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived; however, there can be no assurance that the conditions to the Mergers will be satisfied.

          Conduct of Business Prior to the Effective Date

               Sugarland and the Bank have agreed pursuant to the Plan that, prior to the Effective Date, each will conduct its business only in the ordinary course and that, without the prior written consent of the Chief Executive Officer of MidSouth or his duly authorized designee, and except as otherwise provided in the Plan, Sugarland and the Bank will not, among other things, (a) declare or pay any dividend or change the number of outstanding shares of its capital stock; (b) amend its articles of incorporation or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors and officers; (c) merge or consolidate with another entity, or sell or dispose of a substantial part of its assets, or except in the ordinary course of business, sell any of its assets; (d) acquire or dispose of investment securities having an aggregate market value greater than 10% of the aggregate book value of its investment securities portfolio as of September 30, 1994; or acquire any investment securities that are less than investment grade, or acquire or dispose of investment securities except in the ordinary course of business; (e) charge off (except as may otherwise be required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not less than the book value thereof) any of its portfolio of loans, discounts or financing leases; or sell any asset held as other real estate or other foreclosed assets for an amount less than 100% of its book value as of September 30, 1994; or sell any asset held as other real estate or other foreclosed assets that had a book value at September 30, 1994 in excess of $25,000; (f) enter into or modify any agreement pertaining to compensation arrangements with its present or former directors, officers or employees or increase the compensation of such persons, except for budgeted bonuses or other incentive payments in amounts previously disclosed to the Chief Executive Officer of MidSouth; (g) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets any mortgage, pledge or other encumbrance (except as allowed under the Plan) or cancel any material indebtedness owing to it or any claims which it may possess, or waive any right of substantial value or discharge or satisfy any material noncurrent liability; (h) make any extension of credit which, together with all other extensions of credit to the borrower and its affiliates, would exceed $100,000, or, without reasonable prior notice to the Chief Executive Officer of MidSouth, or his designee, commit to make any extensions of new credit in excess of $50,000; (i) fail to pay, or make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; or (j) enter into any new line of business.

               In addition, Sugarland and the Bank have agreed that, without the prior approval of the Chief Executive Officer of MidSouth or his designee, they will not solicit or initiate inquiries or proposals with respect to, or, except as may be necessary as advised in writing by their counsel to discharge properly their fiduciary duties to Sugarland, the Bank and their Shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, or any business combination with Sugarland or the Bank, other than as contemplated by the Plan. Each of Sugarland and the Bank has also agreed to instruct its officers, directors, agents and affiliates to refrain from doing any of the above and to notify MidSouth immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its officers, directors, agents and affiliates.

               Further, Sugarland has committed that neither Sugarland's Board of Directors nor any committee thereof will (i) withdraw or modify or propose to withdraw or modify in a manner adverse to MidSouth the approval or recommendation to its shareholders of the Plan and the Mergers, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to Sugarland or the Bank, except such action that its counsel advises in writing is necessary to discharge its fiduciary duties to Sugarland and its shareholders, or (iii) modify, or waive or release any party from any material provision of or fail to enforce any material provision of, if enforcement is requested by MidSouth, any confidentiality agreement entered into by Sugarland or the Bank with any prospective acquiror after the date of the Plan or during the two years prior to such date.

          Waiver, Amendment and Termination

               The Plan provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Mergers other than the receipt of necessary regulatory approvals, shareholder approvals of the Plan, the satisfaction of all conditions prescribed by law for consummation of the Mergers and certain other conditions that have already been satisfied. A waiver must be in writing and approved by the Board of Directors of the waiving party. Neither MidSouth nor Sugarland intend to waive any condition if such waiver would have a material adverse effect on its own shareholders.

               The  Plan,  including all related agreements, may be amended or modified at any time, before or after shareholder approval, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan; provided that, under the LBCL any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Sugarland's Common Stock will be converted, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of Sugarland. Additionally, the Plan may be amended at any time by the sole action of the Chief Executive Officers of the respective parties to the Plan or their designees to correct typographical errors or other misstatements, or in any other manner, which is not material to the substance of the transactions contemplated by the Plan. Any such amendment after the Plan has been approved by Sugarland's shareholders will require Sugarland to obtain additional shareholder approval and to hold another meeting of its shareholders and solicit additional proxies. While MidSouth is entitled to amend the Plan without approval of its shareholders in any respect other than to increase the amount of shares of Preferred Stock issuable thereunder, it does not intend to enter into any material amendment.

               The Plan may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of the Companies; (ii) the Board of Directors of either MidSouth or Sugarland in the event of a material breach by the other or its subsidiary of any representation, warranty or covenant contained in the Plan which cannot be cured by the earlier of 10 days after written notice of such breach or July 31, 1995; (iii) the Board of Directors of either MidSouth or Sugarland if by July 31, 1995 all conditions to consummating the Mergers required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred; (iv) the Board of Directors of MidSouth if the number of shares of Sugarland Common Stock as to which holders thereof are, at the time of the closing, legally entitled to assert dissenters' rights exceeds 5% of the total number of issued and outstanding shares of Sugarland Common Stock on the Effective Date; or (v) the Board of Directors of MidSouth if the Board of Directors of Sugarland (A) withdraws, modifies or changes its recommendation to its shareholders regarding the Plan and the Mergers or shall have resolved to do any of the foregoing, (B) recommends to its shareholders (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than transactions contemplated by the Plan), (2) any sale, lease, transfer or other disposition of all or substantially all of the assets of Sugarland or the Bank, or (3) any acquisition, by any person or group, of beneficial ownership of one third or more of any class of Sugarland's capital stock, or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

          Interests of Certain Persons in the Mergers

               Pursuant to the Plan, MidSouth and MidSouth Bank have agreed that, following the Effective Date, they will indemnify each person who as of the Effective Date served as an officer or director of Sugarland or the Bank, or who has previously served as an officer or director of Sugarland or the Bank at any time since December 31, 1992 (an "Indemnified Person") from and against all damages, liabilities, judgments and claims, and related expenses, based upon or arising out of such person's service as an officer or director of Sugarland or the Bank, to the same extent as he would have been indemnified under the Articles or Bylaws of Sugarland or the Bank, as appropriate, as such Articles or Bylaws were in effect on December 28, 1994. The aggregate amount of indemnification payments required to be made by MidSouth and MidSouth Bank pursuant to the Plan is $1.2 million. Indemnification otherwise required to be paid by MidSouth or MidSouth Bank will be reduced by any amounts that the Indemnified Person recovers by virtue of the claim for which indemnification is sought, and no Indemnified Person is entitled to indemnification for any claim made prior to the closing date of which the Indemnified Person, Sugarland or the Bank was aware but did not disclose to MidSouth prior to the execution of the Plan (if such claim was known at such time) or prior to the closing date (if such claim became known after execution of the
          Plan). Receipt of the indemnification benefits set forth in the Plan by a director or officer of Sugarland and the Bank is conditioned upon his execution of an agreement described in more detail under the heading "Voting and Other Agreements of Sugarland's Directors, Executive Officers and Five-Percent Shareholders." Any claim for indemnification pursuant to the Plan must be submitted in writing to MidSouth's Chief Executive Officer prior to December 28, 1999.

               MidSouth has also agreed to indemnify Sugarland, the Bank, and each of the directors, officers and controlling persons of Sugarland against any claim insofar as it arises from, or is based upon, an untrue statement or omission, or alleged untrue statement or omission, of a material fact in the Registration Statement or the Joint Proxy Statement and Prospectus to the extent that such untrue statement or omission was not made in reliance on, and in conformance with, information furnished to MidSouth by Sugarland. The $1.2 million limit on MidSouth's indemnification obligation discussed above does not apply to MidSouth's indemnification obligations with respect to the Registration Statement and Joint Proxy Statement and Prospectus. Any person making a claim for indemnification for damages arising from misstatements or omissions in the Registration Statement or Joint Proxy Statement and Prospectus must promptly notify MidSouth of any such claim. MidSouth shall have the right to assume the defense thereof and will not be liable for any expenses subsequently incurred by such person in connection with the defense thereof, except that if MidSouth does not assume such defense, or counsel for the person making a claim is advised in writing that there are material substantive issues that raise conflicts of interest between MidSouth and such person, the person claiming indemnification may retain counsel satisfactory to him and MidSouth shall pay all reasonable fees and expenses of such counsel, provided that (i) MidSouth shall be obligated to pay for only one counsel for all persons making a claim in any jurisdiction, (ii) all such persons will cooperate in the defense of their claims, and (iii) MidSouth will not be liable for any settlement effected without its prior written consent.

               MidSouth and MidSouth Bank have agreed to continue the employment of D. J. Tranchina, the President and a director of Sugarland and the Bank, for not less than three years at an annual salary of $66,000, the same salary at which is currently employed by Sugarland. MidSouth and MidSouth Bank have also agreed to continue the employment, for not less than two years, of Irving Boudreaux, Vice-President of the Bank, Gwen Granger, Senior Vice-President and Cashier of the Bank, and Susan Davis, Assistant Vice-President of the Bank, at their current salaries of $45,600, $38,400 and $27,000 respectively. None of the foregoing persons will be directors or executive officers of MidSouth or MidSouth Bank.

          Voting and Other Agreements of Sugarland's Directors,
          Executive Officers and Five-Percent Shareholders

               As a condition to consummation of the Mergers, each Sugarland director and executive officer and each shareholder owning 5% or more of Sugarland Common Stock has executed an individual agreement (a "Joinder Agreement") pursuant to which he has agreed (i) solely in his capacity as a shareholder of Sugarland, to vote in favor of the Plan and against any other proposal relating to the sale or disposition of the Bank or Sugarland, unless MidSouth or MidSouth Bank is in breach or default in any material respect with regard to any covenant, representation or warranty as to it contained in the Plan to an extent that would permit Sugarland to terminate the Plan pursuant to the terms thereof; (ii) not to transfer any of the shares of Sugarland Common Stock over which he has dispositive power, or grant any proxy thereto not approved by MidSouth, until the earlier of the Effective Date or the date that the Plan has been terminated, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the Joinder Agreement; (iii) not to purchase, sell or otherwise deal in MidSouth Common Stock until the Effective Date or termination of the Plan; (iv) to release, as of the Effective Date, MidSouth and MidSouth Bank from any obligation that either of them may have to indemnify such shareholder for acts taken as an officer, director or employee of Sugarland or the Bank, except to the extent set forth in the Plan; (v) prior to the Effective Date or until termination of the Plan, and except to the extent required to discharge properly his fiduciary duties as a director of Sugarland, not to solicit, encourage, initiate or participate in any negotiations or discussions concerning the acquisition of all or a substantial portion of the assets of, or of a substantial equity interest in, or any business combination with, Sugarland or the Bank, without the prior approval of the Chief Executive Officer of MidSouth or his designees, and to notify MidSouth immediately if any such proposals or inquiries are received by him; and (vi) for a period of two years following the Effective Date, not to serve as a director, officer, employee or advisor of, or have any investment in any financial institution that competes with the business of Bank as continued by MidSouth Bank in Iberia and Lafayette Parishes; however, such person may continue to hold any investment that he held on the date of the Joinder Agreement and may make an investment in any such financial institution if the investment does not materially enhance the ability of such institution to compete with MidSouth Bank.

          Employee Benefits

               Pursuant to the Plan, MidSouth has agreed that, from and after the Effective Date, MidSouth and MidSouth Bank will offer to all persons who were employees of Sugarland or the Bank immediately prior to the Effective Date and who become employees of MidSouth or MidSouth Bank following the Mergers, the same employee benefits as are offered by MidSouth or MidSouth Bank, as the case may be, to its employees, except that there will not be a waiting period for coverage under any of its plans, and no employee of Sugarland or the Bank who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit will be given for prior service by such employees with Sugarland or the Bank for eligibility and vesting purposes under all of MidSouth's or MidSouth Bank's benefit plans and policies. In addition, all benefits accrued through the Effective Date under Sugarland's and the Bank's benefit plans will be paid by MidSouth or MidSouth Bank to the extent such benefits are not otherwise provided to such employees under the benefit plans of MidSouth or MidSouth Bank.

          Expenses

               The Plan provides that regardless of whether the Mergers are consummated, expenses incurred in connection with the Plan and the transactions contemplated thereby shall be borne by the party that has incurred them. If certain expenses incurred by Sugarland relating to the Mergers exceed $110,000, the amount of such expenses in excess of $110,000 will be deducted from the aggregate initial dividend payment and, if necessary, subsequent dividend payments due to holders of Preferred Stock, resulting in a pro rata reduction of the dividend payment due to each holder of Preferred Stock. See "Rights and Preferences of MidSouth Preferred Stock - Dividend Rights."

          Status  Under  Federal  Securities  Laws; Certain Restrictions on
          Resales

               The shares of Preferred Stock to be issued to shareholders of Sugarland pursuant to the Plan have been registered under the Securities Act of 1933 (the "Securities Act") thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of MidSouth or who were not "affiliates" of Sugarland, as that term is defined in the Securities Act. In general, affiliates of Sugarland include its executive officers and directors and any person who controls, is controlled by or is under common control with Sugarland. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. MidSouth Preferred Stock received by affiliates of Sugarland will be subject to the applicable resale limitations of Rule 145.

               Such persons will not be able to resell the Preferred Stock received by them pursuant to the Holding Company Merger unless such stock is registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 under the Securities Act prior to effecting any resales of Preferred Stock. Sugarland has agreed to use its best efforts to cause each of its directors and executive officers and each person who is a beneficial owner of 5% or more of the outstanding Sugarland Common Stock (each of whom may be deemed to be an "affiliate" under the Securities Act) to enter into an agreement not to sell shares of MidSouth Preferred Stock received by him in violation of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

          Accounting Treatment

               It is anticipated that the Mergers will be accounted for as a "purchase," as that term is used pursuant to generally accepted accounting principles for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Sugarland as of the Effective Date will be recorded at their estimated respective fair values and added to those of MidSouth. Financial statements of MidSouth issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Sugarland.


                       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

               Deloitte & Touche has rendered the following opinion on the material federal income tax consequences of the mergers.

               Based on certain facts presented to Deloitte & Touche by the
          Companies and in the Plan, the Joint Proxy Statement and Prospectus contained in the Registration Statement filed with the Securities and Exchange Commission on April 7, 1995, the representations of facts as set forth in MidSouth's and Sugarland's letters of representations dated May 30, 1995, it is our opinion that the federal income tax consequences of the proposed merger of Sugarland with and into MidSouth, with MidSouth surviving, and the proposed merger of the Bank with and into MidSouth Bank, with MidSouth Bank surviving, are as follows:

          Holding Company Merger

               (1)The merger of Sugarland with and into MidSouth, with MidSouth surviving, and with the Sugarland shareholders exchanging their stock for the Preferred Stock, the transaction will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code"). MidSouth and Sugarland will both be "a party to a reorganization" within the meaning of Section 368(b).

               (2)No gain or loss will be recognized by Sugarland upon the transfer of its assets to MidSouth in exchange for the Preferred Stock and the assumption by MidSouth of the liabilities of Sugarland, by reason of the application of Sections 361(a) and 357(a) of the Code.

               (3)No gain or loss will be recognized by MidSouth on the receipt of Sugarland's assets in exchange for the Preferred Stock and the assumption by MidSouth of Sugarland's liabilities, by reason of the application of Section 1032(a) of the Code.

               (4)The  basis  of  the  assets of Sugarland in the hands  of
               MidSouth will be the same as the basis of such assets in the hands of Sugarland immediately prior to the reorganization, by reason of the application of Section 362(b) of the Code.

               (5)The holding period of the property acquired by MidSouth from Sugarland will include the holding period of such property in the hands of Sugarland immediately prior to the reorganization, by reason of the application of Section 1223(2) of the Code.

               (6)No gain or loss will be recognized by Sugarland shareholders upon the exchange of their Sugarland Common Stock (including fractional share interests that they might otherwise be entitled to receive) solely for the Preferred Stock, by reason of the application of Section 354(a)(1) of the Code.

               (7)The basis of the Preferred Stock (including fractional share interests that the Sugarland shareholders might otherwise be entitled to receive) to be received by the Sugarland shareholders will be the same as the basis of the Sugarland Common Stock to be exchanged therefor, by reason of the application of Section 358(a)(1) of the Code.

               (8)The holding period of the Preferred Stock (including fractional interests that the Sugarland shareholders might otherwise be entitled to receive) to be received by the Sugarland shareholders will include the holding period of the Sugarland Common Stock to be surrendered in the exchange, provided the Sugarland Common Stock is held as a capital asset on the Effective Date, by reason of the application of Section 1223(1) of the Code.

               (9)As provided in Section 381(a)(2) of the Code and Section 1.381(a)-1(a) of the regulations of the Internal Revenue Service under the Code ("Regulations"), MidSouth will succeed to and take into account as of the Effective Date the items of the Bank described in Section 381(c) subject to the conditions and limitations specified in Sections 381(b) and 381(c).

               (10)As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, MidSouth will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Sugarland as of the Effective Date. Any deficit in earnings and profits of either MidSouth or Sugarland can be used only to offset earnings and profits accumulated after the Effective Date.

               (11)Cash received by a shareholder otherwise entitled to receive a fractional share of the Preferred Stock in exchange for Sugarland Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MidSouth. These cash payments will be treated as having been received as distributions in full payment in exchange for the Sugarland Common Stock redeemed, as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the Sugarland shareholder, provided the Sugarland Common Stock was a capital asset in such shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Proc. 77-41).

               (12)Where cash is received by a dissenting Sugarland shareholder, such cash will be treated as received by the Sugarland shareholder as a distribution in redemption of his Sugarland Common Stock, subject to the provisions and limitations of Section 302 of the Code.

               (13)Section  305(b)(4)  and  (c)   will  not  apply  to  the
               Preferred Stock.

               (14)Based on Section 4 of Rev. Proc. 77-37, the Preferred Stock will not be "Section 306 stock" in the hands of the former shareholders of Sugarland. However, since an advanced ruling was not obtained from the IRS on this issue, each shareholder should consult his own tax advisor.

          Bank Merger:

               (1)The merger of the Bank with and into MidSouth Bank, with MidSouth Bank surviving, will qualify as a reorganization under Section 368 (a)(1)(A) of the Code. MidSouth Bank and the Bank will both be "a party to a reorganization" within the meaning of Section 368(b).

               (2)No gain or loss will be recognized by the Bank upon the transfer of its assets to MidSouth Bank in accordance with the Plan and the assumption by MidSouth Bank of the liabilities of the Bank, by reason of the application of Sections 361(a) and 357(a) and (c) of the Code.

               (3)No gain or loss will be recognized by MidSouth Bank on the receipt of the Bank's assets in constructive exchange for stock and the assumption by MidSouth Bank of the Bank's liabilities, by reason of the application of Section 1032(a).

               (4)The basis of the assets of the Bank in the hands of MidSouth Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the reorganization, by reason of the application of Section 362(b) of the Code.

               (5)The holding period of the property acquired by MidSouth Bank from the Bank will include the holding period of such property in the hands of the Bank immediately prior to the reorganization, by reason of the application of Section 1223(2) of the Code.

               (6)No gain or loss will be recognized by MidSouth upon the constructive exchange of MidSouth Bank common stock for the Bank's common stock, by reason of the application of
               Section 354(a)(1) of the Code.

               (7)The basis of the MidSouth Bank common stock held by MidSouth after the Bank Merger will be the same as the basis in the stock immediately before the Bank Merger, plus its basis in the Bank common stock canceled in the Bank Merger by reason of Section 358(a).

               (8)The holding period of the MidSouth Bank common stock constructively received by MidSouth in the transaction will include the period in which the Bank stock was held by MidSouth provided the Bank stock was held as a capital asset on the Effective Date by reason of Section 1223(1).

               (9)As provided in Section 381(a)(2) of the Code and Section 1.381(a)-1(a) of the Regulations, MidSouth Bank will succeed to and take into account as of the Effective Date the items of the Bank described in Section 381(c), subject to the conditions and limitations specified in Section 381(b) and 381(c).

               (10)As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, MidSouth Bank, as the deemed survivor, will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of the Bank as of the date or dates of transfer. Any deficit in earnings and profits of either MidSouth Bank or the Bank can be used only to offset earnings and profits accumulated after the Effective date.


               As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Sugarland consult his personal tax advisor concerning the applicable state and local income tax consequences of the Mergers to him.


                                  DISSENTERS' RIGHTS

               Unless the Plan is approved by the shareholders of Sugarland holding at least 80% of its total voting power, Section 131 of the LBCL allows a shareholder of Sugarland who objects to the Holding Company Merger and who complies with the provisions of that section to dissent from the Holding Company Merger and to have paid to him in cash the fair cash value of his shares of Sugarland Common Stock as of the day before the Special Meeting, as determined in each case by agreement between the shareholder and MidSouth or by the state district court for the Parish of Lafayette if the shareholder and MidSouth are unable to agree upon the fair cash value. MidSouth has the right to terminate the Plan if, at the time of closing, the number of shares of Sugarland Common Stock as to which the holders thereof are legally entitled to assert dissenters' rights exceeds 5% of the total number of outstanding shares of Sugarland Common Stock on the Effective Date.

               To exercise the right of dissent, a shareholder must (i) file with Sugarland, a written objection to the Plan prior to or at the Special Meeting and also (ii) vote his shares (in person or by proxy) against the Plan. Neither a vote against the Plan, nor a specification in a proxy to vote against the Plan, will, in and of itself, constitute the necessary written objection to the Plan. Moreover, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent from the Holding Company Merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

               If the Plan is approved by less than 80% of the total number of shares of Sugarland Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Holding Company Merger will be given by MidSouth by regis-tered mail to each shareholder of Sugarland who filed a written objection to the Plan and voted against it at such shareholder's last address on Sugarland's records. Within 20 days after the mailing of such notice, the shareholder must file with MidSouth a written demand for payment for his shares at their fair cash value as of the day before the Special Meeting and must state the amount demanded and a post office address to which MidSouth may reply. He must also deposit the certificate(s) formerly representing his shares of Sugarland Common Stock in escrow with a bank or trust company located in Lafayette Parish, Louisiana. The certificates must be duly endorsed and transferred to MidSouth upon the sole condition that they be delivered to MidSouth upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the share-holder must also deliver to MidSouth the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

               Unless the shareholder objects to and votes against the Holding Company Merger, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to Section 131.

               If MidSouth does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with MidSouth's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against MidSouth in the 15th Judicial District Court for the Parish of Lafayette for a judicial determination of the fair cash value of the shares. Any shareholder of Sugarland entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against MidSouth by another former shareholder of Sugarland for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder of Sugarland fails to bring or to intervene in such a suit against MidSouth within the applicable 60-day period, he will be deemed to have consented to accept MidSouth's statement that no payment is due or, if MidSouth does not contend that no payment is due, to accept the amount specified by MidSouth in its notice of disagreement.

               If upon the filing of any such suit or intervention, MidSouth deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice MidSouth offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or inter-vention will be taxed against the shareholder if the amount fi-nally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against MidSouth.

               Upon filing a demand for the value of his shares, a share-holder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before MidSouth gives its no-tice of disagreement, but thereafter only with the written con-sent of MidSouth. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

               Prior to the Effective Date, shareholders of Sugarland who dissent from the Mergers should send any communications regarding their rights to Ronald R. Hebert, Sr., Secretary, Sugarland
          Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544. On or after the Effective Date, dissenting shareholders of Sugarland should send any communications regarding their rights to Karen L. Hail, MidSouth Bancorp, Inc., 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana 70501. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Sugarland.

               Shareholders of MidSouth are not entitled to vote on the Mergers under the LBCL or MidSouth's Articles and do not have dissenters' rights, although such shareholders must approve the issuance of the Preferred Stock. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required."

                             INFORMATION ABOUT SUGARLAND

          Description of the Business

               Sugarland Bancshares, Inc., a business corporation organized under the laws of Louisiana and a registered bank holding company under the Bank Holding Company Act of 1956, was incorporated in 1981 to acquire the outstanding stock of the Bank. Sugarland owns all of the outstanding stock of the Bank and has no other subsidiaries. At March 31, 1995, Sugarland had total consolidated assets of approximately $17.8 million and shareholders' equity of approximately $2.2 million. Sugarland's principal executive office is located at 1527 West Main Street, Jeanerette, Louisiana, and its telephone number is (318) 276-6307.

               Sugarland State Bank, a Louisiana state bank organized in 1967, provides full-service consumer and commercial banking services in Jeanerette, Louisiana and surrounding areas of Iberia Parish, Louisiana, through its main banking office at 1527 West Main Street, Jeanerette, Louisiana, and a full service branch located in New Iberia, Louisiana. Deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable legal limits. The Bank offers an array of deposit services, including demand accounts, NOW accounts, certificates of deposit, and money market accounts, and provides safe deposit boxes, night depository, individual retirement accounts, and drive-in banking services. The Bank's lending activities consist principally of real estate, consumer, and commercial loans. At March 31, 1995, the Bank had total deposits of approximately $15.5 million and total assets of approximately $17.8 million.

               The Bank's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. Sugarland's loan portfolio contains a concentration of loans to the Iberia Parish farming industry. At March 31, 1995, Sugarland had approximately $2.5 million of loans outstanding to borrowers in the local farming industry, which represented approximately 108% of the Bank's Tier 1 Capital and 31% of the Bank's total outstanding loans on such date.

          Competition

               The Bank's general market area consists of Iberia Parish, which has an approximate population of 70,000 and in which there are numerous banks and other financial institutions.

               Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. The Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with the Bank for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in the area.

               At present, Sugarland is experiencing competitive pressure on interest rates from other businesses in the financial services industry, including larger institutions whose size permits them to operate on a narrower profit margin than would be appropriate for Sugarland. Management expects such competitive pressure will continue in the Bank's market area. See "Sugarland Management's Discussion and Analysis of Financial Condition and Results of Operations."

          Property

               The executive office of Sugarland and the Bank, located at 1527 W. Main Street, Jeanerette, Louisiana, is owned by the Bank. The Bank also owns the building and land where its New Iberia branch is located. None of the properties owned by the Bank is subject to a mortgage.

          Employees

               Sugarland and the Bank have, in the aggregate, approximately
          15 full-time employees and one part-time employee and considers its relationship with its employees to be good. None of Sugarland's or the Bank's employees are subject to a collective bargaining agreement.

          Market Prices and Dividends

               Market Prices. Sugarland Common Stock is not traded on any exchange or in any other established public trading market. There are no bid or asked prices available for Sugarland Common Stock.

               At June 7, 1995, there were 307 shareholders of record of Sugarland.

               Cash Dividends. Sugarland declared cash dividends on Sugarland Common Stock of $.20 per share during the fiscal year ended December 31, 1993 and did not declare a dividend during the fiscal year ended December 31, 1994 or the three months ended March 31, 1995. Sugarland has agreed in the Plan that it will not make, declare, set aside or pay any dividend prior to the Effective Date of the Mergers without the written consent of MidSouth.

               Substantially all of the funds available to Sugarland to pay dividends to its shareholders are derived from dividends paid to it by the Bank. The Bank's payment of dividends is subject to certain legal restrictions applicable to all Louisiana state banks. The prior approval of the Louisiana Commissioner of Financial Institutions (the "Commissioner") is required if the total of all dividends declared in any one year will exceed the sum of the Bank's net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. At March 31, 1995, the Bank had approximately $211,000 available for the payment of dividends without prior approval of the Commissioner.

          Legal Proceedings

               Sugarland and the Bank normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Sugarland and the Bank, or either of them. As of the date of this Joint Proxy Statement and Prospectus, neither Sugarland nor the Bank had any litigation pending.

          Security Ownership of Principal Shareholders and Management

               Ownership of Principal Shareholders. Except for Sugarland Common Stock, Sugarland has no other class of voting securities issued or outstanding. The following table provides information concerning all persons known to Sugarland to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Sugarland Common Stock, as of the Record Date. Unless otherwise noted, the named persons own the shares directly and have sole voting and investment power with respect to the shares indicated, subject to applicable community property laws.


                                                Number of
           Name and Address                   Shares Owned          Percentage
           of Beneficial Owner                Beneficially              of
                                                                      Class
           ____________________              ________________      _____________
           J. Bryan Allain                           9,516 <FN1>          5.08%
           1519 Church Street
           Jeanerette, LA  70544

           Ronald R. Hebert, Sr.                    17,252                9.21%
           3009 D'Albor Street
           Jeanerette, LA  70544

           Adolphe A. Larroque                      10,000                5.34%
           P.O. Box 111
           Jeanerette, LA  70544

           Pierre L. Larroque                       11,864 <FN2>          6.33%
           200 N. Druilhet Street
           Jeanerette, LA  70544

           Herman J. Louviere                       12,024 <FN3>          6.42%
           2210 Hubertville Rd.
           Jeanerette, LA  70544

           Lawrence L. Lewis, III                   20,000               10.74%
           and Reverend H. Alexander
           Larroque, Trustees for The
           Larroque Family Trust
           102 Versailles Blvd., Suite 600
           Lafayette, LA  70502

        __________________________


        <FN1> Includes 1,000  shares held of record by Mr. Allain and 8,516 shares held of record by Insurance Trust Number Two of Mr. Allain and Suzanne Pole Allain, Mr. Allain's wife.

        <FN2> Includes 2,000 shares held of record by  Mr.  Larroque, 4,000 shares held of record in two equal lots by Aqua-Kleen, Inc. and Dyna-Tec, Inc., corporations of which Mr. Larroque is a majority shareholder, President and director, and 5,864 shares held of record by Superior Fabricators, Inc., a corporation of which Mr. Larroque is a majority shareholder, President and director.

        <FN3> Includes 5,212 shares held  of  record  by  Mr.  Louviere and
              5,212 shares held of record by Mr. Louviere, as usufructuary with respect to shares the naked ownership of which is held by Ronald, Eldridge and Farrell Louviere and Carolyn L. Clement. Also includes 1,600 shares held of record by Herman
              J. Louviere & Sons, Inc., a corporation of which Mr. Louviere is a principal shareholder, officer and director.

                             ____________________________



             Ownership of Directors and Executive Officers of Sugarland. The following table provides information concerning the shares of Sugarland Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Sugarland, and all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated, subject to applicable community property laws.


                                                      Number of
                                                    Shares Owned     Percentage
           Name of Beneficial Owner                 Beneficially      of Class
           ________________________                 ____________     __________
           J. Bryan Allain                              9,516<FN1>      5.08%

           Alton G. Barbin                              4,500           2.40%

           Ronald R. Hebert, Sr.                       17,252           9.21%

           Pierre L. Larroque                          11,864<FN2>      6.33%

           Herman J. Louviere                          12,024<FN3>      6.42%

           J.B. Pecot, M.D.                             4,000           2.14%

           D.J. Tranchina                                 800             *

           All Directors and                           59,956          32.01%
           Executive Officers as a
           Group (7 persons)
           _______________________


          *   Less than one percent of class

       <FN1>  Includes 1,000 shares held of record by Mr.  Allain and 8,516 shares held of record by Insurance Trust Number Two of Mr. Allain and Suzanne Pole Allain, Mr. Allain's wife.

       <FN2>  Includes  2,000  shares held of record by Mr. Larroque, 4,000 shares held of record in two equal lots by Aqua-Kleen, Inc. and Dyna-Tec, Inc., corporations of which Mr. Larroque is a majority shareholder, President and director, and 5,864 shares held of record by Superior Fabricators, Inc., a corporation of which Mr. Larroque is a majority shareholder, President and director.

       <FN3>  Includes  5,212 shares held of record  by  Mr.  Louviere  and
              5,212 shares held of record by Mr. Louviere, as usufructuary with respect to shares the naked ownership of which is held by Ronald, Eldridge and Farrell Louviere and Carolyn L. Clement. Also includes 1,600 shares held of record by Herman
              J. Louviere & Sons, Inc., a corporation of which Mr. Louviere is a principal shareholder, officer and director.

                                  _____________________________


                        SUGARLAND MANAGEMENT'S DISCUSSION
                       AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          Overview

               Sugarland reported net income of $48,000 for the three months ended March 31, 1995, which represents a 41.2% increase from net income of $34,000 for the comparable period in 1994. Net income per share was $0.26 for the first three months of 1995 and $0.18 for the same period in 1994. Sugarland's net income was $162,000 for 1994, which represents a 13.83% decrease from the net income of $188,000 for 1993. Net income per share was $0.87 for 1994 and $1.01 for 1993.

               The increase in net income during the three months ended March 31, 1995 over the same period last year was principally attributable to a slight increase in interest income and decreased operating expenses. The primary reason for the decline in net income during 1994 over 1993 was an increase in income tax expense. Income tax expense for 1994 was $56,000, compared to $24,000 for 1993. The 133% increase in income tax expense for 1994 resulted from the use in 1993 of a net operating loss carryover, which resulted in a tax benefit of $44,000 in 1993. Pre-tax income in 1994 was $218,000, an increase of $6,000 over 1993 pre-tax income of $212,000. The slight increase in pre-tax income during 1994 was principally attributable to decreases in expenses.

               Improving loan quality resulted in no provision for loan losses during the three months ended March 31, 1995 and the years ended December 31, 1994 or 1993. Net interest income for the three months ended March 31, 1995 was $213,000, which represents a 3.9% increase over the $205,000 reported for the same period last year. The increase is principally attributable to increases in the interest rate on Federal funds sold. Net interest income for 1994 decreased $7,000 to $853,000, which represents a .81% decrease over 1993. The primary reason for the decrease was a slight overall average interest rate reduction in the loan portfolio.

               At March 31, 1995, Sugarland had total  assets  and deposits of $17,814,000 and $15,536,000, respectively, reflecting increases of 1.95% and 1.4%, respectively, from amounts reported at December 31, 1994. Loans, net of the reserve for possible loan losses, were $7,842,000 at March 31, 1995, a decrease of 4.7% from December 31, 1994. The decreases in the amount of Sugarland's outstanding loans and increases in assets and deposits between March 31, 1995 and year-end 1994 reflect seasonal changes related to Sugarland's agricultural lending. Sugarland's agricultural loan demand generally declines during the first three months of each year. Funds available to Sugarland as a result of decreases in outstanding loans at March 31, 1995 were placed predominantly into Federal funds sold, thereby increasing Sugarland's assets at the end of the quarter.

               At December 31, 1994, Sugarland had total assets and deposits of $17,473,000 and $15,320,000, respectively, which represented decreases of 4.15% and 4.68%, respectively, from amounts reported at December 31, 1993. Loans, net of the reserve for possible loan losses, were $8,226,000 at December 31, 1994, an increase of 2.21% from the amount reported at the end of 1993. The decrease in assets as of December 31, 1994 when compared to December 31, 1993 is principally due to a decrease in interest-bearing deposits, resulting in a decrease in funds available for investment and federal funds sold, partially offset by an increase in loan demand. Management attributes the decrease to increased competition from other businesses in the financial services industry, including larger institutions whose size permits them to pay higher interest rates and operate on a narrower profit margin than would be appropriate for Sugarland. Management expects such competitive pressures will continue in its market area, which may result in further decreases in interest-bearing deposits. See "Information about Sugarland - Competition."

               The following table sets forth certain information regarding Sugarland's results of operations for the periods indicated. Return on average assets and return on average equity for the three months ended March 31, 1995 and 1994 are presented on an annualized basis.


                                          Three Months Ended        Years Ended
                                              March 31,             December 31,
                                              _________             ____________
                                           1995       1994       1994       1993
                                           ____       ____       ____       ____
                                        (Dollars in thousands, except per share data)
            Net income                   $    48     $   34    $   162    $   188

            Net income per share*        $  0.26     $ 0.18    $  0.87    $  1.01

            Return on average assets        1.12%      0.75%     0.94%      1.04%

            Return on average equity        9.25%      6.30%     7.64%      9.14%

            Average equity to average      12.08%     11.85%    12.33%     11.40%
            assets

            Dividend pay-out ratio             --         --        --     19.80%


          * Per share data are based upon a weighted average number of shares outstanding of 187,286.

               A more detailed review of Sugarland's financial condition and results of operations for the years ended December 31, 1994 and 1993 and the three months ended March 31, 1995 and 1994 follows. This discussion and analysis should be read in conjunction with Sugarland's financial statements and the notes thereto appearing elsewhere in this Joint Proxy Statement and Prospectus.

          Results of Operations

          Net Interest Income.

               The principal component of Sugarland's net earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and borrowed funds. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin. Net interest income for the three months ended March 31, 1995 increased to $213,000 from $205,000 recorded for the comparable period in 1994, an increase of 3.9%. 1994 net interest income of $853,000 represents a decrease of $7,000, or .81%, from net interest income of $860,000 reported for 1993. The increase in net income during the three months ended March 31, 1995 over the same period last year was principally attributable to a slight increase in interest income and decreased operating expenses. The slight decline in 1994 was primarily the result of decreases in overall average interest rates.

               Average interest-earning assets were $14,732,000 for the three months ended March 31, 1995, $14,715,000 for 1994 and $15,625,000 for 1993. Average loans, the Company's highest yielding assets, rose 1.15% from 1993 to 1994 and decreased 5.09% from 1994 to March 31, 1995. Net interest margin decreased two basis points to 5.78% for the three months ended March 31, 1995 from 5.80% for the year ended December 31, 1994. 1994 net interest margin represented a 30 basis point increase from 5.50% recorded for 1993.

               Sugarland's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, and by changes in yields earned on assets and rates paid on deposits and other borrowed funds. The following table sets forth certain information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon for the periods presented. Average balances are computed using daily average balances.


                             Three Months Ended
                              March 31, 1995                 Year Ended December 31, 1994            Year Ended December 31, 1993
                              ______________                ________________________________          ___________________________
                                   Interest    Average                  Interest      Average                             Average
                       Average      Income/      Yield/     Average      Income/       Yield/        Average     Income/   Yield/
                       Balance      Expense       Rate      Balance      Expense        Rate         Balance     Expense   Rate
                       _______      _______     ________    _______     ________      _______        _______    ________  _______
                                                                                (Dollars in thousands)

  Interest-Earning Assets:

       Loans           $  7,744    $     201     10.38%   $     8,159   $   868         10.64%       $   8,066      $   885  10.97%
       Investment
         securities       3,943           60      6.09%         4,240       263          6.20%           4,575          295   6.45%
       Federal funds
         sold             3,045           44      5.78%         2,316        88          3.80%           2,984           88   2.95%

         Total
           interest-
           earning
           assets      $ 14,732    $     305      8.28%   $    14,715   $ 1,219          8.28%       $  15,625      $ 1,268   8.12%


  Interest-Bearing
  Liabilities:
  Deposits:
       Money market
         demand        $  2,284    $      16      2.80%   $     2,565   $    71          2.77%       $   2,439      $    70   2.87%
       Savings
        and other
        interest-
        bearing
        demand            3,183           21      2.64%         2,911        78          2.68%           2,931           85   2.90%

       Time deposits   $  5,408           55      4.14%         5,838       217          3.72%           6,611          253   3.83%

         Total
           interest-
           bearing
           liabilities $ 10,875    $      92      3.42%   $    11,314   $   366          3.23%       $  11,981      $   408   3.41%

  Net interest
    income                         $     213                              $   853                                    $   860

  Net interest



                The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to volume change and rate change for the periods indicated.



                                                 1994 OVER 1993                                    1993 OVER 1992
                            _____________________________________________________     ___________________________________________
                               Total        Change       Change        Change         Total        Change      Change      Change
                              Increase        in           in            in          Increase        in          in          in
                             (Decrease)     Volume        Rate        Rate/Vol      (Decrease)     Volume       Rate      Rate/Vol


                                                                                   (Dollars in thousands)

   Earning Assets:

          Loans                $    (17)   $      10   $      27     $      --    $     (43)    $      12   $    (53)     $    (2)


          Investment                (32)         (22)        (10)           --           31            77        (35)          (11)
            securities

          Federal funds sold         --          (19)         25            (6)         (15)           (1)       (14)           --

            Total              $    (49)   $     (31)  $     (12)    $      (6)   $     (27)    $      88   $   (102)     $    (13)

   Interest-Bearing
   Liabilities:

          Interest bearing     $    (42)   $     (23)  $     (22)    $       3    $     (94)    $      17   $   (109)     $     (2)
            deposits



           Total              $    (42)   $     (23)  $     (22)    $       3    $     (94)    $      17   $   (109)     $     (2)

         Net interest         $     (7)   $      (8)  $      10     $      (9)   $      67     $      71   $      7      $    (11)
           income before
           allocation of
           rate/volume



         Allocation of               --         (17)          8             9           --           (10)        (1)           11
           rate/volume



         Changes in net       $     (7)   $     (25)  $      18     $      --   $       67     $      61   $      6      $     --
           interest income


         Provision for Loan Losses.

             The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The amounts provided for loan losses are determined by management after evaluations of the loan portfolio. This evaluation process requires that management apply various judgments, assumptions and estimates concerning the impact certain factors may have on amounts provided. Factors considered by management in its evaluation process include known and inherent losses in the loan portfolio, the current economic environment, the composition of and risk in the loan portfolio, prior loss experience and underlying collateral values. While management considers the amounts provided through March 31, 1995 to be adequate, subsequent changes in these factors and related assumptions may warrant significant adjustments in amounts provided, based on conditions prevailing at the time. In addition, various regulatory agencies, as an integral part of the examination process, review Sugarland's allowance for loan losses. Such agencies may require Sugarland to make additions to the allowance based on their judgments of information available to them at the time of their examinations.

             No provision for loan losses was made for the three months ended March 31, 1995 or the years ended December 31, 1994 and 1993.

          Non-interest Income.

             Non-interest income was $45,000 for the three months ended March 31, 1995, compared to $47,000 for the same period of 1994. Non-interest income was $180,000 for the year ended December 31, 1994, compared to $199,000 for 1993. The slight decline in non-interest income from the three months ended March 31, 1994 to 1995 resulted from decreased commissions from the sale of credit life insurance. The decrease in non-interest income from 1993 to 1994 was due principally to a decrease in income from sales of other real estate owned.

          Non-interest Expense.

             Non-interest expense for the three months ended March 31, 1995 was $196,000, a decrease of approximately $6,000, or 2.97%, from the comparable period of 1994. Non-interest expense for the year ended December 31, 1994 and December 31, 1993 was $815,000 and $846,000, respectively, a 3.66% decrease. The decrease in non-interest expense during these periods was attributable principally to decreased general and administrative expenses, salaries and occupancy expenses.

          Income Taxes.

             Sugarland's provision for income taxes was $13,350 for the three months ended March 31, 1995, compared to $15,200 for the same period last year. Such provision was $56,000 for the year ended December 31, 1994, compared to $24,000 for 1993. The moderate decrease in Sugarland's provision for income taxes during the three months ended March 31, 1995, compared to the same period last year, was due to Sugarland's charge-off of loans during the first quarter of 1995, partially offset by Sugarland's increased interest income during the period. The 133% increase in income tax expense for 1994 resulted from the use in 1993 of a net operating loss carryover, which resulted in a tax benefit of $44,000 in 1993.

             Sugarland adopted a new standard for accounting for income taxes effective January 1, 1993. Under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), deferred income taxes are provided for by the liability method. The adoption of SFAS 109 did not have a material effect on Sugarland's results of operations or financial condition.

          Financial Condition

             The following  table  sets  forth  Sugarland's average assets,
          liabilities   and   shareholders'  equity  and   the   percentage
          distribution of these items for the periods indicated.


                                                                                 Years Ended December 31,
                                                                                 ________________________
                                        Three Months Ended
                                          March 31, 1995                   1994                        1993
                                          ______________                   ____                        ____
                                       Average                     Average                   Average
                                       Balance       Percent       Balance      Percent      Balance       Percent
                                       _______       _______       _______      _______      _______       _______
                                                                   (Dollars in thousands)

      Assets:
      Cash and due from banks         $     1,670      9.72%     $     1,685        9.80%  $     1,552          8.60%
      Investment securities                 3,943     22.95%           4,240       24.67%        4,575         25.36%
      Federal funds sold                    3,045     17.72%           2,316       13.47%        2,984         16.54%
      Loans (net of allowance
        for credit losses)                  7,744     45.08%           8,159                     8,066         44.73%
      Other assets                            779      4.53%             788        4.58%          860          4.77%

                Total assets          $    17,181     100.00%    $    17,188      100.00%  $    18,037        100.00%



      Liabilities and
        Shareholders' Equity:
      Demand deposits                 $     4,182      24.34%    $     3,691       21.47%  $     3,919         21.73%
      Interest-bearing deposits            10,875      63.29%         11,314       65.83%       11,981         66.42%
      Other liabilities                        49        .29%             63         .37%           81           .45%
               Total liabilities           15,106      87.92%         15,068       87.67%       15,981         88.60%
      Shareholders' equity                  2,075      12.08%          2,120       12.33%        2,056         11.40%
               Total liabilities      $    17,181     100.00%    $    17,188      100.00%  $    18,037        100.00%
                 and shareholders'
                 equity

          Total Assets.


                At March 31, 1995, total assets were approximately $17,814,000, compared to $17,473,000 at December 31, 1994 and
          $18,230,000 at December 31, 1993. Total average assets for the three months ended March 31, 1995 were $17,181,000, a slight decrease of 4.71% from the $18,037,000 average for 1993. The decrease in assets as of December 31, 1994 when compared to December 31, 1993 is principally due to a decrease in interes-bearing deposits, resulting in a decrease in funds available for investment and federal funds sold, partially offset by an increase in loan demand. Management attributes the decrease to increased competition from other businesses in the finanical services industry, including larger institutions whose size permits them to pay higher interest rates and operate on a narrower profit margin than would be appropriate for Sugarland. Management expects such competitive pressures will continue in its market area, which may result in further decreases in interest-bearing deposits. See "Information about Sugarland - Competition."

          Investment Securities.

               At March 31, 1995, Sugarland's investment securities portfolio aggregated $4,198,000, a decrease of $54,000 from the $4,252,000 reported at December 31, 1994, which reflects an increase of $332,000 from the $3,920,000 reported at December 31, 1993.

               The following table sets forth the composition of Sugland's investment portfolio at the end of each period presented.


                                                       March 31,                            December 31,
                                                       _________                            ____________
                                                         1995                    1994                      1993
                                                         ____                    ____                      ____
                                               Amortized       Fair     Amortized        Fair        Book       Market
                                                  Cost        Value        Cost         Value       Value       Value
                                                  ____        _____        ____         _____       _____       _____
                                                                 (Dollars in thousands)


               U.S. government agencies       $     1,900   $  1,819    $     1,901   $   1,787   $   1,407   $    1,416

               Government guaranteed mortgage
                 backed securities                  1,613      1,579          1,647       1,555       1,978        2,029

               Government guaranteed & private
                 issue CMO's & REMIC's                385        365            404         371         289          291

               Mutual funds                           200        134            200         132         146          146

               Other equity securities                100        100            100         100         100          100

                   Total                      $     4,198   $  3,997    $     4,252   $   3,945   $   3,920   $    3,982



               Effective January 1, 1994, Sugarland adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires the classification of securities into one of three categories: Trading, Available-for-sale, or Held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classificaiton periodically. Trading account securities are held for resale in anticipation of short-term market movements. Sugarland has not engaged in trading activities related to any of its investment securities and has no securities classified as Trading. Debt securities are classified as held-to-maturity when Sugarland has the postivie intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securitiesnot classified as trading or held-to-maturity are classified as available-for-sale. All of the securities in Sugarland's portfolio at March 31, 1995 and December 31, 1994 were classified as available-for sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Sugarland may sell these securities in response to liquidity demands. Available-for-sale securities also may be used as a means of adjusting the interest rate sensitivity of Sugarland's balance sheet through sale and reinvesment.

               The following table presents selected contractual maturity data for the investment securities in Sugarland's portfolio at March 31, 1995. Dollar values are based upon the amortized cost of such securities at March 31, 1995.




                                                                     After One Year          After Five Years
                                          One Year or Less         Through Five Years        Through 10 Years     After 10 Years
                                       _______________________   _______________________   ____________________   ________________
                                          Amount      Yield        Amount      Yield        Amount      Yield    Amount      Yield
                                          ______      ______       ______      _____        ______      _____    ______      _____
                                                                              (Dollars in thousands)

     U.S. government agencies         $       --               $    1,900    4.86%      $       --               $       --


     Government guaranteed mortgage
       backed securities                      --                      559    6.30%              --                    1,054   7.52%


     Government guaranteed & private
     issue CMO's & REMIC's                    --                       --                       --                      385   5.58%

     Total                            $       --               $    2,459               $       --               $    1,439


               The following table presents selected contractual maturity data for the investment securities in Sugarland's portfolio at December 31, 1994. Dollar values are based upon the amortized cost of such securities at December 31, 1994.




                                                              After One Year          After Five Years
                                   One Year or Less         Through Five Years        Through 10 Years           After 10 Years
                                _______________________   _______________________   ____________________     ____________________
                                   Amount      Yield        Amount      Yield        Amount      Yield        Amount      Yield
                                   ______      ______       ______      _____        ______      _____        ______      _____
                                                                       (Dollars in thousands)

     U.S. government agencies  $       --               $    1,900    5.15%      $       --               $       --

     Government guaranteed             --                       92    8.00%             476    6.00%           1,080    7.52%
          mortgage backed
          securities

     Government guaranteed &           --                       --                       --                      404    5.58%
          private issue
          CMO's & REMIC's

                Total          $       --               $    1,992               $      476               $    1,484


                 See Note 2 to Sugarland's  Financial  Statements  appearing elsewhere in this Joint Proxy Statement and Prospectus for information concerning the amortized cost and estimated fair values of Sugarland's investment securities at December 31, 1994 and 1993.

             Loans.

               Sugarland  engages  in  real  estate  lending  through  real estate construction and mortgage loans, and commercial and consumer lending. The lending activities of Sugarland are guided by the basic lending policy established by its Board of Directors. Each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions.

               The  following  table sets forth the type and amount of loans outstanding as  of  the dates indicated:

                                                  March 31,                   December 31,
                                                  _________                   ____________
                                                    1995                1994              1993

                                                               (Dollars in thousands)


             Commercial/Industrial/Agricultural  $   3,940         $   4,274         $   4,127
             Commercial Real Estate                    912               852             1,056
             Residential Real Estate                 1,381             1,423             1,432
             Consumer/Installment                    1,811             1,907             1,676
             Other                                       5                 4                 4
                                                     _____             _____             _____
                  Total loans                    $   8,049         $   8,460         $   8,295
                                                     =====             =====             =====


               In addition to the matters set forth in the table above, as of March 31, 1995, Sugarland's loan portfolio contained a concentration of loans to borrowers engaged in the Iberia Parish agriculture industry. A concentration is defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions, where the amount exceeds 10% of total outstanding loans. At March 31, 1995, Sugarland had approximately $2.5 million of loans outstanding to borrowers in the local farming industry, which represented approximately 31% of Sugarland's total outstanding loans.

               At March 31, 1995, loans, net of unearned discount and the allowance for possible loan losses, were $7,842,000, as compared to $8,226,000 and $8,048,000 at December 31, 1994 and 1993,
          respectively. Average loans increased from $8,066,000 to $8,159,000, respectively, for 1993 and 1994, but decreased to $7,744,000 for the three months ended March 31, 1995. The 1994 increases in the amount of outstanding loans are attributable principally to increased loan demand in the market served by Sugarland as the local economy strengthened. The decreases in average and total loans during the first quarter of 1995 reflect seasonal changes in the level of Sugarland's agricultural lending. Sugarland's average loan to deposit ratio was 51.4% for the first three months of 1995, compared to 54.4% for 1994 and 50.7% for 1993. The 1995 first quarter decrease is due principally to the decreased loan demand, partially offset by increased deposits at March 31, 1995 over year-end 1994, and the 1994 increase over 1993 is primarily the product of increased loan demand and decreased deposit base.

               At March 31, 1995, residential real estate, commercial  real estate and commercial/industrial/agricultural loans comprised approximately 17%, 11% and 49%, respectively, of total outstanding loans. This compares to 17%, 10% and 51% categorized as residential real estate, commercial real estate and commercial/industrial/agricultural loans, respectively, at December 31, 1994 and 17%, 13% and 50% categorized as residential
          real       estate,      commercial      real      estate      and
          commercial/industrial/agricultural loans, respectively, at December 31, 1993.

               The following table provides information concerning loan portfolio maturity as of December 31, 1994. Loan portfolio maturity by type of loan as presented in the table above is not readily available.


                                                (Dollars in thousands)

             One year or less
                  Floating interest rate              $   593
                  Fixed interest rate                   2,762
             After one year through five
             years:
                  Floating interest rate                1,574
                  Fixed interest rate                   1,494
             After five years:
                  Floating interest rate                1,199
                  Fixed interest rate                     939
                                                       ______
                   Total                              $ 8,460
                                                       ======

          Nonaccrual, Past Due and Modified Loans.

               The performance of Sugarland's loan portfolio is evaluated regularly by Senior Management and the Board of Directors.
          Interest on loans is accrued daily as earned. A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, except when management determines the loan remains likely to be fully collectible. Upon being placed on nonaccrual status, the accrual of income from a loan is discontinued and previously accrued but unpaid interest is reversed against income. Each loan that is 90 days or more past due is evaluated to determine its collectibility and the adequacy of its collateral.

               The following table sets forth the amount of Sugarland's nonperforming loans (nonaccrual loans and loans past due 90 days or more and still accruing interest) and loans with modified terms as of the dates indicated:


                                                      March 31,            December 31,
                                                      _________            ____________
                                                       1995             1994          1993
                                                       ____             ____          ____
                                                                (Dollars in thousands)

             Nonaccrual loans                        $    --             $26           $72

             Loans past due 90 days or more and
               still accruing interest                    72              16            62

             Renegotiated debt, still accruing
               interest                                   --              --            --

               As a percent of total loans, loans past due 90 days or more and not on nonaccrual status were .89% of total loans at March 31, 1995, compared to .19% at December 31, 1994 and .75% at December 31, 1993. There were no nonaccrual loans at March 31, 1995. Nonaccrual loans were .31% of total loans at December 31, 1994, and .87% at year-end 1993. There were no loans with modified terms at March 31, 1995 or year-end 1994 or 1993.

               As of March 31, 1995, Sugarland was not aware of any other loans where known information about possible credit problems of the borrower caused management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Sugarland's primary regulators and external auditors review the loan portfolio as part of their regular examinations and their assessment of specific credits, based on information available to them at the time of their examination, may affect the level of Sugarland's non-performing loans. Additionally, the loan portfolio is regularly monitored by Senior Management and the Board. Accordingly, there can be no assurance that other loans will not be placed on nonaccrual, become 90 days or more past due, or have terms modified in the future.

               In May 1993, the Financial Accounting Standards Board issued
          Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). This standard requires the measurement of certain impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate. Adoption of this new standard is required for fiscal years beginning after December 15, 1994. Sugarland adopted this statement beginning January 1, 1995. The effect of adopting SFAS 114 on Sugarland's financial statements is not expected to be material.

          Allowance for Loan Losses.

               A certain degree of risk is inherent in the extension of credit. Management has credit policies in place to monitor and attempt to control the level of loan losses and nonperforming loans. One product of Sugarland's credit risk management is the maintenance of the allowance for loan losses at a level considered by management to be adequate to absorb estimated known and inherent losses in the existing portfolio, including commitments and standby letters of credit. The allowance for loan losses is established through charges to operations in the form of provisions for loan losses.

               The allowance is based upon a regular review of current economic conditions, which might affect a borrower's ability to pay, underlying collateral values, risk in and the composition of the loan portfolio, prior loss experience and industry averages. In addition, Sugarland's primary regulators, as an integral part of their examination process, periodically review Sugarland's allowance for loan losses and may recommend additions to the allowance based on their assessment of information available to them at the time of their examination. Loans that are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance.

               The  following   table  sets  forth  Sugarland's  loan  loss
          experience and certain information relating to its allowance for loan losses as of the dates and for the periods indicated.


                                                Three Months
                                                   Ended             Years Ended
                                                  March 31,          December 31,
                                                  _________          ____________
                                                    1995          1994         1993
                                                    ____          ____         ____
                                                           (Dollars in thousands)
             Average net loans outstanding     $        7,744      $8,159      $8,066
             Balance of allowance for credit
               losses at beginning of period              134         145         135
             Charge offs:
                  Commercial loans                       (15)        (15)          --
                  Consumer loans                          (4)         (1)         (6)
             Recoveries                                    --           5          16
                                                      ______       _____        _____
             Net recoveries (charge-offs)                (19)        (11)          10
                                                      ______       _____        _____
             Provisions charged to expense                --          --           --
                                                      ______       _____        _____
             Balance of allowance for credit
               losses at end of period         $         115        $134         $145
                                                      =======      =====        =====
             Ratio of net charge-offs to
               average loans outstanding                0.25%      0.13%      (0.12%)


               The allowance for loan  losses  was  $115,000  or  1.49%  of average loans, $134,000 or 1.64% of average loans, and $145,000 or 1.80% of average loans at March 31, 1995, December 31, 1994 and December 31, 1993, respectively. Net charged-off loans during this period were $19,000 for the three months ended March 31, 1995 as compared to $11,000 for the year ended December 31, 1994 and ($10,000) in 1993. The allowance for loan losses should not be interpreted as an indication of future charge-off trends.

               Management believes that the allowance for loan losses at March 31, 1995 was adequate to absorb the known and inherent risks in the loan portfolio at that time. However, no assurance can be given that future changes in economic conditions that might adversely affect Sugarland's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in Sugarland's loan portfolio in the future.

               The following table sets forth the approximate dollar amount of the allowance for loan losses allocable to the stated loan categories, and the percent of total loans in each such category for the periods presented.


                                                       Three Months Ended
                                                            March 31,                   Years Ended December 31,
                                                            _________                   ________________________
                                                              1995                    1994                  1993
                                                               ____                    ____                  ____
                                                       Allow.       Loan       Allow.       Loan      Allow.      Loan
                                                       _____        ____       _____        ____      _____       ____
                                                                           (Dollars in thousands)
               Commercial/Industrial/Agricultural    $     90        48.95%  $     94      50.53%   $    110      49.75%
               Real Estate                                 --        28.49%        15      26.89%         10      30.00%
               Consumer/Installment/Other                  25        22.56%        25      22.58%         25      20.25%
                                                       ______       ______     ______     ______     _______     ______
                                                    $     115       100.00%  $    134     100.00%   $    145     100.00%
                                                       ======       ======     ======     ======     =======     ======


               The allocation of the allowance for loan losses should not be interpreted as an indication of future credit trends or that losses will occur in these amounts or proportions. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since the total allowance is a general allowance applicable to the entire portfolio.

               In determining the adequacy of the allowance for credit losses, management considers such factors as known problem loans, evaluations made by bank regulatory agencies and external auditors, individual loan reviews for loans in excess of $40,000, collateral, assessment of economic and market conditions, concentrations and other appropriate data in order to identify the risks in the portfolio. The Loan Review Committee reviews on a quarterly basis the loan loss reserve of the Bank and makes recommendations to the Board of Directors of the Bank concerning the adequacy of the allowance. Additionally, the Bank's policy is to maintain a loan loss reserve equal to at least 1.0% of the total loans outstanding or an amount sufficient to cover all reasonably anticipated loan losses. If, following a review of the allowance, the allowance is determined to be inadequate or excessive, the amount of the allowance is adjusted accordingly.

          Deposits.

               Deposits are the primary source of funding for Sugarland's earning assets. Total deposits at March 31, 1995 and at the end of 1994 and 1993 were approximately $15,536,000, $15,320,000 and
          $16,072,000, respectively. Time certificates of deposit of $100,000 or more, which were approximately $508,000 at March 31, 1995, $501,000 at the end of 1994 and $703,000 at the end of
          1993, had remaining maturities as follows:


                                              March 31,                   December 31,
                                              _________                   ____________
                                                1995               1994               1993
                                                ____               ____               ____
             Maturing within:                              (Dollars in thousands)
             Three months or less           $      102          $     301         $     503
             Over three months to six
               months                              406                 --                --
             Over six months to twelve
               months                               --                200               200
             Over twelve months                     --                 --                --
                                                ______             ______            ______
                 Total                      $      508          $     501         $     703
                                                ======             ======            ======



                  Average deposit balances are summarized for the periods indicated:



                                       Three Months Ended
                                           March 31,                     Years Ended December 31,
                                           _________                     ________________________
                                                  Average              Average                Average
                                        1995        Rate       1994      Rate       1993        Rate
                                        ____        ____       ____      ____       ____        ____

                                                            (Dollars in thousands)
             Demand deposits         $   4,182       0.00%   $  3,691    0.00%    $  3,919     0.00%
             Money market demand         2,284       2.80%      2,565    2.77%       2,439     2.87%
             Savings and other
               interest-bearing          3,183       2.64%      2,911    2.68%       2,931     2.90%
               demand deposits
             Time deposits               5,408       4.14%      5,838    3.72%       6,611     3.83%
                                        ______                 ______               ______

               Total                 $  15,057       3.42%   $ 15,005    3.23%    $ 15,900     3.41%
                                        ======                 ======               ======


               At March 31, 1995, December 31, 1994 and December 31, 1993, Sugarland had no brokered deposits.

          Interest Rate Sensitivity.

               Interest rate risk is the potential impact of changes in interest rates on net interest income and results from disparities in repricing opportunities of assets and liabilities over a period of time. Management estimates the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk.

               The degree of interest rate sensitivity is not equal for all types of assets and liabilities. Sugarland's experience has indicated that the repricing of interest-bearing demand, savings and money market accounts does not move with the same magnitude as general market rates. Additionally, these deposit categories, along with noninterest-bearing demand, have historically been stable sources of funds to Sugarland, which indicates a much longer implicit maturity than their contractual availability. Sugarland's cumulative behavioral gap to total assets at
          December 31, 1994 was a positive 11.36% in the 0-1 year cumulative range. A positive gap implies that earnings would increase in a rising interest rate environment and decrease in a falling interest rate environment.

          Liquidity.

               Sugarland seeks to manage its liquidity position to attempt to ensure that sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Liquidity is derived from both the asset and liability sides of the balance sheet. Asset liquidity arises from the ability to convert assets to cash and self-liquidation or maturity of assets. Liquid asset balances include cash, interest-bearing deposits with financial institutions, short-term investments and federal funds sold. Liability liquidity arises from a diversity of funding sources as well as from the ability of Sugarland to attract deposits of varying maturities. If Sugarland were limited to only one source of funding or all its deposits had the same maturity, its liquidity position would be adversely impacted.

               Sugarland's funding source is primarily its deposit base which is comprised of interest-bearing and noninterest-bearing accounts. Sugarland's noninterest-bearing demand deposits are, by their very nature, subject to withdrawal upon demand. Declines in one form of funding source require Sugarland to obtain funds from another source. If Sugarland were to experience a decline in noninterest-bearing demand deposits and was to have a significant increase in loan volume without a commensurate increase in such deposits, it would utilize alternative sources of funds, probably at higher cost, to maintain its liquidity and to meet its loan funding needs. This would place downward pressure on Sugarland's net interest margin and might have a negative impact on Sugarland's liquidity position.

               Sugarland's liquidity expressed as a percentage of net liquid assets to net liabilities was 33.2%, 28.6% and 33.6% at March 31, 1995, December 31, 1994 and December 31, 1993, respectively. The decreased percentage at December 31, 1994 compared to year-end 1993 was due principally to a decrease in deposits.

          Capital Adequacy.

               Sugarland's total shareholders' equity was $2,228,000 at March 31, 1995, which represents a 5.7% increase from year-end 1994. At December 31, 1994, Sugarland's total shareholders' equity was $2,107,000, a decrease of .43% from $2,116,000 at December 31, 1993. The decrease from 1993 to 1994 was due principally to Sugarland's adoption of SFAS 115, which resulted in Sugarland's investment securities being stated at fair value and unrealized losses therein causing a reduction in shareholders' equity. The increase from year-end 1994 to March 31, 1995 reflects earnings for the period and a decline in Sugarland's unrealized losses on investment securities. Book value per common share is presented in the table below.


                                                        March 31,         December 31,
                                                        _________         ____________
                                                         1995         1994          1993
                                                         ____         ____          ____
                                                  (Dollars in thousands, except per share amounts)


             Shares outstanding                           187,286     187,286       187,286
             Shareholders' equity                     $     2,228  $    2,107   $     2,116
             Book value per common share              $     11.90  $    11.25   $     11.30


               Adequate  levels  of capital  are  necessary  over  time  to sustain growth and absorb losses. In the case of banks and bank holding companies, capital levels must also meet minimum regulatory requirements. All risk-based and other capital ratios improved from year-end 1993 to 1994, and from year-end 1994 to March 31, 1995, and remain well above regulatory minimums. At March 31, 1995, the Bank's Tier 1 capital was 25.96% of risk-weighted assets and its total capital was 27.25% of risk-weighted assets, compared to the regulatory minimums of 4.0% and 8.0%, respectively. At December 31, 1994, the Bank's Tier 1 capital was 24.39% of risk-weighted assets and its total capital was 25.83% of risk-weighted assets. The Bank's regulatory leverage ratio, which compares Tier 1 capital to adjusted total assets, was 13.33% and 13.42% at March 31, 1995 and December 31, 1994, respectively, compared to the regulatory minimum of 4.0%. Under present regulations, the Bank was classified as "well-capitalized" based upon its capital ratios at March 31, 1995 and December 31, 1994 and 1993. The following table sets forth the Bank's risk based capital and capital ratios at March 31, 1995 and at year-end 1994 and 1993.


                                                                                                Regulatory
                                                        March 31,          December 31,          Minimum
                                                        _________          ____________          _______
                                                          1995          1994         1993
                                                          ____          ____         ____
                                                                (Dollars in thousands)
               Capital:
                  Tier 1                               $    2,318   $     2,264  $     2,176
                  Tier 2                                      115           134          145
                      Total capital                    $    2,433   $     2,398  $     2,321
               Risk-weighted assets                    $    8,928   $     9,284  $     9,594
               Ratios:
                  Tier 1 capital to risk-weighted
                    assets                                 25.96%        24.39%       22.68%       4.0%
                  Tier 2 capital to risk-weighted
                    assets                                  1.29%         1.44%        1.51%         --
                      Total capital to risk-weighted
                        assets                             27.25%        25.83%       24.19%       8.0%
                  Leverage Ratio                           13.33%        13.42%       12.13%       4.0%


                              INFORMATION ABOUT MIDSOUTH

               A copy of MidSouth's Annual Report to Shareholders for the year ended December 31, 1994, and its Quarterly Report to Shareholders for the quarter ended March 31, 1995, is being delivered to the shareholders of MidSouth and Sugarland along with this Joint Proxy Statement and Prospectus. The following documents are incorporated herein by reference: MidSouth's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, as amended by Form 10-KSB/A filed on March 23, 1995; MidSouth's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995; the following sections of MidSouth's Annual Report to Shareholders: page 30, "Market Prices"; inside back cover, "Stock Trading Information" and information on dividends; page 1, "Financial Statements"; pages 30-31, "Selected Quarterly Financial Data"; pages 2-11, "Management's Discussion and Analysis"; and MidSouth's Quarterly Report to Shareholders "Financial Statements." See "Available Information" for information with respect to obtaining copies of documents incorporated by reference in this Joint Proxy Statement and Prospectus.

                        COMPARATIVE RIGHTS OF SHAREHOLDERS

               If   the   Mergers   are   subsequently   consummated,   all
          shareholders of Sugarland, other than those perfecting dissenters' rights, will become shareholders of MidSouth and their rights will be governed by and be subject to the Articles of Incorporation and Bylaws of MidSouth rather than the Articles of Incorporation and Bylaws of Sugarland. The following is a brief summary of certain of the principal differences between the rights of holders of MidSouth Preferred Stock and Sugarland Common Stock not described elsewhere herein.

          Preferred Stock

               The  Board of Directors of MidSouth  is  authorized  by  the
          Company's Articles of Incorporation, without action of its shareholders, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such preferred stock, except that any issuance of preferred stock ranking senior to or on a parity with the
          Preferred Stock must be approved by a vote of holders of the Preferred Stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of preferred stock which may be issued: (i) the designation of such series; (ii) the number of shares initially constituting such series; (iii) the dividend rate and conditions, and the dividend preferences, if any, in respect of the preferred stock and among the series of preferred stock; (iv) whether, and upon what terms, the preferred stock would be convertible into or exchanged for shares of any other class or other series of the same class; (v) whether, and to what extent, holders of one or more shares of a series of preferred stock will have voting rights; and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional preferred stock. Shares of preferred stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue preferred stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result such proposals or tender offers could be defeated even though favored by the holders of a majority of MidSouth Common Stock.

               The Articles of Incorporation of Sugarland do not authorize the issuance of preferred stock.

          Directors

               The Articles of Incorporation of MidSouth provide that the Board of Directors shall be divided into three equal classes, with directors in each class holding office for a staggered term of three years. Accordingly, only one-third of the directors are subject to election each year. The Articles further provide that the affirmative vote of not less than 80% of the "Total Voting Power" is required to remove a director from office during his term of service, and that a director may only be removed for cause. The Articles define Total Voting Power as the total number of votes that shareholders and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75(H) are entitled to cast with respect to the election of directors or, if such term is used in reference to any other particular matter properly brought before the shareholders for a vote, means the total number of such votes that are entitled to be cast with respect to such matter.

               Nominations for directors must comply with the nominating procedures set forth in Article IV(H), which requires, among other things, that a written notice of nomination be delivered to the Board prior to the shareholders' meeting at which the nomination will be considered, and that such notice must contain certain specific information about the candidate and the shareholder making the nomination, as required under the Securities Exchange Act of 1934.

               MidSouth's Articles also permit directors to vote by proxy.

               Provisions governing the election and powers of Sugarland's directors are contained in its Bylaws rather than its Articles, and the Bylaws do not contain any of the special provisions discussed above.

          Business Combinations

               With  respect  to  a  tender  offer or  offer  to  merge  or
          consolidate,  MidSouth's  Articles  permit   its   directors   to
          consider: (i) the consideration offered in relation to the current market price of the stock versus the estimated future market price of the stock that could be achieved over several years; (ii) the social and economic effects of the transaction on the corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the corporation and its subsidiaries do business; (iii) the business and financial condition and earning prospects of the acquiring party; and (iv) the competence, experience and integrity of the acquiring party and its management. These provisions are intended to give MidSouth's directors substantial discretion in evaluating an offer to merge or consolidate. Sugarland's Articles do not contain provisions on business combinations.

          Special Meetings of Shareholders

               MidSouth's Articles require that at least 80% of the total voting power of MidSouth is necessary for the shareholders to call a special meeting. Sugarland's Articles and Bylaws do not address the call of a special meeting by shareholders, so under the LBCL shareholders of Sugarland would be entitled to call a special meeting upon the written request of 20% of the outstanding stock of Sugarland.

          Bylaws

               Bylaws of MidSouth may be adopted only by a majority vote of all of the Continuing Directors. "Continuing Directors" is defined in the Articles as the persons who (1) are members of the Board of Directors of the Corporation on March 3, 1993 or (2) become members of the Board of Directors after March 3, 1993 upon the nomination of the Board of Directors at a time when a Majority of the Members are Continuing Directors. The Bylaws may be amended or repealed only by a majority vote of all of the Continuing Directors or by the affirmative vote of the holders of at least 80% of the Total Voting Power at any annual or special meeting of shareholders, the notice of which expressly states that the proposed amendment or repeal is to be considered at the meeting. Any purported amendment to the Bylaws which would add thereto a matter not covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment to the Bylaws.

               Sugarland's Articles provide that its Bylaws may be adopted, amended or repealed concurrently by the Board or the shareholders, and that the shareholders may provide that any alterations, amendments or repeal of a provision of the Bylaws by the shareholders may not be altered, amended, repealed or reinstated by the Board.

          Vote Required for Shareholder Action

               MidSouth's Articles provide that any proposal to approve a merger, consolidation, share exchange, disposition of all the corporation's assets, dissolution or an amendment to the Articles which has the recommendation and approval of a majority of the Continuing Directors need only be approved by the shareholders by a majority of the voting power present at a meeting to consider such matters. All other proposals submitted to the shareholders upon the recommendation and approval of a majority of the Continuing Directors need only be approved by a majority of the votes cast at any meeting to consider the proposal. Any matter submitted to the shareholders other than with the recommendation and approval of a majority of the Continuing Directors must be approved by the affirmative vote of 80% of the Total Voting Power.

               Sugarland's Articles provide that shareholder approval of any matter properly brought before the shareholders is effected by a majority of the votes actually cast, with the exception of directors, who are elected by a plurality vote.

          Limitation of Personal Liability and Indemnification of Directors and Officers

               The Articles of Incorporation of MidSouth contain a provision limiting the personal liability of MidSouth's directors and officers under certain circumstances (the "Limitation of Liability Provision"). Pursuant to the Limitation of Liability Provision, the officers and directors of MidSouth have no personal liability to MidSouth or its shareholders for monetary damages for breach of their fiduciary duty as directors or officers of MidSouth except for (a) any breach of the director's or officer's duty of loyalty to MidSouth or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability pertaining to acts related to an unlawful stock repurchase or payment of a dividend, or (d) any transaction from which the director or officer derived an improper personal benefit. The Articles also permit the Board to cause the Company to enter into contracts with its directors and officers to further limit an individual's liability to the fullest extent permitted by law, and to adopt similar limitation of liability and indemnification provisions with respect to the Company's subsidiaries.

               Sugarland's   Articles  contain  indemnification  provisions
          which provide indemnification to its directors and officers to the fullest extent permitted by the LBCL. Neither Sugarland's Articles nor its Bylaws contain provisions limiting the liability of its directors and officers.

                RIGHTS AND PREFERENCES OF MIDSOUTH PREFERRED STOCK

               Shareholders of Sugarland who receive MidSouth Preferred Stock in exchange for their shares of Sugarland Common Stock will have the rights and preferences set forth in the Form of Articles of Amendment of MidSouth attached hereto as Appendix B and summarized below. Shareholders of Sugarland are urged to review the Form of Articles of Amendment of MidSouth at Appendix B.

          Dividend Rights

               Holders of record of the MidSouth Preferred Stock are entitled to receive, but only when as and if declared by the MidSouth Board of Directors, and out of the funds of MidSouth legally available for that purpose, cumulative cash dividends at an annual rate of 8.28% for 1995 and thereafter at an annual rate fixed on December 31 of each year for the ensuing calendar year, equal to the yield for Government Bonds and Notes maturing in December of the following year, as published in the Treasury Bonds, Notes and Bills Section of the last issue of the Wall Street Journal published each year, plus 1% per annum, and no more; provided that the annual dividend rate shall in no case be greater than 10% nor less than 6%, and that, from and after the tenth anniversary of the date of issuance of the Preferred Stock the annual dividend rate will be fixed at 10%. If more than one yield is shown for December maturities, the average will be applied. If no yield is quoted for December maturities, the yield for the next earlier available month will be applied. If any quarterly dividend is not paid when due, the unpaid amount will bear interest at a rate of 10% per annum until paid.

               Dividends on the Preferred Stock are payable only from legally available funds, defined in MidSouth's Articles of Incorporation to mean such amount of the surplus of MidSouth as may be paid under the LBCL as may be provided in cash by MidSouth Bank to MidSouth as a dividend under applicable statutes and regulations of the U.S. Comptroller of the Currency and that would not result in MidSouth or MidSouth Bank having capital ratios of less than the required minimum regulatory capital ratios or failing to be "adequately capitalized" within the meaning of applicable law and regulations or being in violation of any law, regulation or regulatory directive, agreement or order. At March 31, 1995, the amount of legally available funds under this definition was approximately $1,400,000.

               Dividends payable on the Preferred Stock will be paid on the first day of April, July, October or January of each year or on such earlier dates as the MidSouth Board of Directors may from time to time fix as the dates for payment of quarterly dividends on MidSouth Common Stock. The initial dividend on the Preferred Stock will be payable on the first day of April, July, October, or January that is at least 91 days from the date of original issuance of the Preferred Stock and will be in an amount, at the applicable dividend rate, based on the number of days between the date of original issuance and the dividend payment date minus 90 days, provided that the aggregate amount payable will be reduced by the amount by which certain expenses of Sugarland exceed $110,000 (the "Subtracted Amount"). Such expenses include Sugarland's actual legal, accounting and financial advisory fees and expenses of printing and mailing this Joint Proxy Statement and Prospectus and holding the Special Meeting, and any other expenses in connection with the negotiation, execution, implementation and consummation of the Plan. In any case in which the Subtracted Amount is greater than the amount of the initial dividend otherwise payable, such excess will be deducted from the amount otherwise payable on the next succeeding dividend payment date.

               Sugarland's estimated expenses in connection with the Plan are approximately $135,000. Accordingly, it is estimated that there will be a Subtracted Amount of $25,000. The Mergers will not be consummated until after June 30, 1995 and, accordingly, the earliest date by which the initial dividend will be paid is January 1, 1996. The table below provides examples of the timing and amount of the initial dividend, assuming a consummation date of July 20, 1995, that the annual dividend rate in 1996 will continue to be 8.28% and that the Subtracted Amount will be either $25,000, $50,000 or $75,000.



Subtracted Amount   First Dividend Payment    Amount Per Share<FN2>
_________________   ______________________    ________________
     $25,000          January 1, 1996             $.11

     $50,000          April 1, 1996<FN1>          $.27

     $75,000          April 1, 1996<FN1>          $.14

        ________________________

        <FN1>  No dividend would be paid on January 1, 1996
        <FN2>  Quarterly  dividends  after the indicated date, at the assumed annual rate of 8.28%, would be approximately $.295 per share.



               As long as any shares of MidSouth Preferred Stock are outstanding, MidSouth may not declare, pay or set apart for payment any dividend on any shares of its Common Stock or other capital stock ranking junior to the Preferred Stock as to dividends or liquidation rights (collectively, "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund, for the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash, other property, obligations or shares of MidSouth (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and may not permit any corporation or other entity directly or indirectly controlled by MidSouth to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with the payment or setting apart for payment of any dividend on any of the Junior Securities, all accumulated and unpaid dividends on shares of Preferred Stock, and interest thereon, if any, have been or will be paid in full. No shares of preferred stock ranking senior to or on a parity with the Preferred Stock may be issued without the approval of holders of Preferred Stock.

               Holders of Sugarland Common Stock are not entitled to any dividend preference.

          Redemption Rights

               On or after the fifth anniversary of the date of issuance of the Preferred Stock, MidSouth may, at its option, redeem the whole, or from time to time, any part of the Preferred Stock at a redemption price per share payable in cash in an amount equal to the sum of (i) $14.25, (ii) all accrued and unpaid dividends on the Preferred Stock to the date fixed for redemption, whether or not earned or declared and (iii) interest accrued to the date of redemption on all accrued and unpaid dividends on the Preferred Stock, if any.

          Conversion Rights

               At their option, the holders of the shares of MidSouth Preferred Stock may convert such stock into shares of MidSouth Common Stock at the conversion rate of one share of MidSouth Common Stock for each share of Preferred Stock converted at any time prior to the redemption of the Preferred Stock. The conversion rate is subject to adjustment from time to time as follows:

               If MidSouth at any time (i) pays a dividend or makes a distribution to all holders of its Common Stock in shares of Common Stock, and does not concurrently issue shares of Common Stock to the holders of the Preferred Stock in an amount equivalent to what holders of the Preferred Stock would have received if they had exercised their conversion rights prior to the dividend or distribution; or (ii) effects a stock split or reverse stock split of its Common Stock, then, in each such case, the conversion rate as in effect immediately before one of these events will be proportionately decreased or increased, as the case may be, so that the holders of any shares of the Preferred Stock thereafter surrendered for conversion will be entitled to receive the number of whole shares of Common Stock that they would have owned or been entitled to receive immediately following such event if their shares of Preferred Stock had been converted into Common Stock prior thereto.

               In the event of (i) any reclassification of the Common Stock (other than in a stock split or reverse stock split), (ii) a consolidation or merger of MidSouth in which MidSouth will not be the surviving entity, (iii) a sale by MidSouth of substantially all of its property or assets or (iv) a statutory share exchange, each share of Preferred Stock will be convertible into or represent the right to receive the number of shares of Common Stock, or other securities or property, equivalent to what the holder of the Preferred Stock would have received if he had exercised his conversion rights prior to such an event.

               No adjustment in the conversion rate shall be required unless the adjustment would require an increase or decrease in the conversion rate by more than one percent, but any adjustments which would fall below one percent will be carried forward
          cumulatively   and   taken   into   account   in  any  subsequent
          adjustments.

          Voting Rights

               Except as otherwise required by law or the MidSouth Articles of Incorporation, holders of MidSouth Preferred Stock are not entitled to any vote on any matter, including but not limited to any merger, consolidation or transfer of assets, or statutory share exchange, and to notice of any meeting of shareholders of MidSouth. If at any time MidSouth falls in arrears in the payment of dividends on the Preferred Stock for two consecutive quarterly dividend periods, the number of directors constituting the full Board of Directors of MidSouth will be automatically increased by two, and the holders of the Preferred Stock, voting separately as a single class, will be entitled to elect two directors of MidSouth to fill the two created directorships, at a special meeting called for the purpose, and thereafter at each shareholders meeting held for the purpose of electing directors of MidSouth, so long as there continues to be any arrearage in the payment of dividends on the Preferred Stock for any past quarterly dividend period or of interest on such accumulated and unpaid dividends. When all accumulated and unpaid dividends on the Preferred Stock for all past quarterly dividend periods, and the interest thereon, have been paid in full, the right of the holders of the Preferred Stock to elect directors will cease, the number of directors of MidSouth will automatically be reduced by two, and the term of office of all directors elected by the holders of the Preferred Stock will immediately terminate.

               Holders of the Preferred Stock must approve any issuance by MidSouth of preferred stock ranking senior to or on a parity with the Preferred Stock.

          Liquidation Rights

               Upon the dissolution, liquidation or winding up of MidSouth, the holders of the shares of Preferred Stock will be entitled to receive upon liquidation, and to be paid out of the assets of MidSouth available for distribution to its shareholders before any payment or distribution may be made on the MidSouth Common Stock or on any other junior securities, the amount of $14.25 per share, plus a sum equal to all accrued and unpaid dividends, whether or not earned or declared on such shares, and accrued interest thereon, if any, to the date of final distribution. Neither the sale of all or substantially all of the property or business of MidSouth, nor the merger or consolidation of MidSouth into or with any other entity, or the merger or consolidation of any other entity into MidSouth will be considered a dissolution, liquidation or winding up, voluntary or involuntary, of MidSouth.

          Preemptive Rights

               Holders of shares of MidSouth Preferred Stock do not have preemptive rights.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

               The following unaudited pro forma combined financial statements are presented assuming the Mergers will be accounted for as a purchase, and, subject to the purchase adjustments noted below regarding the Companies, reflect the combination of the historical consolidated financial statements of the Companies for the following periods. The unaudited pro forma combined balance sheet assumes the Mergers were consummated on March 31, 1995. The unaudited pro forma statements of earnings are computed assuming the Mergers were consummated on January 1, 1994 and give effect to (1) the issuance of 187,286 shares of Preferred Stock at $14.25 per share (2) the payment of preferred dividends at the rate effective March 31, 1995, (3) the amortization of restated goodwill and (4) the adjustment of certain assets of Sugarland to fair market value.

               The unaudited pro forma information does not purport to represent what the Companies' combined results of operations actually would have been if the Mergers had occurred as of the dates indicated or will be for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of MidSouth and Sugarland contained elsewhere or incorporated by reference herein.

MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Balance Sheet
March 31, 1995


                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS

        ASSETS

        Cash and Due
        From Banks     6,261,908  $   2,193,058   8,454,966             200,000(A)    8,254,966


        Federal
        Funds Sold     7,100,000      2,975,000  10,075,000                          10,075,000


        Total Cash
        and Cash
        Equivalents   13,361,908      5,168,058  18,529,966                          18,329,966

        Interest-
        Bearing
        Deposits in
        Banks             98,385                     98,385                                98,385

        Securities
        Available
        for Sale      28,875,336      3,997,494  32,872,830                            32,872,830

        Investment
        Securities       931,404                    931,404                                931,404

        Loans, Gross  61,440,380      7,957,334  69,397,714                             69,397,714

        Allowance
        for Possible
        Loan Losses     (905,175)      (115,445) (1,020,620)                            (1,020,620)

        Unearned
        Discounts                                         0                                      0

        Loans, Net    60,535,205      7,841,889  68,377,094                             68,377,094

        Bank
        Premises and
        Equipment,
        Net            2,203,510        478,356   2,681,866    287,000(B)                2,968,866

        Other Real
        Estate
        Owned, Net       193,350                    193,350                                193,350


        Accrued
        Interest
        Receivable
        and Other
        Assets         1,309,296       327,954   1,637,250     97,580(C)                    1,734,830

        Goodwill,
        Net              185,508                   185,508    440,614(D)   287,000(B)         441,542
                                                              200,000(A)    97,580(C)


        TOTAL
        ASSETS       $107,693,902   17,813,751 125,507,653                               $125,948,267


(See accompanying notes at end of financial statements)



MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Balance Sheet
March 31, 1995

                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS

        LIABILITIES

        Deposits:

        Non-Interest
        Bearing        30,085,357    4,547,723  34,633,080                                 34,633,080

        Interest       68,621,837   10,988,154  79,609,991                                 79,609,991
        Bearing

        Total          98,707,194   15,535,877 114,243,071                                114,243,071
        Deposits

        Securities
        Sold Under
        Repurchase        315,479                  315,479                                    315,479
        Agreements

        Accrued
        Interest          234,055       19,854     253,909                                    253,909
        Payable

        Notes           2,154,366                2,154,366                                  2,154,366
        Payable

        Other             112,752       29,809     142,561                                    142,561
        Liabilities

        Total         101,523,846   15,585,540 117,109,386                                117,109,386
        Liabilities

        Stockholders'
        Equity

        Preferred                                        0                   2,668,825(D)   2,668,825
        Stock

        Common Stock      71,596     1,161,430   1,233,026      1,161,430(D)                   71,596

        Capital        6,167,103     1,452,364   7,619,467      1,452,364(D)                6,167,103
        Surplus

        Unearned         (67,926)                  (67,926)                                   (67,926)
        ESOP Shares

        Unrealized
        (Losses)
        Gains on
        Securities
        Available-      (592,500)     (103,542)   (696,042)                    103,542(D)    (592,500)
        For-Sale,
        Net of Tax

        Retained         591,783       231,569     823,352        231,569(D)                  591,783
        Earnings

        Treasury                      (513,610)   (513,610)                    513,610(D)           0
        Stock

        Total
        Shareholders'
        Equity         6,170,056     2,228,211   8,398,267                                  8,838,881

        Total
        Liabilities
        and
        Shareholders'
        Equity      $107,693,902    17,813,751 125,507,653                                125,948,267



(See accompanying notes at end of finanical statements)



MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Earnings
Year Ended December 31, 1994


                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS




         INTEREST
         INCOME:

         Interest
         and Fees
         on Loans     $5,463,501       868,282   6,331,783                                  6,331,783


         Interest on
         Investment
         Securities    1,782,504       262,604   2,045,108                                  2,045,108

         Interest
         on Federal
         Funds Sold      142,473        88,030     230,503                                    230,503


         TOTAL
         INTEREST
         INCOME        7,388,478     1,218,916   8,607,394                                  8,607,394

         INTEREST
         EXPENSE

         Interest on
         Deposits      1,924,906       365,679   2,290,585                                  2,290,585


         Interest
         on Notes
         Payable          51,195                    51,195                                     51,195

         Total
         Interest
         Expense       1,976,101       365,679   2,341,780                                  2,341,780

         NET
         INTEREST
         INCOME        5,412,377       853,237   6,265,614                                  6,265,614


(See accompanying notes at end of finanical statements)



MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Earnings
Year Ended December 31, 1994

                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS


         PROVISION
         FOR
         POSSIBLE
         LOAN
         LOSSES          210,000                   210,000                                    210,000

         NET
         INTEREST
         INCOME
         AFTER
         PROVISION
         FOR
         POSSIBLE
         LOAN
         LOSSES        5,202,377       853,237   6,055,614                                  6,055,614

         NON-INTEREST
         INCOME

         Service
         Charges
         on
         Deposits      1,015,529       154,173   1,169,702                                  1,169,702

         Other
         Service
         Charges
         and Fees       406,187         25,980     432,167                                    432,167


         Securities
         Gains, Net       1,178                      1,178                                      1,178

         TOTAL NON-
         INTEREST
         INCOME       1,422,894        180,153   1,603,047                                  1,603,047

         NON-INTEREST
         EXPENSE

         Salaries and
         Employee
         Benefits     2,242,892        436,220   2,679,112                                  2,679,112


         Occupancy
         and
         Equipment
         Expenses       822,615        205,824   1,028,439                                  1,028,439


         Other
         Operating
         Expenses     1,816,623        173,118   1,989,741         32,000(E)                2,021,741

         TOTAL NON-
         INTEREST
         EXPENSE      4,882,130        815,162   5,697,292                                  5,729,292

         INCOME
         BEFORE
         INCOME
         TAXES        1,743,141        218,228   1,961,369                                  1,929,369

         PROVISION
         FOR
         INCOME
         TAXES          601,500         55,685     657,185                                    657,185

         NET INCOME   1,141,641        162,543   1,304,184                                  1,272,184


(See accompanying notes at end of financial statements)


MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Earnings
December 31, 1994


                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS

         PREFERRED
         DIVIDEND
         REQUIREMENT                                              220,979(F)                  220,979

         INCOME
         AVAILABLE
         TO
         COMMON
         SHARE-
         HOLDERS     $1,141,641        162,543   1,304,184                                  1,051,205

         PRIMARY
         EARNINGS
         PER
         COMMON
         SHARE       $     1.61           0.87                                                   1.48

         FULLY
         DILUTED
         EARNINGS
         PER
         COMMON
         SHARE       $                                                                           1.42


MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Earnings
Three Months Ended March 31, 1995


                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS



          INTEREST INCOME:

          Interest
          and
          Fees on
          Loans      $1,546,455        201,445   1,747,900                                $ 1,747,900

          Interest on
          Investment
          Securities    439,900         59,746     499,646                                    499,646

          Interest
          on
          Federal
          Funds
          Sold           43,782         44,168      87,950                                     87,950

          TOTAL
          INTEREST
          INCOME      2,030,137        305,359   2,335,496                                  2,335,496


(See accompanying notes at end of financial statements)


MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Earnings
Three Monts Ended March 31, 1995


                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS


          INTEREST
          EXPENSE:

          Interest on
          Deposits      568,873         92,831     661,704                                    661,704

          Interest
          on Notes
          Payable        29,139                     29,139                                     29,139

          TOTAL
          INTEREST
          EXPENSE       598,012         92,831     690,843                                    690,843

          NET
          INTEREST
          INCOME      1,432,125        212,528   1,644,653                                  1,644,653

          PROVISION
          FOR
          POSSIBLE
          LOAN
          LOSSES         55,000              0      55,000                                     55,000

          NET
          INTEREST
          INCOME
          AFTER
          PROVISION
          FOR
          POSSIBLE
          LOAN
          LOSSES      1,377,125        212,528   1,589,653                                  1,589,653

          NONINTEREST
          INCOME:

          Service
          Charges
          on Deposits   249,211         37,383     286,594                                    286,594

          Other
          Service
          Charges
          and Fees      108,569          7,848     116,417                                    116,417

          Securities
          Gains,
          Net                 0              0           0                                          0

          TOTAL
          NONINTEREST
          INCOME        357,780         45,231     403,011                                    403,011

          NONINTEREST
          EXPENSE:

          Salaries
          and
          Employee
          Benefits      587,802        101,185     688,987                                    688,987

          Occupancy
          and
          Equipment
          Expenses      218,935         49,257     268,192                                    268,192


(See accompanying notes at end of financial statements)


MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Earnings
Three Months Ended March 31, 1995


                                    Sugarland                                        Pro Forma
                       MidSouth     Bancshares,                                       MidSouth
                      Bancorp, Inc.     Inc.      Combined    Pro Forma Adjustment  Bancorp, Inc.
                                                              DEBITS     CREDITS


          Other
          Operating
          Expenses      468,826         45,676     514,502          5,000(E)                  519,502

          TOTAL
          NONINTEREST
          EXPENSE     1,275,563        196,118   1,471,681                                  1,476,681

          INCOME
          BEFORE
          INCOME
          TAXES         459,342         61,641     520,983                                    515,983

          PROVISION
          FOR
          INCOME
          TAXES         161,257         13,350     174,607                                    174,607

          NET
          INCOME        298,085         48,291     346,376                                    341,376

          PREFERRED
          DIVIDEND
          REQUIREMENT                                    0         55,245(F)                   55,245

          INCOME
          AVAILABLE
          TO COMMON
          SHAREHOLDERS $298,085         48,291     346,376                                   $286,131

          PRIMARY
          EARNINGS
          PER
          COMMON
          SHARE        $   0.42           0.26                                                   0.40

          FULLY
          DILUTED
          EARNINGS
          PER
          COMMON
          SHARE        $                                                                         0.38


          _________________________________

          (A) To record estimated expenses relating to the Mergers as a purchase price adjustment.
          (B)  To adjust Bank Premises and Equipment to market.
          (C) To record deferred taxes for write-up of Bank Premises and Equipment.
          (D) To record preferred stock (187,286 shares @ $14.25/share) and eliminate equity of Sugarland.
          (E)  To amortize adjusted goodwill on a straight line
               basis over 15 years.
          (F)  To record payment on Preferred Stock dividends.
                                            ____________________________

(See accompanying notes at end of financial statements)


                ELECTION OF DIRECTORS OF MIDSOUTH

               MidSouth's   Articles  provide  that  the
          number of directors  will  be  set  by the By-
          Laws, and the By-Laws currently provide  for a
          Board  of  Directors  of eight directors.  The
          Articles  also provide for  three  classes  of
          directors,  with  one  class  to be elected at
          each annual meeting for a three-year term.  At
          the Annual Meeting, Class II Directors will be
          elected  to  serve until the third  succeeding
          annual meeting of shareholders and until their
          successors  have   been   duly   elected   and
          qualified.

               Unless authority is withheld, the persons
          named  in  the  enclosed  proxy  will vote the
          shares represented by the proxies they receive
          for the election of the two Class  II director
          nominees  named  below.   In the unanticipated
          event that one or more nominees  cannot  be  a
          candidate  at  the  Annual Meeting, the shares
          represented by the proxies  will  be  voted in
          favor   of  such  other  nominees  as  may  be
          designated  by  the  Board.  Directors will be
          elected by plurality vote,  and,  as a result,
          abstentions  and  broker  non-votes  will   be
          ineffective.

               MidSouth's  Articles  provide  that  only
          persons  who  are nominated in accordance with
          the procedures  set  forth in Article IV(H) of
          the  Articles  are eligible  for  election  as
          directors.  Other than the Board of Directors,
          only shareholders of MidSouth entitled to vote
          at a meeting for the election of directors who
          have complied with  the  notice procedures set
          forth in the Articles may  nominate  a  person
          for  director.   In order for such shareholder
          to timely nominate  a  person  for election at
          the Annual Meeting, the shareholder  must have
          provided written notice to MidSouth by January
          15,  1995.  The shareholders' notice must  set
          forth  the  following:   (1) as to each person
          whom the shareholder proposes  to nominate for
          election  or reelection as director,  (a)  the
          name, age,  business  address  and residential
          address  of  such  person,  (b) the  principal
          occupation or employment of such  person,  (c)
          the  class  and  number  of  shares of capital
          stock of MidSouth of which such  person is the
          beneficial  owner  (as  defined in Rule  13d-3
          under  the  Securities Exchange  Act  of  1934
          ("Rule 13d-3")  and  (d) any other information
          relating to such person that would be required
          to  be disclosed in solicitations  of  proxies
          for the  election  of  directors  pursuant  to
          Regulation    14A    promulgated   under   the
          Securities Exchange Act of 1934; and (2) as to
          the shareholder of record  giving  the notice,
          (a)  the name and address of such shareholder,
          (b) the  class and number of shares of capital
          stock of MidSouth of which such shareholder is
          the beneficial  owner (as defined in Rule 13d-
          3) and (c) a description  of  any  agreements,
          arrangements  or  relationships  between   the
          shareholder  giving the notice and each person
          the shareholder  proposes  to  nominate.   Two
          inspectors,   not  affiliated  with  MidSouth,
          appointed   by  MidSouth's   secretary,   will
          determine whether  the  notice provisions were
          met.   If  the inspectors determine  that  the
          Shareholder  has  not  complied  with  Article
          IV(H),   the  defective  nomination  shall  be
          disregarded.

               The following  table  sets  forth certain
          information  as  of  February 28,  1995   with
          respect  to  each  director  nominee  and each
          director   whose   term  as  a  director  will
          continue after the Meeting.   Unless otherwise
          indicated, each person has been engaged in the
          principal occupation shown for  the  past five
          years.   The Board recommends a vote FOR  each
          of the two nominees named below.

          Director Nominees for terms expiring in 1998 (Class II Directors)


                                                                         Year First Became
                  Name             Age        Principal Occupation      Director of MidSouth
                  ____             ___        ____________________      ____________________

         Will G. Charbonnet, Sr.    47     President, Acadiana Fast             1985
                                           Foods Inc. (owner/operator
                                           fast food stores); Chairman
                                           of the Board, MidSouth and
                                           MidSouth Bank

         Clayton Paul                69    President, Badger Oil              1992(1)
         Hilliard(1)                       Corporation

         Directors whose terms expire in 1996 (Class III Directors)


                                                                         Year First Became
         Name                      Age     Principal Occupation         Director of MidSouth
         ____                      ___     ____________________         ____________________

         James R. Davis, Jr.        42     Owner, Safe-America                  1991
                                           Security System (1994-
                                           present); Director of Gas
                                           Supply for Louisiana,
                                           Victoria Gas Corporation
                                           (October 1992 - 1993);
                                           President, Elsbury
                                           Production, Inc. (oil and
                                           gas exploration and
                                           production) (June 1982 -
                                           September 1992)

         Karen L. Hail              41     Chief Financial Officer and           1988
                                           Secretary, MidSouth

         Milton B. Kidd, Jr.        75     Optometrist, Kidd Vision             1984
                                           Centers

         Directors whose terms expire in 1997 (Class I Directors)

         Name                      Age     Principal Occupation          Year First Became
                                                                        Director of MidSouth
         ____                      ___     ____________________         ____________________

         C. R. Cloutier             48     President and C.E.O.,                1984
                                           MidSouth and MidSouth Bank

         J. B. Hargroder, M.D.      64     Physician, retired                   1984

         William M. Simmons         61     Private Investments                  1984

       _________________________________

       <FN1>  Mr. Hilliard also was a director of MidSouth and MidSouth Bank from 1985 to 1987.


               During 1994 the Board  held  17 meetings.
          Each incumbent director attended at least 75% of the aggregate number of meetings held during 1994 of the Board and committees of which he or she was a member, except Robert
          Burke Keaty  and  James R. Davis, who attended
          41% and 74% respectively.

               The Board has  an Executive Committee, an
          Audit  and  Loan  Review   Committee   and   a
          Personnel   Committee.   The  members  of  the
          Executive Committee  are  Will  G. Charbonnet,
          Sr., C. R. Cloutier, J. B. Hargroder, M.D. and
          Robert Burke Keaty.  The Executive Committee's
          duties    include   nominations,   shareholder
          relations, bank examination and Securities and
          Exchange Commission  ("SEC")  reporting.   The
          Executive  Committee  will  consider  nominees
          that   are   proposed   by   shareholders   in
          accordance   with  the  procedures,  described
          below, set forth  in MidSouth's Articles.  The
          Executive Committee  did  not  meet in 1994 as
          such   matters   usually  taken  up  by   this
          Committee were brought to the full Board.

               The current members of the Audit and Loan
          Review  Committee are  James  R.  Davis,  Jr.,
          Milton  B.   Kidd,   III,   and  Clayton  Paul
          Hilliard.   The  Committee,  which   held   12
          meetings   in   1994,   is   responsible   for
          maintaining  a  program of internal accounting
          controls and monitoring all loans and lines of
          credit for consistency  with  MidSouth  Bank's
          loan policy.
               The  current  members  of  the  Personnel
          Committee  are Will G. Charbonnet, Sr.,  James
          R. Davis, Jr.,  J.  B. Hargroder, Clayton Paul
          Hilliard   and  William   M.   Simmons.    The
          Personnel Committee,  which  met  one  time in
          1994,   is   responsible  for  evaluating  the
          performance and setting the compensation of MidSouth's executive officers.

               Directors of MidSouth are also members of
          the Board of Directors of MidSouth Bank.  With
          the exception that Milton B. Kidd,  III,  is a
          director of MidSouth only, and Milton B. Kidd,
          Jr.,  is  a  director of MidSouth and director
          emeritus  of MidSouth  Bank.   Directors  were
          entitled to fees of $200 per month for service
          on both boards, except for the Chairman of the
          Board  of  MidSouth   and  MidSouth  Bank  who
          receives an additional  $400  per  month.   In
          addition  to  the  monthly  fee, each director
          receives  $250 for each regular  meeting,  and
          $125 for each  special meeting of the Board of
          MidSouth Bank and  $75 for the first hour, and
          $25 per hour for each additional hour, of each
          committee meeting.   Directors  received  fees
          only for meetings they attended.

               Section   16(a)  of  the  Securities  and
          Exchange  Act  of   1934  requires  MidSouth's
          directors and executive  officers  and persons
          who  own more than ten percent of a registered
          class  of MidSouth's equity securities to file
          with the  SEC  initial  reports  of ownership,
          reports   of   changes  in  ownership,  annual
          reports  regarding   certain  transactions  in
          common stock and other  equity  securities  of
          MidSouth.   Executive  officers, directors and
          greater  than  ten-percent   shareholders  are
          required  to furnish MidSouth with  copies  of
          all  Section  16(a)  reports  they  file.   To
          MidSouth's knowledge, all such Section 16(a) filings with respect to changes in ownership in 1994 were filed on a timely basis.

                SECURITY OWNERSHIP OF MANAGEMENT AND
               CERTAIN BENEFICIAL OWNERS OF MIDSOUTH

          Security Ownership of Management

               The  following  table  sets forth certain
          information as of May 31, 1995, concerning the
          beneficial  ownership  of  MidSouth's   Common
          Stock   by   each   director  and  nominee  of
          MidSouth,   by  MidSouth's   Chief   Executive
          Officer,  C.  R.   Cloutier  (who  is  also  a
          director) and by all directors and executive officers of MidSouth as a group, determined in accordance with Rule 13d-3 of the SEC. Unless otherwise indicated, the Common Stock is held with sole voting and investment power.


                                      Amount and Nature
                                        of Beneficial
                                        Ownership<FN1>          Percent
              Name and Address                                 of Class


          Will G. Charbonnet, Sr.            41,045<FN2>          5.7%
          1003 Hugh Wallis Road,
          South, Suite F
          Lafayette, LA  70508


          C. R. Cloutier                     49,555<FN3>          6.8%
          P. O. Box 3745
          Lafayette, LA  70502

                                             15,618(4)            2.2%
          James R. Davis, Jr.
          9151 Interline Ave.,
           Ste. 1-B
          Lafayette, LA  70503


          Karen L. Hail                      22,200<FN5>          3.1%
          P. O. Box 3745
          Lafayette, LA  70502


          J. B. Hargroder, M.D.              70,209<FN6>          9.8%
          P. O. Box 1049
          Jennings, LA  70546


          Clayton Paul Hilliard              34,195<FN7>          4.8%
          P. O. Box 52745
          Lafayette, LA  70505


          Robert Burke Keaty                  4,710<FN8>          0.7%
          345 Doucet Road
          Suite 104
          Lafayette, LA  70503


          Milton B. Kidd, Jr., O.D.          17,221<FN9>          2.4%
          1500 N.W. Blvd.
          P. O. Box 1071
          Franklin, LA  70538


          William M. Simmons                24,599<FN10>          3.4%
          P. O. Box 111
          Avery Island, LA  70513


          All directors and                241,409              39.45%
          executive officers as a
          group (13 persons)



        <FN1>  MidSouth  Common Stock held by MidSouth's
               Directors'  Deferred  Compensation  Trust
               (the  "Trust")  is  beneficially owned by
               the Plan Administrator,  which  has  sole
               voting and investment power.  Because the
               Plan   Administrator   is  the  Executive
               Committee of the Board of  MidSouth,  all
               directors  of MidSouth could be deemed to
               share voting  and  investment  power with
               respect to all MidSouth Common Stock held
               in the Trust (52,260 shares or 7.3% as of
               May   31,  1995).   For  each  individual
               director,  the  table reflects the number
               of shares held for  his  or  her  account
               only.   The  group  figure  reflects  all
               shares held in the Trust on May 31, 1995.
               MidSouth  Common Stock held by MidSouth's
               Employee  Stock   Ownership   Plan   (the
               "ESOP")  is  not  included  in the table,
               except  that  shares  allocated   to   an
               individual's   account  are  included  as
               beneficially owned  by  that  individual.
               Beneficial  ownership of shares  held  in
               the ESOP is attributed  to the ESOP, ESOP
               Trustees    and    ESOP    Administrative
               Committee,  as  reflected  in  the  table
               below.   The  Board  has  the  power   to
               appoint  and remove the ESOP Trustees and
               Administrative Committee.  Shares subject
               to options  are  deemed  outstanding  for
               purposes  of  computing the percentage of
               outstanding Common Stock owned by persons
               beneficially owning  such  shares  and by
               all directors and executive officers as a
               group   but   are   not   deemed   to  be
               outstanding for the purpose of computing the ownership percentage of any other person.

        <FN2>  Includes  8,883  shares  as  to  which he
               shares voting and investment power and 6,938 held for his account in the Trust.

        <FN3>  Includes 7,362 shares  held  by  the ESOP
               for his account as to which he shares voting power, 20,488 shares as to which he shares voting and investment power, 7,106 shares held for his account in the Trust and 10,500 shares underlying stock options.

        <FN4>  Includes  10,131 shares as  to  which  he
               shares voting and investment power and 5,487 shares held for his account in the Trust.

        <FN5>  Includes   5,234   shares  held  for  her
               account in the ESOP as to which she shares voting power, 210 shares as to which she shares voting and investment power, 5,416 shares held for her account in the Trust and 10,500 shares underlying stock options.

        <FN6>  Includes  63,435  shares as to  which  he
               shares voting and investment power, and 6,069 shares held for his account in the Trust.

        <FN7>  Includes  30,992  shares  as  to which he
               shares voting and investment power and 2,347 shares held for his account in the Trust.

        <FN8>  Includes  4,710  shares   held   for  his
               account in the Trust.

        <FN9>  Includes  5,250  shares  as  to which  he
               shares voting and investment power, and 4,713 shares held for his account in the Trust.

        <FN10> Includes 570 shares as to which he shares
               voting  and investment  power  and  5,764
               shares held for his account in the Trust.


          Security  Ownership   of   Certain  Beneficial
          Owners

               The following table sets forth certain information as of May 31, 1995 concerning persons or groups, other than the directors listed in the table above, known to MidSouth to be the beneficial owner of more than five percent of MidSouth's Common Stock, determined in accordance with Rule 13d-3 of the SEC.


               Name and Address         Amount and Nature                Percent
             of Beneficial Owner      of Beneficial Ownership           of Class
             ___________________      _______________________           ________
          Robert C. Schumacher, M.D.         36,411                        5.1%
          16134 N. Gallaugher
          Jennings, LA  70546

          Hilton B. Watson                   36,855                        5.1%
          102 S. Cutting Avenue
          Jennings, LA  70546

          MidSouth Bancorp, Inc.             68,204 <FN1>                  9.5%
          Employee Stock Ownership
            Plan, ESOP
          Trustees and ESOP
          Administrative Committee
          P. O. Box 3745
          Lafayette, LA  70502


       <FN1>   The ESOP Administrative Committee directs
               the   ESOP   Trustees  how  to  vote  the
               approximately 6,065 unallocated shares of
               Common Stock held  in  the ESOP as of May
               31, 1995.  Voting rights  of  the  shares
               allocated  to ESOP participants' accounts
               are passed through  to  the participants.
               The  ESOP Trustees have investment  power
               with respect  to  the  ESOP's assets, but
               must  exercise this power  in  accordance
               with an  investment policy established by
               the ESOP Administrative Committee.  Thus,
               the ESOP Trustees  share investment power
               with  the  ESOP Administrative  Committee
               for all shares held pursuant to the ESOP.
               The ESOP Trustees  are  Donald R. Landry,
               an  executive  officer  of MidSouth,  and
               Russell Henson and Kim Cormier,  MidSouth
               Bank  employees.  The ESOP Administrative
               Committee  consists of Teri S. Stelly and
               Todd  Kidder,   executive   officers   of
               MidSouth,   and   Dailene   Melancon,   a
               MidSouth Bank employee.

                      ___________________________

                 EXECUTIVE   COMPENSATION   AND  CERTAIN
          TRANSACTIONS


          Summary of Executive Compensation

               The    following    table    shows    all
          compensation  awarded to, earned by or paid to
          MidSouth's  Chief  Executive  Officer,  C.  R.
          Cloutier, for  all services rendered by him in
          all   capacities   to    MidSouth    and   its
          subsidiaries for the year ended December 31, 1994. No other executive officer of MidSouth had total annual salary and bonus exceeding
          $100,000 for the year ended December 31, 1994.



                                                          Long Term Compensation
         ____________________________________________________________________________________________________
                        Annual Compensation                 Awards               Payouts        Other

         ____________________________________________________________________________________________________
                                                       Other              Securities              All
                                                       Annual  Restricted   Under-               Other
             Name                                     Compen-    Stock      lying       LTIP    Compen-
             and         Year   Salary($)  Bonus($)    sation  Awards(s)   Options/   Payouts    sation
          Principal                                     ($)       ($)      SARs(#)      ($)       ($)
           Position
         _____________________________________________________________________________________________________
            C. R.        1994     99,617    15,071       0         0          0          0     21,065<FN2)
          Cloutier,      1993     99,617     4,956       0                               0       20,764
            Chief        1992     90,405      0          0                               0       14,705
          Executive
           Officer
         _____________________________________________________________________________________________________


        <FN1>  Awarded   pursuant   to   the   Incentive
               Compensation Plan of MidSouth Bank.
        <FN2>  Consists  of $11,900 in directors'  fees,
               all  of  which   were   deferred  by  Mr.
               Cloutier  pursuant  to  the   Trust,   an
               estimated  $8,338 contributed by MidSouth
               to  the  ESOP  for  the  account  of  Mr.
               Cloutier and  $827  paid  by  MidSouth in
               insurance    premiums   for   term   life
               insurance  for   the   benefit   of   Mr.
               Cloutier.



          Option Exercises and Holdings

               The    following    table    sets   forth
          information  with respect to MidSouth's  Chief
          Executive Officer,  C. R. Cloutier, concerning
          his  exercise  of  options   during  1994  and
          unexercised  options held as of  December  31,
          1994.  As of December  31,  1994,  as adjusted
          for  a stock dividend paid February 18,  1994,
          other  executive  officers  of  MidSouth  held
          options  to  purchase  an  aggregate of 10,500
          shares  of common stock exercisable  at  $9.52
          per share and expiring on December 31, 1996.


            AGGREGATED  OPTION  EXERCISES  IN  1994  AND
          OPTION VALUES AS OF DECEMBER 31, 1994

          _________________________________________________________________________________________
                          No. of
                          Shares
                         Acquired
                            on       Value    Number of Securities      Value of Unexercised
              Name       Exercise   Realized  Underlying Unexercised  In-the-Money Options/SARs
                                                 Options/SARs at                  at
                                              December 31, 1994<FN1>       December 31,1994
                                             ______________________________________________________
                                             Exercisable  Unexercisable  Exercisable Unexercisable
         __________________________________________________________________________________________
          C. R. Cloutier     0        $0       10,500             0      $20,790          N.A.

         __________________________________________________________________________________________


        <FN1>  As  adjusted  for  a  stock dividend paid
               February 18, 1994, Mr. Cloutier's options are exercisable at an exercise price of $9.52 per share and expire on December
               31, 1996.



          Employment and Severance Contract

               Mr.  Cloutier  has  a written  employment
          agreement with MidSouth Bank for a term of one
          year, commencing February  15th  of each year.
          The   employment  agreement  is  automatically
          extended  for  a period of one year every year
          thereafter commencing on the termination date,
          unless written notice  of termination is given
          by any party to the agreement  not  later than
          60 days before the termination date.  Pursuant
          to  the  contract, Mr. Cloutier receives  term
          life insurance  equal to four times his annual
          salary payable to  a beneficiary of his choice
          and disability insurance of not less than two-
          thirds of his annual  salary.   Mr. Cloutier's
          contract  has  a  severance  provision   which
          entitles him to one year's salary if the agreement is terminated by MidSouth Bank, unless he is removed by a regulatory body.

          Certain Transactions

               Directors,    nominees    and   executive
          officers of MidSouth and their associates have
          been   customers   of,   and  have  had   loan
          transactions  with,  MidSouth   Bank   in  the
          ordinary   course   of   business,   and  such
          transactions are expected to continue  in  the
          future.    In   the   opinion   of  MidSouth's
          management,  such  transactions have  been  on
          substantially   the  same   terms,   including
          interest  rates  and   collateral,   as  those
          prevailing   at   the   time   for  comparable
          transactions with other persons  and  did  not
          involve   more   than   the   normal  risk  of
          collectibility  or  present other  unfavorable
          features.
                    ___________________________

                   RELATIONSHIP WITH INDEPENDENT
                         PUBLIC ACCOUNTANTS

               MidSouth's     consolidated     financial
          statements  for the year  ended  December  31,
          1994 were audited  by  the  firm of Deloitte &
          Touche  LLP and the Board has  appointed  such
          firm to audit  MidSouth's financial statements
          for  the  year  ending   December   31,  1995.
          Representatives of Deloitte & Touche LLP are not expected to be present at the Annual
          Meeting.

                       SHAREHOLDER PROPOSALS

               Eligible   shareholders  who  desire   to
          present a proposal  qualified for inclusion in
          the  proxy  materials  relating  to  the  1996
          annual meeting of MidSouth must forward such proposals to the Secretary of MidSouth at the address listed on the first page of this Proxy
          Statement in time to arrive at MidSouth prior to ___________________.

                           LEGAL MATTERS

               Correro,  Fishman  & Casteix, L.L.P., New
          Orleans, Louisiana, has rendered its opinion that the shares of MidSouth Preferred Stock to be issued in connection with the Holding
          Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

                              EXPERTS

               The   audited   consolidated    financial
          statements of Sugarland and its subsidiary  as
          of  and  for each of the years in the two year
          period ended  December  31, 1994 and 1993 have
          been  audited  by Mixon, Roy,  Metz  &  Mixon,
          independent public  accountants,  as indicated
          in their report with respect thereto, and have
          been  included  herein  in  reliance upon  the
          authority   of   such   firm  as  experts   in
          accounting and auditing.

               The consolidated financial  statements of
          MidSouth  incorporated  in  this  Joint  Proxy
          Statement and Prospectus by reference from the
          MidSouth  Annual  Report  on Form 10-KSB  have
          been  audited  by  Deloitte  &   Touche   LLP,
          independent   auditors,  as  stated  in  their
          report  which  is   incorporated   herein   by
          reference and has been so incorporated in reliance upon the report of such firm given upon authority as experts in accounting and auditing.

                           OTHER MATTERS

                 With respect to the Companies,  at  the
          time of  the  preparation  of this Joint Proxy
          Statement and Prospectus, neither  of them had
          been  informed  of any matters to be presented
          by  or  on  behalf of  the  Companies  or  the
          management thereof  for action at the Meetings
          other  than  those listed  in  the  Notice  of
          Special Meeting  of  Shareholders of Sugarland
          and Notice of Annual Meeting  of  Shareholders
          of MidSouth referred to herein.  If  any other
          matters   come   before  the  meeting  or  any
          adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

               Shareholders  are  urged   to   sign  the
          enclosed  proxy, which is solicited on  behalf
          of the
          Board of Directors  of  Sugarland or MidSouth,
          and  return  it  at  once  in   the   enclosed
          envelope.

          ANY SHAREHOLDER MAY BY WRITTEN REQUEST  OBTAIN
          WITHOUT  CHARGE  A  COPY  OF MIDSOUTH'S ANNUAL
          REPORT  ON  FORM  10-KSB  FOR THE  YEAR  ENDED
          DECEMBER 31, 1994, WITHOUT EXHIBITS.  REQUESTS
          SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR
          RELATIONS, MIDSOUTH BANCORP,  INC.,  P. O. BOX
          3745, LAFAYETTE, LOUISIANA 70502.

          BY ORDER OF THE BOARD OF DIRECTORS
          OF SUGARLAND


          Jeanerette, Louisiana        __________________________

          June    , 1995               RONALD R. HEBERT, SR., SECRETARY



          BY ORDER OF THE BOARD OF DIRECTORS
          OF MIDSOUTH


          Lafayette, Louisiana         ___________________________

          June    , 1995               KAREN L. HAIL, SECRETARY

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                          OF
                              SUGARLAND BANCSHARES, INC.



                                                                       Page


          Independent Auditors' Report..................................F-2



          Consolidated Balance Sheets as of
               December 31, 1994 and 1993
               and March 31, 1995.......................................F-3



          Consolidated Statements of Income for
               the Years Ended December 31, 1994
               and 1993 and the Three Months
               ended March 31, 1995 and 1994............................F-4



          Consolidated Statements of Changes in Shareholders'
               Equity for the Years Ended
               December 31, 1994 and 1993
               and the Three Months ended
               March 31, 1995...........................................F-5



          Consolidated Statements of Cash Flows for
               the Years Ended December 31, 1994
               and 1993 and the Three Months
               ended March 31, 1995 and 1994............................F-6



          Notes to Consolidated Financial Statements....................F-7

                             Independent Auditors' Report





          The Board of Directors and Shareholders
          Sugarland Bancshares, Inc.
          P.O. Box 71
          Jeanerette, LA 70544


          We have audited the accompanying consolidated balance sheets of Sugarland Bancshares, Inc. and Sugarland State Bank as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Corporations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sugarland Bancshares, Inc. and Sugarland State Bank at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


          MIXON, ROY, METZ & MIXON
          CERTIFIED PUBLIC ACCOUNTANTS

          New Iberia, Louisiana
          March 1, 1995

                              Sugarland Bancshares, Inc.
                             Consolidated Balance Sheets
                              December 31, 1994 and 1993
                                  and March 31, 1995


                                          (Unaudited)
                                            March 31,
                                              1995         1994         1993
                                            __________   __________   __________

        Assets:

           Cash and Due From Banks          $2,193,058   $2,323,694   $2,364,404
           Federal Funds Sold                2,975,000    2,075,000    3,050,000
           Securities Available for Sale     3,997,494    3,944,856    3,919,566
           Loans, Net of Unearned Discount
             and Allowance for Possible
             Loan Losses                     7,841,889    8,225,775    8,048,063
           Bank Premises and Equipment,
             Net of Accumulated
             Depreciation                      478,356      493,338      551,978
           Accrued Income and Other Assets     327,954      409,896      295,698
                                            __________   __________   __________
        Total Assets:                      $17,813,751  $17,472,559  $18,229,709
                                            ==========   ==========   ==========
        Liabilities and Shareholders'
        Equity:
        Liabilites:
           Deposits
             Demand                         $4,547,723   $4,821,975   $4,614,157
             Savings and NOW Deposits        5,802,279    5,090,390    5,324,182
             Other Time Deposits             5,185,875    5,407,579    6,133,173
                                            __________   __________   __________
                Total Deposits             $15,535,877  $15,319,944  $16,071,512

             Accrued Interest on Deposits       19,854       17,194       15,805
             Other Liabilities                  29,809       28,083       25,927
                                            __________   __________   __________
        Total Liabilities:                 $15,585,540  $15,365,221  $16,113,244
                                            __________   __________   __________
        Shareholders' Equity:
           Common Stock, Par Value $5,
             400,000 Shares Authorized,
             232,286 Issued and
             187,286 Shares Outstanding     $1,161,430   $1,161,430   $1,161,430
           Capital Surplus                   1,452,364    1,452,364    1,452,364
           Retained Earnings                   231,569      181,602       19,373
           Net Unrealized Losses on
             Securities Available For
             Sale, Net of Tax                 (103,542)    (174,448)      (3,092)
           Treasury Stock, 45,000 Shares      (513,610)    (513,610)    (513,610)
                                            __________   __________   __________
        Total Shareholders' Equity:         $2,228,211   $2,107,338   $2,116,465
                                            __________   __________   __________
        Total Liabilities and
          Shareholders' Equity:            $17,813,751  $17,472,559  $18,229,709
                                            ==========   ==========   ==========



        The accompanying notes are an integral part of these consolidated financial statements.

                               Sugarland Bancshares, Inc.
                           Consolidated Statements of Income
                     For The Years Ended December 31, 1994 and 1993
                   And The Three Months Ended March 31, 1995 and 1994


                                          (Unaudited)
                                          Three Months
                                         Ended March 31,           Year Ended December 31,
                                   __________________________    __________________________
                                      1995           1994           1994           1993
                                   __________     ___________    __________     ___________
  Interest Income:
    Interest and Fees on Loans    $   201,445    $   197,411    $   868,282    $   885,008
    Interest on Securities
      Available for Sale               59,746         68,443        262,604        295,127
    Interest on Federal Funds
      Sold                             44,168         31,139         88,030         87,614
                                   __________     __________     __________     __________
  Total Interest Income:          $   305,359    $   296,993    $ 1,218,916    $ 1,267,749

  Interest Expense:
    Interest on Deposits               92,831         92,418        365,679        408,049
                                   __________     __________     __________     __________
  Net Interest Income:            $   212,528    $   204,575    $   853,237    $   859,700
    Provision for Possible
      Loan Losses                         -0-            -0-            -0-            -0-
                                   __________     __________     __________     __________
  Net Interest Income After
    Provisions for Credit
    Losses:                       $   212,528    $   204,575    $   853,237    $   859,700
                                   __________     __________     __________     __________
  Other Income:
    Customer Service Charges      $    37,383    $    37,123    $   154,173    $   153,034
    Ohter Income                        7,848         10,291         25,980         37,375
    Net Investment Securities
      Gains                               -0-            -0-            -0-          8,297
                                   __________     __________     __________     __________
  Total Other Income:             $    45,231    $    47,414    $   180,153    $   198,706
                                   __________     __________     __________     __________
  Other Expenses:
    Salaries and Exmployee
      Benefits                    $   101,185    $   103,673    $   436,220    $   444,628
    Occupancy Expenses                 34,194         38,626        148,649        153,133
    Equipment Expenses                 15,063         15,427         57,175         59,178
    Other Expesnes                     45,676         44,726        173,118        189,324
                                   __________     __________     __________     __________
  Total Other Expenses:           $   196,118    $   202,452    $   815,162    $   846,263
                                   __________     __________     __________     __________
  Income Before Income Taxes:     $    61,641    $    49,537    $   218,228    $   212,143

  Income Tax Expense:                  13,453         15,270         55,685         23,826
                                   __________     __________     __________     __________
  Net Income:                     $    48,188    $    34,267    $   162,543    $   188,317
                                   ==========     ==========     ==========     ==========
  Net Income Per Share of
    Common Stock                  $       .26    $       .18    $       .87    $      1.01
                                   ==========     ==========     ==========     ==========
  Average Shares Outstanding          187,286        187,286        187,286        187,286
                                   ==========     ==========     ==========     ==========


        The accompanying notes are an integral part of these consolidated financial statements.

                             Sugarland Banchsares, Inc.
             Consolidated Statements of Changes in Shareholders' Equity
                    For The Years Ended December 31, 1994 and 1993
                      And The Three Months Ended March 31, 1995

                                                                                    Unrealized
                                                                                     Loss on
                                                                                    Securities
                                         Common       Capital       Retained        Available      Treasury
                                          Stock       Surplus       Earnings         For Sale        Stock
                                        __________   __________    __________      ___________   ____________
        Balances at
        December 31, 1992
        as previously reported:        $ 1,161,430  $ 1,452,364   $   (80,271)    $   (50,912)  $   (513,610)

        Prior Period Adjustment                                       (50,912)         50,912
                                        __________   __________    __________      __________    ___________
        Balances at
        December 31, 1992
        as restated:                     1,161,430    1,452,364      (131,183)            -0-       (513,610)

        Net Income For Year                                           188,317
        Unrealized Loss on Securities
          Available For Sale                                                           (3,092)
        Dividends                                                     (37,457)
        Minority Interest in Income
          of Subsidiary                                                  (304)
                                        __________   __________    __________      __________    ___________
        Balances at
        December 31, 1993:             $ 1,161,430  $ 1,452,364   $    19,373     $    (3,092)  $   (513,610)

        Net Income For Year                                           162,543
        Net Change in Unrealized
          Loss on Securities
          Available For Sale, Net
          Taxes of $81,131                                                           (171,356)
        Minority Interest in Income
          of Subsidiary                                                  (314)
                                        __________   __________    __________      __________    ___________
        Balances at
        December 31, 1994:             $ 1,161,430  $ 1,452,364   $   181,602     $  (174,448)  $   (513,610)
                                        __________   __________    __________      __________    ___________
        Net Income through March 31,
          1995 *                                                       48,188
        Over-accrual of Prior-year
          Taxes *                                                       1,779
        Net Change in Unrealized
          Loss on Securities
          Available For Sale*                                                          70,906
                                        __________   __________    __________      __________    ___________
        Balances at
        March 31, 1995: *              $ 1,161,430  $ 1,452,364   $   231,569     $  (103,542)  $   (513,610)
                                        ==========   ==========    ==========      ==========    ===========

        ___________________________

        *  Unaudited information


        The accompanying notes are an integral part of these consolidated financial statements.

                              Sugarland Bancshares, Inc.
                        Consolidated Statements of Cash Flows
                    For The Years Ended December 31, 1994 and 1993
                  And The Three Months Ended March 31, 1995 and 1994


                                              (Unaudited)
                                             Three Months
                                             Ended March 31,            Year Ended Dember 31,
                                         _________________________    __________________________
                                            1995          1994           1994           1993
                                         __________     __________     __________     __________
Cash Flows From Operating Activities:
  Net Income                            $    48,188    $    34,267    $   162,543    $   188,317
  Adjustments to Reconcile Net Income
    to Net Cash Provided by Operating
    Activities:
    Depreciation                             14,982         15,750         60,145         62,298
    Increase in Accrued Income and
      Other Assets                           83,719         51,394        (14,932)       (26,943)
    Increase/(Decrease) in Interest
      Payable                                 2,660          2,158          1,389         (7,378)
    Increase/(Decrease) in Other
      Liabilities                             1,726          5,852          2,298        (10,008)
    Loss/(Gain) on Sale of Other
      Real Estate Owned                         -0-            -0-          2,527        (12,500)
                                         __________     __________     __________     __________
Net Cash Provided by Operating
  Activities:                           $   151,275    $   109,421    $   213,970    $   193,786
                                         __________     __________     __________     __________
Cash Flows From Investing Activities:
  Proceeds From Maturities of
    Securities Available for Sale       $   500,000    $ 1,000,000    $   520,923    $   917,697
  Purchases of Securities Available
    for Sale                               (481,730)    (1,558,539)      (799,156)    (1,450,227)
  Net Decrease in Federal Funds Sold       (900,000)    (1,100,000)       975,000      2,600,000
  Net Income in Loans                       383,886        751,853       (177,712)      (454,319)
  Purchase of Equipment                         -0-            -0-         (1,505)       (21,022)
  Acquisition of Other Real Estate
    Owned                                       -0-            -0-        (55,000)           -0-
  Proceeds From Sale of Other Real
    Estate Owned                                -0-            -0-         34,338         67,500
                                         __________     __________     __________     __________
Net Cash Provided by Investing
  Activities:                           $   497,844    $   906,686    $   496,888    $ 1,659,629
                                         __________     __________     __________     __________
Cash Flows From Financing Activities:
  Net Decrease in Demand Deposits,
    NOW and Savings Accounts            $   437,637    $   309,139    $   (25,974)   $  (792,775)
  Net Decrease in Time Deposits            (221,704)       (29,408)      (725,594)      (570,226)
  Dividends Paid                                -0-            -0-            -0-        (37,457)
                                         __________     __________     __________     __________
Net Cash Used in Financing Activites:   $   215,933    $   279,731    $  (751,568)   $ 1,400,458
                                         __________     __________     __________     __________
Net (Decrease)/Increase in Cash
  and Cash Equivalents                  $  (130,636)   $  (517,534)   $   (40,710)   $   452,957
                                         __________     __________     __________     __________
Cash and Due from Banks at January 1      2,323,694      2,364,404      2,364,404      1,911,447
                                         __________     __________     __________     __________
Cash and Due from Banks at End
  of Period                             $ 2,193,058    $ 1,846,870    $ 2,323,694    $ 2,364,404
                                         ==========     ==========     ==========     ==========


            Supplemental Disclosures:

            1. The Corporation paid interest costs of $364,290 and $415,427 in the years ended December 31, 1994 and 1993, respectively.

            2. The Corporation made income tax payments of $49,894 and $26,653 for the years ended December 31, 1994 and 1993, respectively.

            The accompanying notes are an integral part of these consolidated financial statements.

                        Sugarland Bancshares, Inc.
              Notes to the Consolidated Financial Statements


            Note 1 - Summary of Significant Accounting Policies:
            ___________________________________________________

                 The Corporation
                 _______________

                 Sugarland Bancshares, Inc., a Louisiana corporation (the Corporation), is a bank holding company. Sugarland State Bank (the Bank) is a state non-member banking institution and a 99.8% owned subsidiary of the Corporation. The Bank is located in Jeanerette, LA with a branch in New Iberia, LA and its customers are primarily from that area.

                 Principles of Consolidation
                 ___________________________

                 The consolidated financial statements include the accounts of Sugarland Bancshares, Inc. and its 99.8% owned subsidiary, Sugarland State Bank. Intercompany transactions and balances have been eliminated in consolidation.

                 Cash and Cash Equivalents
                 _________________________

                 For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks".

                 Investments in Securities
                 _________________________

                 For 1993, investments in securities are stated at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income. Gain or losses on the sale of investment securities are based upon the adjusted cost of the specific security sold and the net proceeds. The investment marketable equity security is carried at the lower of cost or market value. Generally, the Corporation sells these securities only to meet liquidity needs. For 1994, the Corporation adopted SFAS No. 115 and classified all its U.S. Government Agency Bonds and Notes as securities available for sale. These securities are reflected at fair value, and unrealized holding gains and losses, net of tax on securities available for sale, are reported as a net amount in a separate component of shareholders' equity until realized.

                 Loans
                 _____

                 Loans are stated at the amount of unpaid principal, reduced by unearned discounts and an allowance for possible loan losses. Interest income on installment loans is recognized using the sum-of-the-digits method which is similar to the interest method. Income on other loans is credited to operations based on the principal amount outstanding using the simple interest method. Based upon the evaluation of individual loans, the Corporation does not recognize interest income where collection of interest is not expected.

                 Allowance for Possible Loan Losses
                 __________________________________

                 The  allowance  for possible loan losses is established
                 through  a  provision   for   loan  losses  charged  to

                        Sugarland Bancshares, Inc.
           Notes to the Consolidated Financial Statements (Continued)



                 expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectability of the principal is unlikely.

                 The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and prior loan loss experience.

                 Off Balance Sheet Financial Instruments
                 _______________________________________

                 In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                 Net Income Per Share of Common Stock
                 ____________________________________

                 Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

                 Premises and Equipment
                 ______________________

                 The premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets on the straight-line basis for financial reporting purposes and accelerated methods for income tax reporting purposes.

                 Other Real Estate Owned
                 _______________________

                 Other real estate owned is comprised of properties acquired through partial or total satisfaction of loans. These properties are carried at the lower of cost or market value. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Other expenses incurred are charged directly to operations.

                 Income Taxes
                 ____________

                 Provisions for income taxes are based on amounts reported in the statement of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                        Sugarland Bancshares, Inc.
           Notes to the Consolidated Financial Statements (Continued)



                 The Corporation does not consider the allowance for possible loan losses as a timing difference since it believes the allowance will not reverse in the future.

                 Compensated Absences
                 ____________________

                 Employees of the Bank are entitled to paid vacation days and sick days depending on length of service. The amount of compensation for future absences is immaterial and, accordingly, no liability has been recorded in the financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.

                 Post Retirement Benefits
                 ________________________

                 The Bank presently offers no post retirement benefits which would be required to be recorded in the financial statements. The Bank has a nonqualified deferred compensation plan in which some of its directors participate. These fees were deducted in the financial statements but were not deducted for tax purposes. No deferrals have been made for a number of years. The economic liability is reflected in the financial statements.

                 Prior Period Adjustment
                 _______________________

                 Retained earnings at the beginning of 1993 has been adjusted to correct the inappropriate treatment of the decline in market value of a mutual fund in 1992 and prior years. The error had no effect on net income for 1994 or 1993.

                        Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)



            Note 2 - Investments in Securities:
            __________________________________

            The carrying amounts of securities  available  for  sale  as
            shown   in   the   consolidated  balance  sheets  and  their
            approximate fair values at December 31 were as follows:


                                                    Gross          Gross           Gross
                                 Amortized       Unrealized      Unrealized       Realized          Fair
                                   Cost             Gains          Losses          Losses           Value
                                 __________      ___________     ___________     __________       __________
   December 31, 1994:
       Mutual Fund             $     200,000     $       -0-    $    17,415     $    50,912     $    131,673
       U. S. Government
         and Agency Securities     3,951,803             930        239,550             -0-        3,713,183
       Other Securities              100,000             -0-            -0-             -0-          100,000
                                ____________      __________     __________      __________      ___________
                               $   4,251,803     $       930    $   256,965     $    50,912     $  3,944,856
                                ============      ==========     ==========      ==========      ===========


                                                     Gross         Gross
                                   Book           Unrealized     Unrealized        Market
                                   Value             Gains         Losses           Value
                                ____________      __________     __________      __________
   December 31, 1993:
       Mutual Fund             $     145,996     $       -0-    $       -0-     $   145,996
       U. S. Government
         and Agency Securities     3,673,570          63,888          1,454       3,736,004
       Other Securities              100,000             -0-            -0-         100,000
                                ____________      __________     __________      __________
                               $   3,919,566     $    63,888    $     1,454     $ 3,982,000
                                ============      ==========     ==========      ==========



            Securities carried at approximately $1,000,000 at December 31, 1994 and $800,000 at December 31, 1993, were pledged to secure public deposits and for other purposes required by law. "Mutual fund" is a marketable equity security with an original cost of $200,000 and market values of $131,673 at December 31, 1994 and $145,996 at December 31, 1993. "Other Securities" is stock in a nonpublicly traded corresponding bank.

            The maturities of securities available for sale at December 31, were as follows:

                                                   1994            1993
                                               ____________    ____________
                Due from one to five years    $   3,509,439   $   3,193,512
                Due over five years                 442,364         480,058
                                               ____________    ____________
                                              $   3,951,803   $   3,673,570
                                               ============    ============

                        Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


            Note 3 - Loans and Allowance for Possible Loan Losses:

            The components of loans outstanding at December 31 were as follows:


                                                           1994               1993
                                                       ____________      ____________
            Commercial/Industrial/Agricultural        $   4,273,896     $   4,127,427
            Commercial Real Estate                          851,826         1,056,279
            Residential Real Estate                       1,423,072         1,431,247
            Consumer/Installment                          1,906,974         1,676,411
            Other                                             3,490             4,343
                                                       ____________      ____________
                Gross Loans                           $   8,459,258     $   8,295,707

            Less:
            Unearned Discounts                              (99,630)         (102,252)
            Allowance for Possible Loan Losses             (133,853)         (145,392)
                                                       ____________      ____________
                Total Loans                           $   8,225,775     $   8,048,063



            Nonperforming loans, which include loans contractually past due 90 days or more and those on nonaccrual, were $26,000 and $72,000 at December 31, 1994 and 1993, respectively.

            Approximately 30% of the Bank's loans were related to the farming industry of the Jeanerette, LA area.

            The   maturities  and   repricing   frequencies   of   loans
            outstanding at December 31 were as follows:



                                                          1994               1993
                                                       ___________        ___________
            One year or less:
               Floating interest rate                 $    592,605       $  1,162,187
               Fixed interest rate                       2,762,203          2,686,380
            After one year through five years:
               Floating interest rate                    1,574,759          1,601,168
               Fixed interest rate                       1,493,846          1,243,622
            After five years:
               Floating interest rate                    1,198,208            869,852
               Fixed interest rate                         837,637            732,498
                                                       ___________        ___________
                                                      $  8,459,258       $  8,295,707
                                                       ===========        ===========

            Changes in the Allowance for Possible Loan Losses for the years ended December 31 were as follows:


                                                             1994              1993
                                                           _________        _________
            Balance at January 1                          $  145,392       $  134,763
            Provisions Charged to Operations                     -0-              -0-
            Recoveries of Loans Previously Charged Off         4,646           16,582
            Loans Charged Off                                (16,003)          (5,953)
                                                           _________        _________
            Balance at December 31                        $  133,853       $  145,392
                                                           =========        =========

                                     F-11

                        Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


            Note 4 - Bank Premises and Equipment:

            Components of properties and equipment were as follows:

                                                             1994             1993
                                                           _________        _________
            Building - Main Office                        $  469,788       $  469,788
            Furniture, Fixtures and Vehicles                 713,760          712,255
            Land - Jeanerette, LA                             50,238           50,238
            Land - New Iberia, LA                             87,563           87,563
                                                           _________        _________
              Total                                       $1,321,349       $1,319,844
            Less Accumulated Depreciation                   (828,011)        (767,866)
                                                           _________        _________
              Fixed Assets (Net)                          $  493,338       $  551,978
                                                           =========        =========


            Depreciation expense for the years ended December 31, 1994 and 1993 was $60,145 and $62,298, respectively.

            Note 5 - Treasury Stock:

            Treasury stock is shown at cost.

            Note 6 - Commitments and Contingent Liabilities:

            In the normal course of business there are outstanding various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying financial statements until they become payable. In the opinion of management, these do not represent unusual risks.

            At December 31, 1994 and 1993 unused lines of credit totaled $1,565,000 and $2,104,000, respectively.

            At December 31, 1994 and 1993 letters of credit totaled $33,000 and $51,000, respectively.

            The Corporation and the Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available it is the opinion of management that such claims and lawsuits, if any, will not have a material adverse effect on the consolidated financial position of the Corporation.

                        Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)



            Note 7 - Income Taxes:

             The provision for income taxes at December 31 consisted of the following:

                                                          1994           1993
                                                       _________       _________
            Currently Payable
              Federal                                 $   52,623      $   22,173
              State                                        3,062           1,653
                                                       _________       _________
                                                      $   55,685      $   23,826
                                                       =========       =========

             As discussed in Note 1, no deferred taxes have been recorded in the financial statements for the components of allowance for possible loan losses. Writedowns of other real estate owned of $15,124 creates a benefit of $5,142, and the use of accelerated depreciation creates a liability of $1,905. Due to the immaterial benefit, no deferred asset or liability was recorded.

             The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1994 and 1993, as indicated in the following analysis.


                                                           1994          1993
                                                         ________      ________
            Tax based on statutory rate                 $  74,198     $  72,129
            Effect on tax-exempt income                       -0-        (3,844)
            Effect of net loan recoveries (losses)         (3,923)        3,614
            Deferred compensation paid                    (10,499)          -0-
            Non deductible expenses                           509           554
            Contribution carryover                            -0-          (481)
            Net operating loss carryover                      -0-       (43,895)
            Depreciation                                    2,346        (4,251)
            Other (Net)                                    (6,946)          -0-
                                                         ________      ________
                                                        $  55,685     $  23,826
                                                         ========      ========


            Note 8 - Related Parties:

            Some of the directors and executive officers of Sugarland State Bank and companies with which they are associated had banking transactions with the Bank in the ordinary course of business. Loans and commitments for loans to those individuals and their related companies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectability or present any other unfavorable features to the Bank. The aggregate in indebtedness of those individuals and their related companies to the Bank at December 31, 1994 and 1993 was $1,388,000 and $1,100,000, respectively. During 1994, new loans to such related parties amounted to $1,000,000 and repayments amounted to $712,000.

                        Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


            Note 9 - Concentrations of Credit:
            _________________________________

            All the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. The concentrations of credit by type of loans are set forth in
            Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $500,000.

            Note 10 - Regulatory Matters:
            ____________________________

            The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, in those circumstances, could have a direct material effect on the institution's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve qualitative measures of the Bank's assets and liabilities as calculated under regulatory accounting principles. The regulations also require agencies to make qualitative judgments about the Bank. Those qualitative judgments could also effect the Bank's capital structure. Management believes that, as of December 31, 1994, the institution meets all such capital requirements to which it is subject.

            Note 11 - Subsequent Events:
            ___________________________

            On December 28, 1994, MidSouth Bancorp, Inc. (MidSouth) and Sugarland Bancshares, Inc. issued a joint news release announcing an agreement under which Sugarland Bancshares, Inc. and its 99.8% owned subsidiary, Sugarland State Bank, would be acquired by MidSouth. This transaction is structured to qualify as a tax-free reorganization and will result in 187,286 shares of convertible preferred stock of Midsouth being issued to shareholders of the Corporation. The transaction is subject to receipt of federal and state regulatory approvals, the approval of the shareholders of MidSouth and the Corporation, and the satisfaction of certain other conditions. The transaction is expected to be consummated in the summer of 1995.

                        Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)



            Note 12 - Sugarland Bancshares, Inc. (Parent Only) Condensed Financial Statements:
            ____________________

            The following condensed financial statements summarize the financial position and results of operations of Sugarland Bancshares, Inc. (parent company only) as of December 31, 1994 and 1993 and for the years then ended.


                              (Parent Only)
                        Sugarland Bancshares, Inc.
                         Condensed Balance Sheets
                        December 31, 1994 and 1993



          Assets:                                     1994           1993
                                                    _________      _________
          Current Assets:
            Cash on Hand and in Banks              $   12,566     $    6,046

          Investments:
            Stock - Sugarland State Bank
              (Equity Basis)                         2,102,549     2,172,028

          Other Assets:
            Due From Sugarland State Bank                2,333         1,827
            Merger Costs                                54,739           -0-
                                                     _________     _________
          Total Assets:                             $2,172,187    $2,179,901
                                                     =========     =========
          Liabilities and Shareholders' Equity:
          Current Liabilities:
            Income Taxes Payable                    $   1,414     $      -0-
                                                     ________      _________
          Shareholders' Equity:
            Common Stock, par value $5; 400,000
              Shares Authorized, 232,286 Issued
              and 187,286 Shares Outstanding        $1,161,430    $1,161,430
            Capital Surplus                          1,452,363     1,452,363
            Retained Earnings                          245,141        82,804
            Unrealized Losses on Available-for-
              Sale Securities                         (174,551)       (3,086)
            Treasury Stock, 45,000 Shares at Cost     (513,610)     (513,610)
                                                     _________     _________
          Total Shareholders' Equity:               $2,170,773    $2,179,901
                                                     _________     _________
          Total Liabilities and Shareholders'
            Equity:                                 $2,172,187    $2,179,901
                                                     =========     =========

                                     F-15

                      Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


                              (Parent Only)
                        Sugarland Bancshares, Inc.
            Condensed Statements of Income and Retained Earnings
              For The Years Ended December 31, 1994 and 1993


                                                 1994          1993
                                                ________      ________

          Revenues:
            Dividends                          $  64,000     $  37,457
                                                ________      ________
          Expenses:
            Legal and Accounting               $   2,500     $   2,500
            Taxes and Assessments                    375           885
            Miscellaneous                             45           302
                                                ________      ________
          Total Expenses:                      $   2,920     $   3,687
                                                ________      ________

          Income Before Taxes and
          Equity in Undistributed
          Income of Sugarland State
          Bank:                                $  61,080     $  33,770

          Income Taxes                              (729)          174

          Equity in Earnings of
          Sugarland State Bank                   102,193       154,372
                                                ________      ________
          Net Income:                          $ 162,544     $ 188,316

          Retained Earnings, Beginning:           82,804       (67,743)

            Dividends                                -0-       (37,457)
            Minority Interest in Income
              of Subsidiary                         (207)         (312)
                                                ________      ________
          Retained Earnings, Ending:           $ 245,141     $  82,804
                                                ========      ========

                      Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


                             (Parent Only)
                       Sugarland Bancshares, Inc.
                   Condensed Statements of Cash Flows
              For The Years Ended December 31, 1994 and 1993


                                                    1994           1993
                                                  _________       _______

    Cash Flows From Operating Activities:

      Net Income                                 $  162,544     $  188,316

      Adjustments to Reconcile Net Income
        to Net Cash Provided by Operating
        Activities:

        Net Increase/(Decrease) in Due
          From Subsidiary                              (506)         3,895

        Merger Costs                                (54,739)           -0-

        Increase in Taxes Payable                     1,414            -0-
                                                  _________      _________
    Net Cash Provided by Operating Activities:   $  108,713     $  192,211
                                                  _________      _________
    Cash Flows From Investing Activities:

      Equity in Earnings of Subsidiary             (102,193)      (154,372)

    Cash Flows from Financing Activities:

      Dividends Paid                                    -0-        (37,458)
                                                  _________      _________
    Net Increase in Cash                              6,520            381

    Cash at Janaury 1                            $    6,046     $    5,665
                                                  _________      _________
    Cash at December 31                          $   12,566     $    6,046
                                                  =========      =========

                      Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


            Note 13 - Sugarland State Bank (Subsidiary Only) Condensed Financial Statements:
            _____________________

            The following condensed financial statements summarize the financial position and results of operations of Sugarland State Bank (subsidiary only) as of December 31, 1994 and 1993 and for the years then ended.


                            (Subsidiary Only)
                           Sugarland State Bank
                         Condensed Balance Sheets
                        December 31, 1994 and 1993



                                                 1994          1993
                                              __________     _________
          Assets:
            Cash and Due From Banks          $ 2,311,128   $ 2,358,358
            Federal Funds Sold                 2,075,000     3,050,000
            Investment Securities              3,944,856     3,919,566
            Loans, Net                         8,225,775     8,048,063
            Bank Premises, Net                   556,775       615,415
            Other Real Estate Owned               60,000        41,865
            Accrued Interest and Other Assets    295,175       253,832
                                              __________    __________
          Total Assets:                      $17,468,691   $18,287,099
                                              ==========    ==========
          Liabilities and Stockholders'
          Equity:
          Liabilities:
            Deposits                         $15,319,944    16,071,512
            Accrued Interest and Other
              Liabilities                         41,942        39,163
                                              __________    __________
          Total Liabilities:                 $15,361,886   $16,110,675
                                              __________    __________
          Stockholders' Equity:
            Common Stock ($5 par Value;
            50,000 Shares Issued and
            Outstanding)                     $   250,000   $   250,000
            Capital Surplus                      750,000       750,000
            Unrealized Loss on Available
              for Sale Securities               (157,489)          -0-
            Unrealized Loss on Equity
              Securities                         (17,416)       (3,093)
            Retained Earnings                  1,281,710     1,179,517
                                              __________    __________
          Total Stockholders' Equity:        $ 2,106,805   $ 2,176,424
                                              __________    __________
          Total Liabilities and
            Stockholders' Equity:            $17,468,691   $18,287,099
                                              ==========    ==========

                         Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)


                            (Subsidiary Only)
                           Sugarland State Bank
            Condensed Statements of Income and Retained Earnings
              For The Years Ended December 31, 1994 and 1993



                                                  1994           1993
                                                 _______        _______
          Interest Income:
            Interest and Fees on Loans        $  868,282     $  885,008
            Interest on Investment Securities    262,604        295,127

            Interest on Federal Funds Sold        88,030         87,614
                                               _________      _________
          Total Interest Income:              $1,218,916     $1,267,749


          Interest Expense:
            Interest on Deposits                 365,679        408,049
                                               _________      _________

          Net Interest Income:                $  853,237     $  859,700

            Provision for Possible Loan Losses       -0-            -0-
                                               _________      _________
          Net Interest Income After Provision
            for Credit Losses:                $  853,237     $  859,700
                                               _________      _________
          Other Income:
            Customer Service Chares           $  154,173     $  153,034
            Other                                 25,980         45,671
                                               _________      _________
          Total Other Income:                 $  180,153     $  198,705
                                               _________      _________
          Other Expense:
            Salaries                          $  355,656     $  362,101
            Employee Benefits                     80,564         82,527
            Occupancy Expenses                   148,649        153,123
            Other Expenses                       227,372        244,824
                                               _________      _________
          Total Other Expense:                $  812,241     $  842,575
                                               _________      _________
          Income Before Income Taxes:         $  221,149     $  215,830
            Income Taxes                          54,956         24,000
                                               _________      _________
          Net Income:                         $  166,193     $  191,830

          Retained Earnings, Beginning:        1,179,517      1,025,144
            Dividends                            (64,000)       (37,457)
                                               _________      _________

          Retained Earnings, Ending:          $1,281,710     $1,179,517
                                               =========      =========

                         Sugarland Bancshares, Inc.
          Notes to the Consolidated Financial Statements (Continued)



            Note 14 - Unaudited Consolidated Financial Statements:
            _____________________________________________________

            In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly Sugarland Bancshares, Inc.'s financial position as of March 31, 1995, the results of operations for the three month periods ended March 31, 1995 and 1994, the consolidated statements of changes in shareholders' equity for the years ended December 31, 1994, 1993, and for the three months ended March 31, 1995, and the cash flows for the three month periods ended March 31, 1995 and 1994, respectively.

                                        APPENDIX A

                Letterhead of Chaffe & Associates, Inc.
                        Investment Bankers



       December 30, 1994

       The Board of Directors
       Sugarland Bancshares, Inc.
       1527 West Main Street
       Jeanerette, LA  70544-3527

       Gentlemen:

       You have requested our opinion as to the fairness, from a financial point of view, to Sugarland Bancshares, Inc. ("Sugarland") and its shareholders, of the proposed acquisition of its common stock, $5.00 par value per share (the "Common Stock" or "Shares"), by MidSouth Bancorp, Inc. ("MidSouth"). The terms of the transaction contemplated are set forth in a
       Agreement and Plan of Merger dated December 29, 1994 (the "Agreement") and the related merger agreement (collectively, the "Plan"); and provide that Sugarland will merge into MidSouth (the "Company Merger"), and Sugarland State Bank ("Bank"), Sugarland's majority-owned subsidiary, will merge into MidSouth National Bank, MidSouth's wholly-owned subsidiary (together with the Company Merger, collectively called the "Mergers"). Under the terms of the Plan, on the date the holding company merger becomes effective, the shareholders of Sugarland will become preferred stock shareholders of MidSouth, as follows:

       Sugarland, except for the Shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited in accordance with applicable law, shall be converted into a number of shares of Series A cumulative convertible preferred stock (the "Preferred Stock") of MidSouth, having the terms set forth in the form of Articles of Amendment attached as Exhibit C to the Agreement, equal to the quotient of (i) 187,286, divided by (ii) the number of outstanding Shares of Sugarland on the date the merger becomes effective (the "Exchange Ratio"). In lieu of the issuance of any fractional share of Preferred Stock to which a holder of Sugarland Common Stock may be entitled, each such shareholder of Sugarland shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the state value of a share of Preferred Stock.

       Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes, states that it is competent to provide an opinion as to the fairness of the transaction contemplated herein. Neither Chaffe nor any of its officers or employees has an interest in the common stocks of Sugarland or MidSouth. During the past year, Chaffe has provided financial advisory services to Sugarland, including assistance in negotiating the proposed transaction ("Advisory Services"). The fee received for the preparation of this report is not, and fees received for Advisory Services were not, dependent or contingent upon any transaction.



       The Board of Directors                          December 30, 1994
       Sugarland Bancshares, Inc.                                 Page 2


       In connection with this opinion, we have reviewed materials bearing upon the transaction and upon the financial and operating information: a) the Plan; b) Sugarland's audited financial statements with examination and opinion by Mixon, Roy & Romero, Certified Public Accountants, for the years 1988 through 1990;
       c) Sugarland's audited financial statements with examination and opinion by Mixon, Roy, Metz & Mixon, Certified Public Accountants, for the years 1991 through 1993; d) Sugarland's Federal Reserve Forms FR-Y6 dated December 31, 1992 and 1993, and Form FRY9-SP dated June 30, 1994; e) Sugarland's Income Tax Returns for the years 1992 and 1993, prepared by Mixon, Roy, Metz & Mixon, Certified Public Accountants; f) Bank CALL Reports for each quarter ended December 31, 1992 through September 30, 1994;
       g) Bank's Uniform Bank Performance Reports dated December 31, 1992 and 1993; h) Bank's 1994 Budget; i) Articles of Incorporation and By-Laws of both Sugarland and Bank; and j) various Sugarland and Bank reports, unaudited financial statements, information, documents and regulatory correspondence.

       In addition, we have reviewed materials bearing upon the financial and operating condition of MidSouth, including: a) MidSouth's audited financial statements for the years 1989 through 1993, with examination and opinion by Deloitte & Touche, and for the year 1988, with examination and opinion by Deloitte, Haskins & Sells; b) MidSouth's Proxy Statements for Annual Shareholders Meetings held in 1993 and 1994; c) MidSouth's Annual Reports on Form 10-K for the years 1988 through 1993 and quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993, and March 31, June 30, and September 30, 1994; d) MidSouth's Registration Statements on Form S-2 dated April 16, 1993, June 4, 1993, and March 31, 1994; and S.E.C. Forms 8-A dated March 23, 1993 and April 7, 1993; e) Articles of Incorporation and By-Laws of both MidSouth and MidSouth National Bank; f) MidSouth National Bank's CALL reports for each quarter ended March 31, 1993 through September 30, 1994; g) MidSouth National Bank's Uniform Bank Performance Reports dated December 31, 1993, and June 30, 1994; and, h) various MidSouth information and correspondence. We have also reviewed statistical and financial information derived from various statistical services for Sugarland, MidSouth, and information and analysis relating to them.

       We have reviewed certain historical market information for the Common Stock of Sugarland and note that no independent market exists for the Shares. We note that, at present, Sugarland has authorized 400,000 Shares, of which 232,286 Shares are issued, 187,286 Shares are outstanding and 45,000 Shares are held in its treasury. In addition, we have reviewed certain historical market information for the common stock of MidSouth. We note that at September 30, 1994, MidSouth had authorized 5,000,000 shares of MidSouth common stock, par value $0.10 per share, of which at such date 711,869 shares were issued and outstanding, and no shares were held as treasury stock. In addition, MidSouth had authorized 5,000,000 shares of preferred stock , no par value, of which none were issued and outstanding. We note that MidSouth's common stock is traded on the American Stock Exchange Emerging Company Marketplace, and we have been informed by the management of MidSouth that a market will be made in the Preferred Stock also. Further, we note that although there is an independent market for MidSouth's common stock, this stock is thinly traded and this condition will likely exist for the Preferred Stock as well.






       The Board of Directors                          December 30, 1994
       Sugarland Bancshares, Inc.                                 Page 3

       We have analyzed the historical performance of Sugarland and MidSouth and have considered the current financial condition, operations and prospects for both companies. We have held discussions with the managements of both companies about these matters. We analyzed information and data provided by the management of Sugarland and MidSouth concerning the loans (including non-performing loans), other real estate, securities perform an independent review of Sugarland's or MidSouth's assets or liabilities. We have relied solely on Sugarland and MidSouth for information as to the condition of the loan portfolio, the adequacy of the loan loss reserve and the value of other real estate held.

       Also, we compared certain financial and stock market data for a peer group of bank holding companies, composed primarily of institutions with market share in Louisiana, whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically, using national, southern and Louisiana peer groups and other industries generally; considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and performed such other studies and analyses as we deemed appropriate to this analysis. This opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

       We note that Chaffe was retained by Sugarland to assist the Board of Directors and senior management of Sugarland in its negotiations of this transaction with MidSouth. Chaffe was not asked to and did not participate in any efforts by Sugarland to market itself for sale; nor did Chaffe evaluate potential alternative transactions. The senior management of Sugarland has informed Chaffe that it is unaware of any transaction more favorable than the one contemplated by the Plan and that no other transaction has been proposed to Sugarland at this time. Management of Sugarland has instructed Chaffe to provide this opinion on that basis.

       In our review, we have relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and other information reviewed by us for purposes of this opinion, and we are relying on the tax opinion issued in connection with the transaction contemplated. We express no opinion on the tax consequences of the proposed received by the holders of Sugarland Common Stock.

       Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that the proposed Exchange Ratio is fair to Sugarland Bancshares, Inc., and its shareholders, from a financial point of view.

       Very truly yours,


       /s/ CHAFFE & ASSOCIATES, INC.
       CHAFFE & ASSOCIATES, INC.




       GFGL:mr

                                       APPENDIX B

                    ARTICLES OF AMENDMENT
          TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                          OF
                      MIDSOUTH BANCORP, INC.


         MidSouth   Bancorp,   Inc.,   a   Louisiana   corporation  (the
       "Corporation"), through its undersigned President and Secretary, hereby certifies that:

         1. On ________, 1995, the Board of Directors of the Corporation adopted, pursuant to Section 33A of the Louisiana Business Corporation Law (the "LBCL"), the following amendment to Article III of its Amended and Restated Articles of Incorporation (the preferences, limitations and relative rights of a series of preferred stock, and authorized the delivery of these Articles of Amendment to the Secretary of State for filing pursuant to
       Section 32B of the LBCL.

         2. Article III of the Articles of Incorporation is amended to add a new Section E to read in its entirety as follows:

            "E.Of the 5,000,000 shares of authorized no par value per share Preferred Stock, [187,286] shares shall constitute a separate series of Preferred Stock with the voting powers and the preferences and rights hereinafter set forth.

           (1)Designation.   The  series  of  Preferred Stock created
            hereunder is designated "Cumulative Convertible Preferred Stock, Series A" (the "Series A Preferred Stock").

           (2)Stated Value. The stated value of each share of Series A Preferred Stock is $14.25.

           (3)Dividend Rights.

              (a)Except as provided in Subparagraph (ii),

                (i)the holders  of  record  of the shares of Series A
              Preferred Stock are entitled to receive, but only when, as and if declared by the Board of Directors, and out of the funds of the Corporation legally available for that purpose, cumulative cash dividends at an annual rate, fixed on December 31 of each year for the ensuing calendar year, equal to the yield for Government Bonds and Notes maturing in December of the following year, as published in the Treasury Bonds, Notes and Bills Section of the last issue of the Wall Street Journal published each year, plus 1% per annum, and no more; provided that, the annual dividend rate shall in no case be greater than 10% nor less than 6%; provided further that, from and after the tenth anniversary of the annual dividend rate shall be fixed at 10%. If more than one yield is shown for December maturities, the average shall be applied. If no yield is quoted for December maturities, the yeild for the next earlier available month shall be applied. From the date of issuance of the Series A Preferred Stock through December 31, 1995, the annual dividend rate shall be ________%. The Corporation by resolution of its Board of Directors shall, to the extent of Legally Available Funds, as defined below, declare a dividend on the Series A Preferred Stock payable quarterly on the first day of April, July, October, and January in each year, or on such earlier dates as the Board of Directors may from time to time fix as the dates for payment of quarterly dividends on the Common Stock, except that any dividend payable on a payment date that is a legal holiday shall be paid on the next succeeding business day. Dividends on each share of Series A Preferred Stock shall be cumulative from the date of original issuance thereof whether or not there shall be funds legally available for the payment of such dividends. Dividends payable on the Series A Preferred Stock (i) for any period other than a full year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period shall be computed by dividing the annual dividend rate by four. If any quarterly dividend is not paid when due, the unpaid amount shall bear interest at a rate of 10% per annum until paid.

                (ii)The  first  dividend  payable  on  the  Series  A
              Preferred Stock shall be paid on the first day of April, July, October or January that is at least 91 days from the date of original issuance of the Series A Preferred Stock and will be in an amount, at the applicable dividend rate, based on the number of days between the date of original issuance and the dividend payment date minus 90 days, provided that the aggregate which Expenses, as defined below, are less than $110,000 (the "Additional Amount"), or (B) will be reduced by the amount by which Expenses exceed $110,000 ("The Subtracted Amount"). In any case in which (A) the Additional Amount is greater than the dividend that would have been paid for the 90 excluded days set forth above, such excess will be payable on the next succeeding dividend payment date, or (B) the Subtracted Amount is greater than the amount otherwise payable under this paragraph, such excess will be deducted from the amount otherwise payable on the next succeeding dividend payment date.

                (iii) The term "Expenses" means the actual expenses of Sugarland Bancshares, Inc. ("Sugarland") in connection with the negotiation, execution, implementation and consummation of that certain agreement between Sugarland and the Corporation dated ______________, 1994 (the "Agreement"), including, without limitation, legal, accounting and financial advisory fees and expenses and expenses of printing and mailing Sugarland's proxy statement and holding its shareholders meeting to consider the Agreement.

                (iv) The term "Legally Available Funds" means such amount of the surplus of the Corporation that may be paid as dividends under the Business Corporation Law of Louisiana as may be provided in cash by MidSouth Bank to the Corporation as a dividend under applicable statutes and regulations of the U. S. Comptroller of the Currency and that would not result in the Corporation or MidSouth Bank having capital ratios, of less than the required regulatory minimum capital ratios, or failing to be "adequately-capitalized" within the meaning of applicable law and regulations or being in violation of any law, regulation or regulatory directive, agreement or order.

           Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights (collectively, "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund, for the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash, other property, obligations or shares of the Corporation (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with the payment or setting apart for payment of any dividend on any of the Junior Securities, all accumulated and unpaid dividends on shares of Series A Preferred Stock, and interest thereon, if any, shall have been or shall be paid.

              (c)If dividends are paid in part and not in full upon the shares of Series A Preferred Stock and on any other Preferred Stock ranking on a parity, as to dividends, with the Series A Preferred Stock, such dividends must be divided pro rata among such parity shares in proportion to the respective dividends accrued and unpaid thereon as of the dividend payment date.

              (d)Except as otherwise expressly provided in this Section E, holders of shares of the Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, or any interest, or sum of money A Preferred Stock which may be in arrears.

           (4)Redemption.

              (a)On or after the fifth anniversary of the date of issuance of the Series A Preferred Stock, the Corporation may, at its option, and subject to appropriate approval by the Board of Governors of the Federal Reserve System or delegated authority, redeem the whole or, from time to time, any part of the Series A Preferred Stock at a redemption price per share payable in cash in an amount equal to the sum of (i) $14.25, (ii) all accrued and unpaid dividends on the Series A Preferred Stock to the date fixed for redemption, whether or not earned or declared, and (iii) interest accrued to the date of redemption on all accrued and unpaid dividends on the Series A Preferred Stock, if any.

              (b)If the Corporation redeems fewer than all of the outstanding shares of Series A Preferred Stock, it must select the shares to be redeemed by lot or pro rata, in such manner as the Board of Directors may determine to be fair and appropriate. The Board of Directors has full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which shares of the Series A Preferred Stock are to be redeemed.

              (c)Notice of redemption must be given by first class mail, postage prepaid, mailed not fewer than 30 nor more than 90 days before the redemption date, to each holder of record of shares to be redeemed, at the holder's address as it appears on the stock register of the Corporation. Each notice must state: (i) the redemption date; (ii) the total number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (iii) the redemption price; are to be surrendered for payment of the redemption price;
           (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (vi) that the holder has the right to convert the shares into Common Stock until the close of business on the fifth day preceding the redemption date at the Conversion Price then in effect and the place where certificates for the shares of the Series A Preferred Stock may be surrendered for conversion.

              (d)Unless the Corporation fails to pay the redemption price, the right to convert shares of the Series A Preferred Stock called for redemption shall expire at the close of business on the fifth day preceding the date fixed for redemption of such shares, and, from and after the redemption date, dividends on the shares of Series A Preferred Stock called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders of such shares as shareholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation so requires and the notice so states), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificates are redeemed, the Corporation is obligated to issue without cost to the holder a new certificate representing the shares not redeemed.

              (e)Any shares of Series A Preferred Stock converted under Subsection (5), or redeemed or otherwise acquired by the Corporation, shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, preferences, limitations or relative rights until the shares are once more designated as part of a particular series by the Board of Directors of the

              (f)The Corporation may, before the redemption date specified in the notice of redemption, deposit in trust for the account of the holders of shares of the Series A Preferred Stock to be redeemed, with a bank or trust company organized under the laws of the United States of America or of the State of Louisiana and having capital, surplus and undivided profits aggregating at least $20,000,000, designated in the notice of redemption, all funds necessary for the redemption, together with irrevocable written instructions authorizing the bank or trust company, on behalf and at the expense of the Corporation, to have the notice of redemption mailed as provided in Paragraph (c) and to include in the notice of redemption a statement that all funds necessary for the redemption have been so deposited in trust and are immediately available. Immediately upon the mailing of such notice, notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption has not been surrendered for cancellation, all shares of Series A Preferred Stock with respect to which the deposit has been made shall cease to be outstanding and all rights with respect to such shares of Series A Preferred Stock shall terminate other than the right of the holders thereof to receive from the bank or trust company, at any time after the time of the deposit, the redemption price of the shares so to be redeemed, and the right, if any, to convert the shares into Common Stock until the close of business on the fifth day preceding the redemption date.

              (g)If the holder of any shares of the Series A Preferred Stock called for redemption does not, within one year after the redemption date, claim the redemption price thereof, the unclaimed amount shall then escheat and revert in full ownership to the Corporation in accordance with Article VII of these Articles of Incorporation, and if the funds to pay the redemption price have been shall, upon the request of the Corporation expressed in a resolution of its Board of Directors, pay over to the Corporation the unclaimed amount.

              (h)Notwithstanding the foregoing provisions of this Subsection (4), so long as any dividends on the Series A Preferred Stock, or interest thereon, are in arrears, the Corporation may not redeem any shares of the Series A Preferred Stock unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed and may not purchase or otherwise acquire any shares of Series A Preferred Stock. The foregoing shall not, however, prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

           (5)Conversion.   The  holders  of shares of the  Series  A
            Preferred Stock have the right, at their option, to convert all or any part of such shares into shares of Common Stock of the Corporation at any time before the close of business on the fifth day preceding the date, if any, fixed for redemption of those shares, subject to the following terms and conditions:

              (a)The shares of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Rate of one share of Common Stock for each share of Series A Preferred Stock converted. Such Conversion Rate shall be subject to adjustment from time to time as provided in Paragraph (e). The Corporation shall pay all accrued but unpaid dividends, and interest thereon, on any shares of Series A Preferred Stock surrendered for conversion. If any shares of Series A Preferred Stock are called for redemption, the right of conversion shall expire as to the shares designated for redemption at the close of business on the fifth day immediately preceding the date fixed for redemption, unless default is made in the payment of the

              (b)To convert any shares of Series A Preferred Stock into Common Stock, the holder must surrender the cer-tificate or certificates therefor, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or at such other place or places as the Board of Directors may designate and must give written notice to the Corporation at that office or place that the holder elects to convert all or a part of such shares, setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, cause to be issued and delivered at that office or place to the holder, or the holder's designee or designees, a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with a certificate or certificates representing any shares of Series A Preferred Stock which are not to be converted but constitute part of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered and cash in lieu of the issuance of a fractional share. A conversion shall be effective as of the close of business on the date of the due surrender of the certificates for the shares to be converted, and the rights of the holder of such shares shall, to the extent of such conversion, cease at such time, and the person or persons entitled to receive shares of the Common Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of the Common Stock at that time.

              (c)No fractional shares of Common Stock shall be issued on conversion. If any fractional interest in a share of Common Stock would, except for the provisions of this Paragraph (c), be deliverable upon conversion hereunder, the Corporation, in lieu of such fractional share shall pay cash to the converting shareholder in an amount equal to the product derived by multiplying such fraction of a on the day next preceding the date of conversion.

              (d)In the case of any shares of Series A Preferred Stock converted after any record date for payment of a dividend on the Series A Preferred Stock but on or before the date for payment of the dividend, the dividend declared and payable on the dividend payment date shall continue to be payable on the dividend payment date to the holder of record of the shares as of such preceding record date notwithstanding their conversion. Shares of the Series A Preferred Stock surrendered for conversion during the period from the close of business on any such record date to the opening of business on the dividend payment date shall be accompanied by payment in full of an amount equal to the dividend payable on the dividend payment date on the shares of the Series A Preferred Stock surrendered for conversion. Except as provided in this Paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends on shares of the Series A Preferred Stock surrendered for conversion or on account of any dividends on the shares of Common Stock issued upon conversion.

              (e)The Conversion Rate shall be adjusted from time to time as follows:

                 (i)If the Corporation at any time (A) pays a dividend or makes a distribution to all holders of its Common Stock in shares of its Common Stock, (B) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (C) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case the Conversion Rate in effect immediately before that event shall be proportionately decreased or increased, as the case may be, so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive holder would have owned or been entitled to receive immediately following such event if those shares of Series A Preferred Stock had been converted into Common Stock immediately before that event. An adjustment made under this Subparagraph (i) becomes effective immediately after the payment date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination. No adjustment in the Conversion Rate shall be made if, at the same time the Corporation issues shares of Common Stock as a dividend or distribution on the outstanding shares of Common Stock which, as provided in this Subparagraph (i), would otherwise call for an adjustment in the Conversion Rate, the Corporation issues shares of Common Stock as a dividend or distribution on the outstanding shares of Series A Preferred Stock equivalent to the number of shares distributable on the shares of Common Stock into which the shares of Series A Preferred Stock is then convertible.

                 (ii)No adjustment in  the  Conversion  Rate shall be
              required unless the adjustment would require an increase or decrease in the Conversion Rate by more than one percent, but any adjustments not required to be made by reason of this Subparagraph shall be carried forward cumulatively and taken into account in any subsequent adjustments. All calculations under this Paragraph (e) shall be made to the nearest one-tenth of one percent.

                (iii)In case  of  any  reclassification of the Common
              Stock (other than a subdivision or combination of outstanding shares of Common Stock for which adjustment is provided in Subparagraph (i) above), or a consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or a merger in which the Corporation is the continuing Corporation's Common Stock are not changed into or exchanged for stock or other securities of any other person or cash or any other property as a result of or in connection with such consolidation or merger) or a sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other business organization, or a statutory share exchange in which all shares of Common Stock or any series or class of Common Stock are exchanged for shares of another corporation or other entity, each share of Series A Preferred Stock shall, after such reclassification, consolidation, merger, sale or exchange and upon the terms and conditions specified in this Subsection (5), be convertible into or represent the right to receive the number of shares of stock or other securities or property (including cash) to which the shares of Common Stock deliverable (at the time of such reclassifi-cation, consolidation, merger, sale or exchange) upon conversion thereof would have been entitled upon such reclassification, consolidation, merger, sale or exchange, if the conversion of the Series A Preferred Stock into Common Stock had taken place immediately before that event; and in any case, if necessary, the provisions set forth in this Subparagraph (iii) with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property (including cash) thereafter deliverable upon conversion of shares of Series A Preferred Stock.

                (iv)Whenever the Conversion Rate is adjusted as provided in this Paragraph (e):

                (A) The Corporation shall compute the adjusted Conversion Rate in accordance with this Paragraph (e) and shall prepare a certificate signed by the setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and the certificate shall promptly be filed with the transfer agent for the Series A Preferred Stock, but such transfer agent shall have no duty with respect to any such certificate filed with it except to keep the same on file and available for inspection during reasonable hours; and

                (B)The Corporation shall cause to be mailed to each holder of shares of Series A Preferred Stock at his then registered address by first-class mail, postage prepaid, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

                (v) Without limiting the obligation of the Corporation to give the notices provided in Sub-paragraph (iv), the failure of the Corporation to give such notice shall not invalidate any corporate action by the Corporation.

               (f)The Corporation shall at all times reserve and keep available, free from preemptive rights for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding.

              (g)The Corporation is not obligated to pay any tax payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and the Corporation is not obligated to make any such issue or delivery unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has such tax has been paid.

              (h) In the event that:

                 (i)the Corporation declares a dividend  or any other
              distribution on its Common Stock, payable otherwise than in cash out of surplus; or

                 (ii)the Corporation grants to all the holders of its
              Common Stock rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or

                (iii)any  reclassification,  consolidation,   merger,
              sale  or exchange of the type described in Subparagraph
              (iii) of Paragraph (e) occurs; or

                (iv)the   voluntary   or   involuntary   dissolution,
              exchange, liquidation or winding up of the Corporation occurs;

           the Corporation shall cause to be mailed to the holders of record of the Series A Preferred Stock at least 20 days before the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or
           (y) the date on which such reclassification, consolidation, merger, sale, exchange, dissolution, liquidation or winding up is expected to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, exchange, dissolution, liquidation or winding up. Failure to give such notice, or any defect dividend, distribution, reclassification, consolidation, merger, sale, exchange, dissolution, liquidation or winding up.

            (6)Voting.

           (a)Except as otherwise expressly required by applicable law or by the terms of this Section E, the holders of shares of the Series A Preferred Stock are not entitled to any vote on any matter, including but not limited to any merger, consolidation or transfer of assets, or statutory share exchange, and to no notice of any meeting of shareholders of the Corporation.

           (b)Except as otherwise provided herein, whenever the vote, approval or other action of holders of shares of the Series A Preferred Stock is required or permitted by applicable law or by the terms of this Section E, each share is entitled to one vote and the affirmative vote of a majority of shares of Series A Preferred Stock present or represented at the meeting at which a quorum is present is sufficient to constitute such vote, approval or other action.

           (c)If, at any time, the Corporation falls in arrears in the payment of dividends on the Series A Preferred Stock for two consecutive quarterly dividend periods, the number of directors constituting the full board of directors of the Corporation shall be automatically increased by two and the holders of Series A Preferred Stock, voting separately as a single class, shall be entitled to elect two directors of the Corporation to fill the two newly created directorships, at a special meeting called for that purpose in accordance with Paragraph (f) and thereafter at each meeting of the shareholders held for the purpose of electing directors, so long as there continues to be any arrearage in the payment of dividends on the Series A Preferred Stock for any past quarterly dividend period or of interest on such accumulated and unpaid dividends.
            A Preferred Stock for all past quarterly dividend periods, and interest thereon, have been paid in full, the right of the holders of Series A Preferred Stock to elect directors shall cease (subject to revesting from time to time as provided in Paragraph (c)), the number of directors of the Corporation shall be automatically reduced by two and the term of office of all directors elected by the holders of the Series A Preferred Stock shall immediately terminate.

           (e)A director elected by the holders of Series A Preferred Stock shall hold office until the annual meeting next succeeding his election or until his successor, if any, is elected by such holders. A director so elected may be removed at any time with or without cause but only by the vote of holders of the Series A Preferred Stock at a meeting duly called for that purpose. So long as the holders of the Series A Preferred Stock have the right to elect two directors, any vacancy in the office of a director elected by those holders may be filled by the remaining director so elected or by the vote of the holders of Series A Preferred Stock at any annual meeting or any special meeting called for the purpose.

            (f)At any time when the power to elect directors vests in the holders of the Series A Preferred Stock, a proper officer of the Corporation shall, on the written request of record holders of at least 20 percent of the number of shares of Series A Preferred Stock then outstanding, addressed to the secretary of the Corporation at its principal office, call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing directors. The meeting must be held at the earliest practicable date, not later than 45 days after receipt of the written request (subject to compliance with applicable proxy rules and rules of the American Stock Exchange), in the city in which the last preceding annual meeting of the shareholders of the Corporation was held, but may be held at the time and place of the annual meeting if the annual elect directors first vests in the holders of the Series A Preferred Stock. If the proper officer of the Corporation does not call the meeting within the required time, then the holders of record of 20 percent of the number of shares of Series A Preferred Stock then outstanding may, by written notice to the secretary of the Corporation at its principal office, designate any person to call such meeting, and the person so designated may call such meeting in the city above provided upon not fewer than 30 nor more than 45 days notice and for that purpose shall have access to the stock books of the Corporation. At any meeting so called for the election of directors by holders of the Series A Preferred Stock or at any annual meeting held while the holders of Series A Preferred Stock have the right to elect directors, holders of a majority of the shares of Series A Preferred Stock then outstanding is sufficient to constitute a quorum for the purpose of electing directors at such a meeting. If at any such meeting a quorum of the Series A Preferred Stock is not present, the election of directors shall not take place, and the meeting shall be adjourned from time to time for periods not exceeding 30 days until a quorum is obtained.

             (g)Approval of the holders of the Series A Preferred Stock, voting separately as a single class by a favorable vote of at least two-thirds of the number of shares of Series A Preferred Stock then outstanding, is required to adopt any proposed amendment to these Articles of Incorporation (including but not limited to any amendment adopted by resolution of the Board of Directors pursuant to
            Article III of these Articles of Incorporation) if the proposed amendment would affect shares of the Series A Preferred Stock in any one or more of the following ways:

               (i)Create or authorize any class or series of stock ranking senior to or on a parity with the Series A Preferred Stock in respect of dividends or distribution of assets on liquidation or otherwise alter or abolish the liquidation preferences or any other preferential right of

              (ii)Reduce the redemption price or otherwise alter or abolish any right with respect to redemption of the Series A Preferred Stock expressly provided by this Section E.

              (iii)Alter or abolish any right of such shares expressly provided by this Section E to receive dividends or interest thereon except as such right may be affected by dividend rights of new shares being authorized of another class or series of shares ranking on a parity with or junior to the Series A Preferred Stock.

              (iv)Alter or abolish any right of holders of shares of the Series A Preferred Stock under this Section E to convert such shares into shares of Common Stock.

              (v)Exclude, change or limit any voting rights of the Series A Preferred Stock conferred by this Section E.

           (h)Approval of the holders of the Series A Preferred Stock, voting separately as a single class by a favorable vote of at least two-thirds of the number of shares of Series A Preferred Stock then outstanding, is required to adopt any merger, consolidation, statutory share exchange or sale of all, or substantially all, of the assets of the Corporation or any of its banking subsidiaries unless either
            (i) the holders of the Series A Preferred Stock will receive in exchange for the Series A Preferred Stock a security with terms substantially identical to the terms of the Series A Preferred Stock, or (ii) provision is made for the complete redemption in cash of the Series A Preferred Stock on the date of consummation of such transaction and the Series A Preferred Stock may be redeemed at such time under these Articles of Incorporation.

            (7)Liquidation Rights.

            (a)Upon the dissolution, liquidation or winding up of the Stock shall be entitled to receive upon liquidation and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution may be made on the Common Stock or on any other Junior Securities, the amount of $14.25 per share, plus a sum equal to all accrued and unpaid dividends (whether or not earned or declared) on such shares, and accrued interest thereon, if any, to the date of final distribution.

            (b)Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Subsection (7).

            (c)Upon payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts provided for in this Subsection (7), the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

             (d)If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled under Paragraph (a) of this Subsection
            (7), no such distribution may be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts are paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon dissolution, liquidation or winding up.
         class or classes of the Corporation shall be deemed to rank:

             (a)prior to the shares of Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes are entitled under these Articles of Incorporation to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

            (b)on a parity with shares of Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of Series A Preferred Stock, if the holders of such class or classes are entitled under these Articles of Incorporation to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective liquidation preferences, without preference or priority, one over the other, as between the holders of such class or classes and the holders of shares of Series A Preferred Stock; and

             (c)junior to shares of Series A Preferred Stock,  either
            as to dividends or upon liquidation, if such class or classes are Common Stock or if the holders of shares of Series A Preferred Stock are entitled under these Articles of Incorporation to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

            (9)No  Preemptive  Rights.   Holders of shares of  Series  A
         Preferred Stock have no preemptive rights.

         3. Except as amended by these Articles of Amendment, the force and effect.

         IN WITNESS WHEREOF, the undersigned President and Secretary have executed these Articles of Amendment on ________, 1995 at Lafayette, Louisiana.



                              MidSouth Bancorp, Inc.


                              By:
                                C. R. Cloutier, President


                              By:
                                Karen L. Hail, Secretary

                        ACKNOWLEDGMENT


       STATE OF LOUISIANA

       PARISH OF LAFAYETTE

              BEFORE ME, the undersigned authority personally came and appeared C. R. Cloutier and Karen L. Hail to me known to be the persons who signed the foregoing instrument as President and Secretary, respectively, of MidSouth Bancorp, Inc. and who, having been duly sworn, acknowledged and declared, in the presence of the witnesses whose names are subscribed below, that they signed that instrument as their free act and deed for the purposes mentioned therein.

                              IN    WITNESS   WHEREOF,   the
       appearers and witnesses and I have signed below on this ______ day of ________, 1995.

       WITNESSES:



       ______________________________       _____________________________
                                C. R. Cloutier, President


       ______________________________


       ______________________________        ____________________________
                              Karen L. Hail, Secretary


       ______________________________


                 ________________________________________
                        NOTARY PUBLIC

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS



          Item 20.Indemnification of Directors and Officers

               Section 83 of the Louisiana Business Corporation Law ("LBCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

               Section 10 of MidSouth's by-laws provides for mandatory indemnification for current and former directors and officers except to the extent that the director or officer fails to meet the Standard of Conduct, as defined in the bylaws. MidSouth's Articles of Incorporation permit MidSouth to enter into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law, but no such contracts have been entered into.

          Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

               The  following  Exhibits  are  filed   as   part   of   this
          Registration Statement:

             Exhibit No.Description

               2.1    Agreement and Plan of Merger*

               2.2 Resolutions of MidSouth and MidSouth Bank waiving the provisions in Section 7.1(C) of the Plan and
                      extending  the  deadline   for  consummation  of  the
                      Mergers.
                                                             AJC\001S-4\103
             Exhibit No.     Description

               2.3    Resolutions of Sugarland and  the  Bank  waiving  the
                      provisions   in   Section  7.1(C)  of  the  Plan  and
                      extending  the  deadline   for  consummation  of  the
                      Mergers.

               3.1 Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc. are included as Exhibit 3.1 to MidSouth's Annual Report on Form 10-K for the Year Ended December 3l, l993, Commission File No. 1-11826, received March 31, 1994, and is incorporated herein by reference.

               3.2 Amended and Restated By-laws of MidSouth Bancorp, Inc. and amendment thereto adopted by the Board of Directors of MidSouth on April 12, 1995.

               4.l MidSouth agrees to furnish to the Commission on request a copy of the instruments defining the rights of the holder of its long-term debt, which debt does not exceed l0% of the total consolidated assets of MidSouth.

               4.2 Form of Amendment to Articles of Incorporation Defining Rights of Holders of MidSouth Cumulative, Convertible Preferred Stock, Series A, included in
                      Exhibit 2.1.


               5      Opinion of Correro, Fishman & Casteix, L.L.P.*

               8 Opinion of Deloitte & Touche LLP independent public accountants as to certain tax matters.

               10.1 MidSouth National Bank Lease Agreement with Southwest Bank Building Limited Partnership is included as
                      Exhibit 10.7 to MidSouth's Annual Report on Form 10-K for the Year Ended December 31, 1992, Commission File No. 1-11826, received March 30, 1993, and is incorporated herein by reference.

               10.2 First Amendment to Lease between MBL Life Assurance Corporation, successor in interest to Southwest Bank Building Limited Partnership in Commendam, and MidSouth National Bank, included as Exhibit l0.2 to MidSouth's Annual Report on Form l0K-SB for the Year Ended December 31, l994, Commission File No. 1-11826, received March 24, 1995, and incorporated herein by reference.

               10.3 Amended and Restated Deferred Compensation Plan and Trust is included as Exhibit 10.3 to MidSouth's Annual Report on Form 10-K for the year ended December 31, 1992, Commission File No. 1-11826, received March 30, 1993, and is incorporated herein by reference.

             Exhibit No.     Description

               10.4   Employment Agreements  with  C. R. Cloutier and Karen
                      L. Hail are included as Exhibit 5(c) to MidSouth's Form l-A filed September 27, 1991, Commission File No. 24-1813-FW, received September 27, 1991, and are incorporated herein by reference.

               13.1 MidSouth's Annual Report to Shareholders for the Year Ended December 31, 1994.

               13.2 MidSouth's Quarterly Report to Shareholders for the Quarter Ended March 31, 1995 is included in MidSouth's Quarterly Report on Form 10-QSB for the Quarter Ended March 31, 1995, Commission File No. 1-11826, received May 15, 1995, and is incorporated herein by reference.

               23.1   Consent of Deloitte & Touche LLP.

               23.2   Consent of Mixon, Roy, Metz & Mixon.

               23.3   Consent  of  Correro,  Fishman  &   Casteix,  L.L.P.,
                      included in Exhibit 5.*

               23.4   Consent of Chaffe & Associates, Inc.*

               24     Powers of Attorney of Directors of MidSouth  Bancorp,
                      Inc.*

               99.1   Form of Proxy of Sugarland Bancshares, Inc.

               99.2   Form of Proxy of MidSouth Bancshares, Inc.

              ____________________

          *Previously filed.

          (b)  Financial Statement Schedules

               None

          Item 22.  Undertakings

               The undersigned Registrant hereby undertakes as follows:

                   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any acts or events which, together or individually, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed material information on the Plan.

                   (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

                   (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                   (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                   (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                   (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                   (7) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 20 of this Registration Statement, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on the 31st day of May, 1995.


                                        MIDSOUTH BANCORP, INC.

                                        BY:________________________________
                                            C. R. CLOUTIER
                                            President, Chief Executive
                                            Officer and Director

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                Title                            Date
                                       President, Chief Executive    May 31, 1995
              C.R. Cloutier            Officer and Director

          /s/ J. B. Hargroder*         Director                      May 31, 1995
             J. B. Hargroder

          /s/ Milton B. Kidd, Jr.*     Director                      May 31, 1995
           Milton B. Kidd, Jr.

          /s/ William M. Simmons*      Director                      May 31, 1995
            William M. Simmons

          /s/ James R. Davis*          Director                      May 31, 1995
              James R. Davis

          /s/ Robert B. Keaty*         Director                      May 31, 1995
             Robert B. Keaty

          /s/ Clayton P. Hilliard*     Director                      May 31, 1995
           Clayton P. Hilliard

          /s/ Will G. Charbonnet, Sr.* Director                      May 31, 1995
          Will G. Charbonnet, Sr.

                                       Chief Financial               May 31, 1995
              Karen L. Hail            Officer and Director

                                       Controller                    May 31, 1995
              Teri S. Stelly

          *By:
               C.R. Cloutier, Attorney-in-Fact

          Date:  May 31, 1995

                                 EXHIBIT INDEX


            2.1     Agreement and Plan of Merger.*

            2.2 Resolutions of MidSouth and MidSouth Bank waiving the provisions in Section 7.1(C) of the Plan and extending the deadline for consummation of the Mergers

            2.3 Resolutions of Sugarland and the Bank waiving the provisions in Section 7.1(C) of the Plan and extending the deadline for consummation of the Mergers.

            3.1 Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc. are included as Exhibit 3.1 to MidSouth's Annual Report on Form 10-K for the Year Ended December 31, 1993, Commission File No. 1-11826, received March 31, 1994, and is incorporated herein by reference.

            3.2 Amended and Restated By-laws of MidSouth Bancorp, Inc. and amendment thereto adopted by the Board of Directors of MidSouth on April 12, 1995.

            4.1 MidSouth agrees to furnish to the Commission on request a copy of the instruments defining the rights of the holder of its long-term debt, which debt does not exceed 10% of the total consolidated assets of MidSouth.

            4.2 Form of Amendment to Articles of Incorporation Defining Rights of Holders of MidSouth Cumulative Convertible Preferred Stock Series A, included in
                    Exhibit 2.1.

             5      Opinion of Correro, Fishman & Casteix, L.L.P.*

             8 Opinion of Deloitte & Touche LLP, independent public accountants as to certain tax matters.

            10.1 MidSouth National Bank Lease Agreement with Southwest Bank Building Limited Partnership is included as Exhibit l0.7 to MidSouth's Annual Report on Form l0-K for the Year Ended December 3l, l992, Commission File No. 1-11826, received March 30, 1993, and is incorporated herein by reference.

            10.2 First Amendment to Lease between MBL Life Assurance Corporation, successor in interest to Southwest Bank Building Limited Partnership in Commendam, and MidSouth National Bank, included as Exhibit 10.2 to MidSouth's Annual Report on Form l0K-SB for the Year Ended December 3l, l994, Commission File No. 1-11826, received March 24, 1995, and is incorporated herein by reference.

            10.3 Amended and Restated Deferred Compensation Plan and Trust is included as Exhibit l0.3 to MidSouth's
                    Annual Report on Form l0-K for the Year Ended December 3l, l992, Commission File No. 1-11826, received March 30, 1993, and is incorporated herein by reference.

            10.4    Employment  Agreements with C. R. Cloutier and Karen
                    L. Hail are included as Exhibit 5(c) to MidSouth's Form l-A, Commission File No. 24-1813-FW, received September 27, 1991, and are incorporated herein by reference.

            13.1 MidSouth's Annual Report to Shareholders for the Year Ended December 31, 1994.

            13.2 MidSouth's Quarterly Report to Shareholders for the Quarter Ended March 31, 1995 is included in MidSouth's Quarterly Report on Form 10-QSB for the Quarter Ended March 31, 1995, Commission File No. 1-11826, received May 15, 1995, and is incorporated herein by reference.

            23.1    Consent of Deloitte & Touche LLP.

            23.2    Consent of Mixon, Roy, Metz & Mixon.

            23.3 Consent of Correro, Fishman & Casteix, L.L.P., included in Exhibit 5.

            23.4    Consent of Chaffe & Associates, Inc.*

             24     Powers of Attorney of Directors of MidSouth Bancorp,
                    Inc.*

            99.1    Form of Proxy of Sugarland Bancshares, Inc.

            99.2    Form of Proxy of MidSouth Bancorp, Inc.


          ________________

          *Previously filed